AGREEMENT AND PLAN OF MERGER
by and among
REDPATH INTEGRATED PATHOLOGY, INC.,
PDI, INC.,
INTERPACE DIAGNOSTICS, LLC,
REDPATH ACQUISITION SUB, INC.
and
REDPATH EQUITYHOLDER REPRESENTATIVE, LLC
as

EQUITYHOLDER REPRESENTATIVE,
October 31, 2014

A/75954142.7
#29134459 v11

Page

ARTICLE I DEFINITIONS 1
1.1Certain Definitions 1
1.2Other Definitional and Interpretive Matters. 15
ARTICLE II THE MERGER 16
2.1The Merger 16
2.2Closing and Effective Time 16
2.3Effect of the Merger 17
2.4Certificate of Incorporation; Bylaws. 17
2.5Directors and Officers 17
2.6Merger Consideration; Effect on Company Capital Stock; Merger Sub Capital Stock. 17
ARTICLE III MERGER CONSIDERATION; FUTURE PAYMENTS; ADJUSTMENTS18
3.1Initial Merger Consideration 18
3.2Milestones and Royalties 19
3.3Payment of Merger Consideration. 19
3.4Initial Purchase Price Adjustment. 21
3.5Company Options; Company Option Plans. 23
3.6Withholding 23
3.7Dissenting Shares. 23
3.8Limitation of PDI Common Stock; Exemption from Registration 24
3.9Survival of Payment Obligations 24
3.10Closure Stock Transfer Books 25
ARTICLE IV REPRESENTATIONS AND WARRANTIES RELATING TO THE BUSINESS 25
4.1Organization and Good Standing 25
4.2Authorization of Agreement 25
4.3Conflicts; Consents of Third Parties. 26
4.4Capitalization of the Company. 26
4.5Subsidiaries; Equity Investments 28
4.6Corporate Records. 28
4.7Financial Statements. 28
4.8No Undisclosed Liabilities 29

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4.9Absence of Certain Developments 29
4.10Taxes. 29
4.11Real Property. 31
4.12Tangible Personal Property. 31
4.13Intellectual Property. 32
4.14Material Contracts. 34
4.15Employee Benefits Plans. 36
4.16Labor. 38
4.17Litigation 39
4.18Compliance with Laws; Regulatory Matters. 40
4.19Permits 42
4.20Environmental Matters. 42
4.21Related Party Transactions 43
4.22Insurance 43
4.23Financial Advisors 44
4.24No Other Representations or Warranties. 44
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PDI, PARENT AND MERGER SUB 44
5.1Organization and Good Standing of PDI, Parent and Merger Sub 44
5.2Authorization of Agreement 44
5.3Conflicts; Consents of Third Parties. 45
5.4Financial Advisors 45
5.5Litigation 46
5.6PDI SEC Documents. 46
5.7PDI Common Stock 47
5.8Capitalization of PDI. 47
5.9No Other Representations or Warranties 48
ARTICLE VI COVENANTS 48
6.1Access to Information; Confidentiality 48
6.2Conduct of the Business Pending the Closing. 49
6.3Third Party Consents 52
6.4Governmental Consents and Approvals. 52

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6.5Further Assurances 53
6.6Publicity. 53
6.7Notification of Certain Matters 54
6.8Tax Matters. 54
6.9Update of Company Schedules 56
6.10Indemnification of Directors and Officers; Insurance. 56
6.11Exclusivity 57
6.12Written Consent; Board Recommendation 57
6.13Termination of Agreements and Company Option Plans 57
6.14Termination of Certain Employees 57
6.15PDI Observer and Board Rights 57
6.16PDI Common Stock as Merger Consideration 58
6.17Information Statement 58
6.18Contingent Consideration 59
6.19DOJ Settlement Payments 59
ARTICLE VII CONDITIONS TO CLOSING 59
7.1Conditions Precedent to Obligations of PDI, Parent and Merger Sub 59
7.2Conditions Precedent to Obligations of the Company 61
ARTICLE VIII INDEMNIFICATION 62
8.1Survival of Representations, Warranties and Covenants 62
8.2Indemnification. 63
8.3Indemnification Procedures. 64
8.4Limitations on Indemnification. 66
8.5Set-off 67
8.6Payment of Claims 68
8.7Tax Treatment of Indemnity Payments 68
8.8Sole and Exclusive Remedy 69
ARTICLE IX TERMINATION 69
9.1Termination of Agreement 69
9.2Procedure Upon Termination 70
9.3Effect of Termination 70
ARTICLE X MISCELLANEOUS 70

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10.1Expenses 70
10.2Equityholder Representative. 70
10.3Specific Performance 74
10.4Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial. 74
10.5Entire Agreement; Amendments and Waivers 75
10.6Governing Law 75
10.7Notices 75
10.8Severability 76
10.9Binding Effect; Assignment 76
10.10Non-Recourse 77
10.11Counterparts 77

Exhibits
Exhibit A – Written Consent of the Stockholders
Exhibit B – Form of Certificate of Incorporation of the Surviving Corporation
Exhibit C – Form of Contingent Consideration Agreement
Exhibit D – Form of Letter of Transmittal
Exhibit E – Form of Option Cancellation Agreement
Exhibit F – Form of Working Capital Statement
Exhibit G – Form of Adjusted Working Capital Statement
Exhibit H – Form of Employment Agreement
Exhibit I – Form of Restrictive Covenant Agreement
Exhibit J – Form of Subordinated Note
Exhibit K – Form of Guaranty Agreement
Exhibit L – Form of Security Documents

[Exhibits C, D, J, K and L have been omitted as certain of these have been separately filed as exhibits to the Form 8-K.]

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of October 31, 2014 (this ”Agreement”), by and among (i) PDI, Inc., a Delaware corporation (“PDI”), (ii) Interpace Diagnostics, LLC, a Delaware limited liability company (“Parent”), (ii) RedPath Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), (iii) RedPath Integrated Pathology, Inc., a Delaware corporation (the “Company”), and (iv) RedPath Equityholder Representative, LLC, a Delaware limited liability company, solely in its capacity as Equityholder Representative (the ”Equityholder Representative”).
RECITALS
WHEREAS, Parent, Merger Sub and the Company intend to effectuate a merger (the ”Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware, as amended (the “DGCL”), with the Company to be the surviving corporation of the Merger.
WHEREAS, the board of directors of the Company (the “Board”) has (i) determined that the Merger is fair to, and in the best interests of, the Company and the Stockholders, (ii) adopted and approved this Agreement, the Merger and the other Transactions, and (iii) recommended that the Stockholders adopt and approve this Agreement, the Merger and the Transactions (collectively, the “Company Board Approval”).
WHEREAS, the respective boards of directors or sole member of each of PDI, Parent and Merger Sub have approved this Agreement, the Merger and the other Transactions, and determined that this Agreement, the Merger and the other Transactions are fair to, and in the best interests of, each such company and its respective stockholders as applicable.
WHEREAS, within two (2) Business Days following the execution of this Agreement, the Stockholders will have executed and delivered a written consent substantially in the form attached hereto as Exhibit A, which shall, among other things, approve this Agreement and the Transactions, including the Merger (“Written Consent”).
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
1.1    Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
“Accredited Investor” has the meaning set forth in Rule 501 of Regulation D promulgated under the Securities Act.
“Actual Adjusted Working Capital” is defined in Section 3.4(b)(ii).
“Adjusted Working Capital” means Working Capital, minus Closing Indebtedness, minus Unpaid Company Transaction Expenses, each as set forth on Exhibit G and calculated in accordance with GAAP except as specified otherwise on Exhibit G.
“Adjusted Working Capital Excess” is defined in Section 3.4(b)(iv).
“Adjusted Working Capital Shortfall” is defined in Section 3.4(b)(iv).
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” is defined in the Preamble.
“Arbiter” is defined in Section 3.4(b)(iii).
“Balance Sheet” is defined in Section 4.7(a).
“Balance Sheet Date” is defined in Section 4.7(a).
“Board” is defined in the Recitals.
“Book-Entry Share” is defined in Section 2.6(c).
“Breach” is defined in Section 4.18(j).
“Business” means the business and operation of the Company as operated by the Company as of the Closing Date.
“Business Day” means any day of the year on which national banking institutions in Philadelphia, Pennsylvania, are open to the public for conducting business and are not required or authorized to close.

“Cap” is defined in Section 8.4(c).
“Certificate” is defined in Section 2.6(c).
“Certificate of Merger” is defined in Section 2.2.
“CLIA” means the Clinical Laboratory Improvement Amendments of 1988, as amended.
“Closing” is defined in Section 2.2.
“Closing Adjusted Working Capital” means the Estimated Adjusted Working Capital minus the Target Adjusted Working Capital.
“Closing Date” is defined in Section 2.2.
“Closing Date Adjusted Working Capital Statement” is defined in Section 3.4(b)(ii).
“Closing Indebtedness” means the Indebtedness of the Company as of immediately prior to the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” is defined in the Preamble.
“Company Board Approval” is defined in the Recitals.
“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock, collectively.
“Company Common Stock” means the common stock of the Company, par value $0.001 per share.
“Company Documents” is defined in Section 4.2.
“Company Employee Plans” is defined in Section 4.15(a).
“Company Fundamental Representations” is defined in Section 8.1.
“Company Intellectual Property” means any Intellectual Property owned by or exclusively licensed to the Company.
“Company Material Adverse Effect” means any change, event, effect or development that (i) has, or is reasonably likely to have, a material adverse effect on the business, financial condition or results of operations of the Company or the Business, or (ii) prevents or materially impedes the ability of the Company to consummate the Transactions; provided, however, that none of the following, or any change, event, circumstance or development resulting or arising from the following, shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:
(a)    changes in conditions in the United States or global economy or capital or financial markets generally (except to the extent that such changes affect the Company or the Business in a materially disproportionate manner as compared to other biotechnology companies that operate in the same industry segment as the Company);
(b)    general market or economic conditions in the pharmaceutical, biotechnology or diagnostics industries (except to the extent that such conditions affect the Company or the Business in a materially disproportionate manner as compared to other biotechnology companies that operate in the same industry segment as the Company);
(c)    the announcement or pendency of this Agreement or the Transactions (it being understood that this clause (c) shall not apply with respect to the representation set forth in Section 4.3(a), any public communication by PDI or Parent regarding this Agreement or the Transactions or any public communication by the Company that is permitted under this Agreement or is otherwise approved by PDI or Parent);
(d)    changes in GAAP or Law or the interpretation thereof (except to the extent that such changes affect the Company or the Business in a materially disproportionate manner as compared to other biotechnology companies that operate in the same industry segment as the Company); and
(e)    acts of war, armed hostilities, sabotage or terrorism (except to the extent that such acts affect the Company or the Business in a materially disproportionate manner as compared to other biotechnology companies that operate in the same industry segment as the Company).
“Company Option Plans” is defined in Section 3.5(a).
“Company Options” is defined in Section 4.4(b).
“Company Permits” is defined in Section 4.19.
“Company Preferred Stock” means the Series A Convertible Participating Preferred Stock and the Series B Convertible Participating Preferred Stock, collectively.
“Company Recommendation” is defined in Section 6.12.
“Company Schedules” is defined in Article IV.
“Confidential Information” is defined in Section 6.1.
“Consent” means any consent, approval, authorization, waiver, grant, franchise, concession, certificate, exemption, Order, registration, declaration, filing, report, notice or exception with, to or from any Person.

“Contingent Consideration Agreement” is defined in Section 3.2. “Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding or obligation, whether written or oral, provided that in the case of any such commitment or other arrangement, understanding or obligation, which commitment or other arrangement, understanding or obligation is legally binding and enforceable.
“Contractors” is defined in Section 4.16(c).
“Convertible Notes” means the 2013 Senior Subordinated Series C Secured Convertible Promissory Notes issued pursuant to that certain 2013 Series C Convertible Promissory Note Purchase Agreement, dated as of September 23, 2013, by and among the Company and the noteholder parties thereto, as amended on October 31, 2014.
“Copyrights” is defined in Section 4.13(a).
“Default” means, with respect to a Contract, Order, Law, Employee Benefit Plan, organizational document or other instrument or agreement, (i) a violation, breach or default, (ii) the occurrence of an event that (with or without the passage of time or the giving of notice or both) would constitute a violation, breach or default, or (iii) the occurrence of an event, that (with or without the passage of time or the giving of notice or both) would give rise to a right of damages, specific performance, termination, renegotiation or acceleration (including the acceleration of payment).
“DGCL” is defined in the Recitals.
“Dissenting Shares” is defined in Section 3.7(a).
“DOJ Settlement Agreement” means the Settlement Agreement dated January 28, 2013 by and between the Company and the U.S. Department of Justice.
“DOJ Settlement Shortfall” is defined in Section 8.5.
“Effective Time” is defined in Section 2.2.
“Employee Benefit Plan” is defined in Section 4.15(a).
“Employees” means all Persons employed by the Company on a full or part-time basis, whether on active status or on leaves of absence.
“Enforceability Exceptions” means (i) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.
“Environmental Costs and Liabilities” means, with respect to any Person, all Liabilities, Remedial Actions, losses, damages (including punitive damages and consequential damages), costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of or requirement under Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or otherwise, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order or agreement with any Governmental Body or other Person, which relates to any environmental, health or safety condition, violation of or requirement under Environmental Law or a Release or threatened Release of Hazardous Materials.
“Environmental Law” means any Law, as now or hereafter in effect, in any way relating to pollution, the protection of human health and safety, the environment, the preservation or restoration of natural resources, the environmental content of raw materials, constituents, compounds, goods or products, or the protection of worker health and safety, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Atomic Energy Act (42 U.S.C. § 2011 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and all similar Laws of any Governmental Body with jurisdiction over the Company and its Business, as each has been or may be amended.
“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Business.
“Equityholder” means, as applicable, (i) a Stockholder, or (ii) a holder of Convertible Notes issued by the Company if and to the extent that such holder is entitled to receive a portion of the Merger Consideration pursuant to, and in accordance with, this Agreement.
“Equityholder Indemnified Parties” is defined in Section 8.2(b).
“Equityholder Representative” is defined in the Preamble.
“Equityholder Representative Fund” is defined in Section 10.2(l).
“ERISA” is defined in Section 4.15(a).
“ERISA Affiliate” is defined in Section 4.15(a).
“Estimated Adjusted Working Capital” is defined in Section 3.4(a).
“Exchange Act” is defined in Section 4.14(a)(xi).
“Execution Date” is defined in Section 6.9.
“FDA” means the United States Food and Drug Administration.

“FDA Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.
“FDA Ethics Policy” is defined in Section 4.18(i).
“Financial Statements” is defined in Section 4.7(a).
“Future Payments” means the payments to be made pursuant to the Subordinated Note and the contingent payment obligations to be made by PDI or Parent, as applicable, pursuant to the terms and subject to the conditions of the Subordinated Note and the Contingent Consideration Agreement, respectively.
“Future Payment Allocation Schedule” is defined in Section 3.3(b).
“GAAP” means generally accepted accounting principles as applied in the United States, consistently applied and maintained throughout the applicable periods.
“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
“Guaranty Agreement” means the Guaranty Agreement executed and delivered by the Surviving Corporation to the Equityholder Representative pursuant to which the Surviving Corporation guarantees and agrees to become surety for the obligations and liabilities of PDI and the Parent under the Contingent Consideration Agreement and the Subordinated Note, in the form attached hereto as Exhibit K.
“Hazardous Material” means any chemical, substance, material or waste, whether solid, gaseous or liquid, that (a) is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, or (b) may pose a present or potential hazard to human health or the environment when improperly handled, Released, treated, stored, transported or otherwise managed, including source material, by-product material, and special nuclear material, mixed wastes, explosive, medical or biohazardous materials or wastes, petroleum and its by-products, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.
“Healthcare Laws” means all Laws, the primary purpose of which is the regulation of healthcare, applicable to the Company, including: (i) all Laws applicable to the operation of laboratories and the provision of laboratory services by the Company (including, but not limited to, CLIA); (ii) the Medicare statute (Title XVIII of the Social Security Act, 42 U.S.C. § 1395 et seq.), the Medicaid statute (Title XIX of the Social Security Act, 42 U.S.C. § 1396 et seq.), the federal TRICARE statute (10 U.S.C. § 1071 et seq.) and any other federal, state or local governmental healthcare programs; (iii) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); including, to the extent necessary for compliance with the federal Anti-Kickback Statute, the statutory exceptions and regulatory safe harbors (42 C.F.R. § 1001.952 et seq.), (iv) the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b); (v) the Ethics in Patient Referrals Act, as amended, the “Stark Law” (42 U.S.C. § 1395nn) including the statutory exceptions and regulatory exceptions (42 C.F.R. § 411.350 et seq.); (vi) the False Claims Act (31 U.S.C. § 3729 et seq.) and analogous state Laws; (vii) the False Statements Accountability Act (18 U.S.C. § 1001);

(viii) the Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.); (ix) any criminal Laws relating to healthcare, including, but not limited to those specified in 18 U.S.C. § 24 and 18 U.S.C. § 286 and 42 U.S.C. § 1320a-7b; (x) all Laws that govern federal healthcare programs (as defined in 42 U.S.C. § 1320a–7b(f)); (xi) HIPAA and HITECH, and all similar state and local Laws; and (xii) all applicable corporate practice of medicine, fee splitting, state anti-kickback or self-referral and reimbursement Laws applicable to the items and services that the Company provides.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, (42 U.S.C. §§ 1320d-1329d-9), and the regulations promulgated thereunder, including but not limited to the Standards for Privacy of Individually Identifiable Health Information, the Security Standards for the Protection of Electronic Protected Health Information, and the Breach Notification Rule (45 C.F.R. Parts 160, 162 and 164).
“HITECH” means the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009, Public Law 111-5, together with the regulations promulgated thereunder.
“Indebtedness” of any Person means, without duplication: (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for borrowed money, and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of the Company for Taxes of any Pre-Closing Tax Period, including any Taxes arising from payments made to holders of Company Options to the extent attributable to a Pre-Closing Tax Period; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
“Information Statement” is defined in Section 6.17.
“Initial Cash Purchase Price” is defined in Section 3.1(a).
“Initial Merger Consideration” is defined in Section 3.1.
“Initial Payment Allocation Schedule” is defined in Section 3.3(a)(i).

“Insurance Policies” is defined in Section 4.22.
“Intellectual Property” is defined in Section 4.13(a).
“Investors’ Agreement” means the Investors’ Agreement dated September 25, 2006 by and among the Company and certain Stockholders party thereto, as amended.
“IRS” means the Internal Revenue Service.
“Knowledge” (including any derivation thereof such as “known” or “knowing”) means the actual knowledge (i) after such inquiries as would be deemed reasonable and appropriate in the prudent management of the Business, of any of the officers of such Person and its subsidiaries, if such Person is an entity, and (ii) of such Person, if such Person is an individual.
“Law” means any foreign, federal, state, provincial or local law (including common law), statute, code, ordinance, rule, regulation or guidance having the binding effect of law, Order or other requirement of a Government Body.
“Leased Real Property” means all real property leased by the Company and described in the Real Property Leases.
“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Body.
“Letter of Transmittal” is defined in Section 3.3(a)(ii).
“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto, including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).
“Lien” means any lien, pledge, mortgage, deed of trust, security interest, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation on transfer whatsoever.
“Loss” or “Losses” means any and all Liabilities, encumbrances, Taxes, penalties, fines, settlements, or claims, including reasonable attorneys’, experts’ and accountants’ fees, expenses and disbursements and court costs in connection with any of the foregoing (including any costs of defense incurred by an Indemnified Party in the event it is required or entitled to defend a Third Party Claim under Section 8.3, incurred by a Person in connection with such fact, event or circumstance, including any such Loss Event), including any of the foregoing arising out of events, facts or circumstances that have occurred on or prior to the Closing Date, even though the Claim in connection with such events, facts or circumstances may not be filed or come to light until after the Closing Date.
“Loss Event” means any fact, event or circumstance which has resulted in or is reasonably likely to result in a Loss or a Third Party Claim.
“Material Contracts” is defined in Section 4.14(a).
“Merger” is defined in the Recitals.
“Merger Consideration” is defined in Section 2.6(a).
“Merger Sub” is defined in the Preamble.
“Nasdaq” means The Nasdaq Stock Market LLC.
“Observer” is defined in Section 6.15.
“Observer Right” is defined in Section 6.15.
“Option Cancellation Agreement” is defined in Section 3.5(b).
“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Business consistent with past practice.
“Parent” is defined in the Preamble.
“Parent Documents” is defined in Section 5.2.
“Parent Fundamental Representations” is defined in Section 8.1.
“Parent Indemnified Parties” is defined in Section 8.2(a).
“Parent Material Adverse Effect” means any change, event, effect or development that (i) has, or is reasonably likely to have, a material adverse effect on the business, financial condition or results of operations of PDI, Parent or Merger Sub, or (ii) prevents or materially impedes the ability of PDI, Parent or Merger Sub to consummate the Transactions; provided, however, that none of the following, or any change, event, circumstance or development resulting or arising from the following, shall constitute, or shall be considered in determining whether there has occurred, a Parent Material Adverse Effect:
(a)    changes in conditions in the United States or global economy or capital or financial markets generally (except to the extent that such changes affect PDI, Parent or their businesses in a materially disproportionate manner as compared to other biotechnology companies that operate in the same industry segment as PDI or Parent);

(b)    general market or economic conditions in the pharmaceutical or biotechnology industries (except to the extent that such conditions affect PDI, Parent or their businesses in a materially disproportionate manner as compared to other biotechnology companies that operate in the same industry segment as PDI or Parent);
(c)    changes in GAAP or Law or the interpretation thereof (except to the extent that such changes affect PDI, Parent or their businesses in a materially disproportionate manner as compared to other biotechnology companies that operate in the same industry segment as Parent); and
(d)    acts of war, armed hostilities, sabotage or terrorism (except to the extent that such acts affect PDI, Parent or their businesses in a materially disproportionate manner as compared to other biotechnology companies that operate in the same industry segment as PDI or Parent).
“Patents” is defined in Section 4.13(a).
“PDI” is defined in the Preamble.
“PDI Common Stock” means the common stock of PDI, par value $0.01 per share.
“PDI Common Stock Market Value” means the per share price of PDI Common Stock based upon the volume weighted average trading price of a share of PDI Common Stock for the five (5) day period ending as of the closing of Nasdaq on the earlier of (i) the date that shares of PDI Common Stock are issued pursuant to the Contingent Consideration Agreement, or (ii) the date of an event giving rise to a right to set-off under Section 8.5(a) of this Agreement against shares of PDI Common Stock to be issued pursuant to the Contingent Consideration Agreement (or if the dates referenced in clauses (i) or (ii) above are not a Business Day, the immediately preceding Business Day).
“PDI SEC Documents” is defined in Section 5.6(a).
“Permits” means any approvals, authorizations, consents, licenses, permits, exemptions or certificates of a Governmental Body.
“Permitted Exceptions” means (i) statutory liens for current Taxes, assessments or other governmental charges not yet due and payable; (ii) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the Business and that are not resulting from a Default by the Company of any Contract or Law; (iii) liens or other encumbrances set forth on Schedule 1.1; (iv) minor imperfections of title, none of which imperfections, individually or in the aggregate, materially detracts from the value of the affected properties, or materially impairs the use of the affected properties in the manner such properties currently are being used or materially impairs the operations of the Company; and (v) any restrictions on transfer imposed on the Shares under applicable federal and state securities laws.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
“Pre-Closing Tax Period” means any Tax Period (and that portion of any Straddle Period) ending on or before the Closing Date.
“Privacy Policies” is defined in Section 4.18(l).
“Proprietary Information” means at any date, any information of a Person, that is not already generally available to the public (unless such information has entered the public domain and become available to the public through fault on the part of the party to be charged hereunder), which constitute trade secrets, personally identifiable financial information, or personal health information under governing Law.
“Pro-Rata Merger Consideration Percentage” means the percentage of Merger Consideration allocated to an Equityholder as of the date of a claim for indemnification pursuant to Article VIII.
“Protected Health Information” is defined in Section 4.18(l).
“Real Property Leases” means all leases, subleases or occupancy agreements pursuant to which the Company leases, subleases, uses or occupies any real property.
“Related Documents” means the Company Documents, the Parent Documents and any other documents or agreements delivered together with or related to this Agreement, the Company Documents or the Parent Documents.
“Related Persons” is defined in Section 4.21.
“Release” means any release, spill, emission, leaking, pumping, poring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater, land surface or subsurface strata), or into or out of any property.
“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) respond to or correct a condition of noncompliance with Environmental Laws.
“Sarbanes-Oxley Act” is defined in Section 5.6(a).
“SEC” is defined in Section 5.6(a).
“Section 6.10 Indemnified Persons” is defined in Section 6.10(a).

“Securities Act” means the Securities Act of 1933, as amended.
“Security Documents” means (i) that certain Guarantee and Security Collateral Agreement, dated on or about the date hereof, by and among PDI, Inc., Group DCA, LLC, Interpace BioPharma, LLC, Interpace Diagnostics, LLC, JS Genetics, Inc., and RedPath Acquisition Sub, Inc., as grantors, and RedPath Equity Holder Representative, LLC, as lender; (ii) that certain Intellectual Property Security Agreement dated on or about the date hereof by PDI, Inc., Group DCA, LLC and Interpace Diagnostics, LLC in favor of Lender, in the form attached hereto as Exhibit L; and (iii) each other agreement or instrument pursuant to or in connection with a lien or security interest is granted to RedPath Equity Holder Representative, LLC as security for the obligations under the Subordinated Note.
“Series A Convertible Participating Preferred Stock” means the Series A Convertible Participating Preferred Stock of the Company, par value $0.001 per share.
“Series B Convertible Participating Preferred Stock” means the Series B Convertible Participating Preferred Stock of the Company, par value $0.001 per share.
“Shares” means the shares of the Company Capital Stock.
“Stock Consideration” means PDI Common Stock issued as Merger Consideration to the Equityholders pursuant to the terms and conditions of this Agreement.
“Stockholder Approval” means, promptly following the execution of this Agreement, the affirmative vote of the Stockholders necessary to approve this Agreement and the Merger in accordance with the applicable provisions of the Company’s organizational documents and the DGCL, which shall be evidenced by execution of the Written Consent.
“Stockholders” means the holders of the Shares.
“Straddle Period” means any Tax Period beginning before the Closing Date and ending after the Closing Date.
“Subordinated Note” means the Subordinated Note issued by PDI and the Parent to the Equityholder Representative on the Closing Date pursuant to the terms of this Agreement, in the form attached hereto as Exhibit J.
“Subordination Agreement” means that certain Subordination and Intercreditor Agreement, dated as of the date hereof, by and among SWK Funding LLC, as Senior Agent, RedPath Equityholder Representative, LLC, as Junior Lender, PDI, Inc., on behalf of itself and its subsidiaries and affiliates, and Interpace Diagnostics, LLC, on behalf of itself and its subsidiaries and affiliates.
“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company, PDI or the Parent, as the context requires, or (ii) the Company, PDI or the Parent, as the context requires, is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

“Surviving Corporation” is defined in Section 2.1.
“Target Adjusted Working Capital” means an amount equal to Zero Dollars ($0).
“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) any interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).
“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.
“Tax Claim” is defined in Section 6.8(c).
“Tax Contest” is defined in Section 6.8(b).
“Tax Period” means any period prescribed by any Taxing Authority for which a Tax Return is required to be filed or a Tax is required to be paid.
“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, including Form TD F 90-22.1, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of their Affiliates.
“Termination Date” is defined in Section 9.1(a).
“Third Party” means any Person other than PDI, Parent, Merger Sub, the Company, the Equityholder Representative, or an Affiliate of any of the foregoing.
“Third Party Claim” means any Claim asserted by a Third Party that is based on facts, events or circumstances that would result or would reasonably be likely to result in an Indemnified Party incurring a Loss which, assuming such Claim is bona fide, would be or would reasonably be likely to be an indemnifiable Losses under Article VIII.
“Threshold” is defined in Section 8.4(a).
“Trademarks” is defined in Section 4.13(a).
“Transactions” is defined in Section 2.2.
“Transfer Taxes” is defined in Section 6.8(d).

“Unpaid Company Transaction Expenses” means, except as otherwise expressly set forth in this Agreement, the aggregate amount of all documented out-of-pocket fees and expenses, reasonably incurred by or on behalf of and paid or to be paid by, the Company in connection with the process of consummating the Merger or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the Transactions, including (a) any transaction or other change of control bonuses (but excluding a pro-rated amount of performance bonuses that are accrued or awarded for calendar year 2014 prior to the Closing Date by the Company (such pro-rated amount beginning on the Business Day immediately following the Closing Date and ending on December 31, 2014), which are assumed by the Surviving Corporation and shall not be calculated as part of Adjusted Working Capital), (b) any fees and expenses associated with obtaining necessary or appropriate waivers, Consents or approvals of any Governmental Body or third parties on behalf of the Company at any time on or prior to the Closing, and (c) fees and expenses of counsel, accountants, and auditors; provided that, the definition of “Unpaid Company Transaction Expenses” shall not include any such fees, expenses, bonuses or payments that have been or are paid by the Company at or prior to the Closing.
“WARN” is defined in Section 4.16(e).
“Working Capital” means certain assets of the Company minus certain liabilities of the Company, each as set forth on Exhibit F and calculated in accordance with GAAP except as specified otherwise on Exhibit F.
“Written Consent” is defined in the Recitals.
1.2    Other Definitional and Interpretive Matters.
(a)    Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.
Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Each Exhibit and Schedule attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement. The Schedules are numbered to correspond to the various Sections and subsections of this Agreement setting forth certain exceptions to the representations and warranties contained in this Agreement and certain other information called for by this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
THE MERGER
2.1    The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent and the separate existence of Merger Sub shall cease. The surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.” At the Effective Time, “Interpace Diagnostics Corporation” shall be the name of the Surviving Corporation.
2.2    Closing and Effective Time. Subject to the terms and conditions set forth in this Agreement, the consummation (the “Closing”) of the Merger and the other transactions contemplated by this Agreement and the Related Documents (collectively, the “Transactions”) will take place as promptly as practicable, but no later than three (3) Business Days, following the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), remotely via the exchange of documents and signatures, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a properly completed and executed Certificate of Merger satisfying the requirements of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of acceptance by the Secretary of State of the State of Delaware of such filing being referred to herein as the “Effective Time”).
2.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights and property of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts and liabilities of the Company and Merger Sub shall become debts and liabilities of the Surviving Corporation.
2.4    Certificate of Incorporation; Bylaws.
(a)    At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety in the form set forth on Exhibit B until thereafter amended as provided by applicable Law and such Certificate of Incorporation.
(b)    At the Effective Time, the Bylaws of Merger Sub shall become the Bylaws of the Surviving Corporation until thereafter amended.
2.5    Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws. Prior to the Effective Time, the Company shall cause each member of the Board to execute and deliver a letter effectuating his or her resignation as a director of the Company upon the Effective Time.
2.6    Merger Consideration; Effect on Company Capital Stock; Merger Sub Capital Stock.
(a)    Merger Consideration. The maximum aggregate consideration in the Merger, payable or issuable, as applicable, by PDI, Parent and Merger Sub in accordance with terms and conditions set forth in this Agreement, including those set forth in Article III, to the Equityholders shall be: (i) Twelve Million Dollars ($12,000,000) in cash, subject to adjustment as set forth in Section 3.4 below, plus (ii) the Future Payments (collectively, the “Merger Consideration”).
(b)    Effect on Company Capital Stock and Convertible Notes. At the Effective Time, by virtue of the Merger and without any action on the part of PDI, Parent, Merger Sub, the Company or the Equityholders, each share of Company Common Stock, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) and each Convertible Note shall be converted into the right to receive its applicable portion of the Merger Consideration in each case, in amounts equal to the amounts contemplated by the provisions of the Convertible Notes and the Company’s governing documents, as in effect immediately prior to the Effective Time, governing distributions to Stockholders upon a liquidation of Company, upon the terms and subject to the conditions set forth in this Agreement, including the indemnification provisions set forth in Article VIII. In addition, by virtue of the Merger and without any action on the part of PDI, Parent, Merger Sub or the Company, upon execution and delivery of Letters of Transmittal by holders of Convertible Notes representing more than seventy-five percent (75%) of the outstanding principal balance of all Convertible Notes, each Convertible Note shall be cancelled and terminated and converted into the right to receive its applicable portion of the Merger Consideration in each case in amounts equal to the amounts contemplated by the provisions of the Convertible Notes as in effect immediately prior to the Effective time upon the terms and subject to the conditions set forth in this Agreement, including the indemnification provisions set forth in Article III.
(c)    Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of PDI, Parent, Merger Sub, the Company or the Equityholders, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. From and after the Effective Time, all shares of Company Capital Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest thereon, upon the surrender of such Certificate or Book-Entry Share in accordance with Section 3.3.
(d)    No Further Ownership Rights in Company Capital Stock. The Initial Merger Consideration paid to the Equityholder Representative (together with the rights to receive additional consideration pursuant to this Agreement, the Subordinated Note or the Contingent Consideration Agreement) upon the surrender for exchange of shares of Company Capital Stock and the Convertible Notes in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock and Convertible Notes, respectively, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock or Convertible Notes that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any stock certificates or Convertible Notes are presented to the Surviving Corporation for any reason, they shall be cancelled as provided in this Article II.
ARTICLE III

MERGER CONSIDERATION; FUTURE PAYMENTS; ADJUSTMENTS
3.1    Initial Merger Consideration. Subject to adjustment as provided in Section 3.4, the portion of the Merger Consideration to be delivered at the Closing by PDI and Parent to the Equityholder Representative for distribution to the Equityholders, shall be an amount in cash, in immediately available funds, equal to the sum of:
(a)    Twelve Million Dollars ($12,000,000) (the “Initial Cash Purchase Price”); plus

(b)    the Closing Adjusted Working Capital (which number may be negative).
The amount payable to the Equityholder Representative for distribution to the Equityholders pursuant to this Section 3.1 shall be referred to as the “Initial Merger Consideration.” Upon payment of the Initial Merger Consideration and delivery of the Subordinated Note, PDI, Parent, Merger Sub and the Surviving Corporation shall be fully released and discharged of any obligation with respect to any Equityholder, except for Future Payments (including payments and other obligations under the Subordinated Note and the Security Documents), obligations under Section 3.4, indemnification obligations under Article VIII, if any, and covenants and agreements of PDI, Parent, Merger Sub and the Surviving Corporation that survive the Effective Time, including, without limitation obligations, covenants and agreements under the Contingent Consideration Agreement, the Subordinated Note, the Subordination Agreement and the Security Documents.
3.2    Milestones and Royalties. PDI or Parent (as applicable) shall deliver the Future Payments on the terms and subject to the conditions of the Contingent Consideration Agreement in substantially the form attached hereto as Exhibit C (the “Contingent Consideration Agreement”).
3.3    Payment of Merger Consideration.
(a)    Initial Payment.
(i)    Not later than two (2) Business Days prior to the Closing Date, the Company shall provide Parent and the Equityholder Representative with a payment schedule (the “Initial Payment Allocation Schedule”) which sets forth an illustrative allocation of the Initial Merger Consideration payable at the Closing among the Equityholders. The Initial Payment Allocation Schedule has been (and any update thereof will be), prepared by the Company in accordance with the Certificate of Incorporation of the Company, the terms and conditions of this Agreement, the terms and conditions of any Convertible Note and all agreements related thereto, each as in effect immediately prior to the Closing.
(ii)    As soon as practicable following the execution of this Agreement, the Company shall deliver to each Stockholder and holder of Convertible Notes a Letter of Transmittal in substantially the form attached hereto as Exhibit D (each, a “Letter of Transmittal”). Following the receipt by the Equityholder Representative of a duly completed and executed Letter of Transmittal from a Stockholder or holder of Convertible Notes in form and substance reasonably acceptable to Parent relating to the Company Capital Stock cancelled by such Letter of Transmittal together with (A) the surrender of the certificates relating to the Company Capital Stock, or Convertible Note relating to any outstanding balance, cancelled by such Letter of Transmittal or (B) an affidavit of lost stock certificate in form and substance reasonably acceptable to Parent relating to the Company Capital Stock cancelled by such Letter of Transmittal, but in no event later than three (3) Business Days following receipt by Equityholder Representative of such Letter of Transmittal (provided that no such payment shall be due prior to the Effective Time), the Equityholder Representative shall deliver to such Stockholder or holder of Convertible Notes and such Stockholder or holder of Convertible Notes shall be entitled to receive, in exchange therefore, such portion of the Merger Consideration to which such Stockholder or holder of Convertible Notes is entitled in accordance with the Initial Payment Allocation Schedule and any Future Payment

Allocation Schedule relating to the Shares or outstanding balance which are the subject of such Letter of Transmittal.
(iii)    Simultaneously with the Closing, PDI or Parent will deliver (or caused to be delivered) to the Equityholder Representative, for the benefit of and for distribution to the Equityholders, the Initial Merger Consideration, as adjusted pursuant to this Article III.
For purposes of clarity, the aggregate amount payable to the Equityholder Representative for distribution to the Equityholders at the Closing shall not exceed the Initial Merger Consideration, as adjusted pursuant to this Article III.
(b)    Future Payments. Not later than two (2) Business Days prior to the Closing Date, the Company shall provide Parent and the Equityholder Representative with a draft payment schedule (the “Future Payment Allocation Schedule”) which sets forth an illustrative allocation of each Future Payment among the Equityholders. The Future Payment Allocation Schedule delivered prior to Closing shall be (and any update thereof will be), prepared by the Company in accordance with the Certificate of Incorporation of the Company, the terms and conditions of this Agreement, the terms and conditions of any Convertible Note and all agreements related thereto, each as in effect immediately prior to the Closing. As soon as practicable following the earlier of (i) thirty (30) days prior to the date that the first payment is due under the Subordinated Note, or (ii) the occurrence of an event triggering payment pursuant to the terms and conditions of the Contingent Consideration Agreement, the Equityholder Representative shall deliver an updated Future Payment Allocation Schedule to PDI and Parent, substantially similar in form to the initial Future Payment Allocation Schedule, which sets forth an updated calculation and allocation of each Future Payment. Each Future Payment Allocation Schedule will be prepared in accordance with the provisions of the Certificate of Incorporation of the Company, the terms and conditions of this Agreement, the terms and conditions of the Convertible Notes and all agreements related thereto, each as in effect immediately prior to the Closing. At such time as each Future Payment is due and payable pursuant to the terms and conditions of the Contingent Consideration Agreement and the Future Payment Allocation Schedule that is applicable to such Future Payment has been delivered, PDI or Parent (as applicable) shall deliver such Future Payment to the Equityholder Representative for distribution to the Equityholders in accordance with such Future Payment Allocation Schedule. Upon payment of each Future Payment, PDI, Parent, Merger Sub and the Surviving Corporation shall be fully released and discharged of any obligation to any Equityholder with respect to such Future Payment, except for remaining Future Payments (including payments and other obligations under the Subordinated Note and the Security Documents), if any, indemnification obligations under Article VIII, if any, and covenants and agreements of PDI, Parent, Merger Sub and the Surviving Corporation that survive the Effective Time, including, without limitation obligations, covenants and agreements under the Contingent Consideration Agreement, the Subordinated Note, the Subordination Agreement and the Security Documents. The Equityholder Representative shall have the right to update and modify the Future Payment Allocation Schedule from time to time to take into account Future Payments that are made pursuant to the terms of this Agreement or claims for indemnification pursuant to Article VIII of this Agreement, provided that any such amended Future Payment Allocation Schedule shall be prepared by the Equityholder Representative in accordance with the Certificate of Incorporation of the Company, the terms and conditions of this Agreement, the terms and conditions of any Convertible Note and all agreements related thereto, each as in effect immediately prior to the Closing.
For purposes of clarity, the aggregate amount payable to the Equityholder Representative for distribution to the Equityholders for Future Payments shall not exceed the Merger Consideration minus the Initial Merger Consideration, as adjusted pursuant to this Article III and subject to the terms and conditions of the Subordinated Note and the Contingent Consideration Agreement. Any PDI Common Stock to be delivered pursuant to the Contingent Consideration Agreement shall be issued by PDI in accordance with the directions of the Equityholder Representative, which direction shall be consistent with the Future Payment Allocation Schedule and shall be based upon PDI Common Stock Market Value.
3.4    Initial Purchase Price Adjustment.
(a)    Closing Date Purchase Price Adjustment. Not later than two (2) Business Days prior to the Closing Date, the Company shall provide Parent with (i) a good faith written estimate of the Adjusted Working Capital as of the Closing Date (the “Estimated Adjusted Working Capital”), which shall be in a form reasonably acceptable to Parent. Except as otherwise stated therein, the Estimated Adjusted Working Capital shall be prepared by the Company in accordance with GAAP and the methodologies set forth on Schedule 3.4(a). By agreeing to consummate the Transactions on the Closing Date, Parent shall not be deemed to have accepted the Company’s determination of the Estimated Adjusted Working Capital, and the parties agree that the Estimated Adjusted Working Capital shall be adjusted after the Closing in accordance with the procedures set forth in Section 3.4(b). To the extent that the Closing Adjusted Working Capital is a positive number, the Initial Cash Purchase Price shall be increased by such amount. To the extent that the Closing Adjusted Working Capital is a negative number, the Initial Cash Purchase Price shall be decreased by such amount.
(b)    Post-Closing Date Purchase Price Adjustment.
(i)    Following the Closing, the Initial Cash Purchase Price shall be adjusted as provided herein to reflect the difference between the amount of Actual Adjusted Working Capital and the Estimated Adjusted Working Capital.
(ii)    Within ninety (90) days following the Closing Date, Parent shall deliver to the Equityholder Representative a statement containing a calculation of the actual Adjusted Working Capital as of the Closing Date (the “Actual Adjusted Working Capital” and such statement, the “Closing Date Adjusted Working Capital Statement”), which shall be prepared by Parent consistent with the preparation of the statement of Estimated Adjusted Working Capital.
(iii)    Acceptance of Statements; Dispute Procedures. The Closing Date Adjusted Working Capital Statement delivered by Parent to the Equityholder Representative shall be conclusive and binding upon the parties unless the Equityholder Representative, within thirty (30) days after receipt by the Equityholder Representative of the Closing Date Adjusted Working

Capital Statement notifies Parent in writing that the Equityholder Representative disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor. During such thirty (30) day period, the Equityholder Representative and its advisors, designees and/or agents shall be given reasonable access to the books, records and other data of Parent and the Surviving Corporation necessary for the purpose of reviewing Parent’s Closing Date Adjusted Working Capital Statement and reasonable access to the personnel of Parent and the Surviving Corporation to consult as to the procedures and determinations made by the Surviving Corporation in Parent’s Closing Date Adjusted Working Capital Statement. The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the Closing Date Adjusted Working Capital Statement, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving the dispute within twenty (20) days after notice is given by the Equityholder Representative to Parent pursuant to the first sentence of this Section 3.4(b)(iii) (or such longer period as the parties may agree), the parties shall submit the dispute to a nationally recognized independent accounting firm which is not the regular accounting firm for any of the parties and which is mutually agreeable to all of the parties (the “Arbiter”) for resolution. If the parties cannot agree on the selection of an independent accounting firm to act as Arbiter, the parties shall request the American Arbitration Association to appoint such firm, and such appointment shall be conclusive and binding on the parties. The parties shall cooperate fully with the Arbiter, including providing the Arbitrator with access to, and copies of, all books and records that the Arbiter reasonably requests. The determination of the Arbiter shall be conclusive and binding upon the parties. The parties shall request that the Arbiter use its commercially reasonable efforts to reach a resolution (it being understood that the Arbiter shall be functioning as an expert and not as an arbitrator) of the dispute as to the computation of the Actual Adjusted Working Capital and render a written report with respect to such findings within thirty (30) calendar days after the submission to the Arbiter. In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of this Section 3.4 and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. Subject to the provisions set forth further below in this Section 3.4(b)(iii), the fees, costs and expenses of the Arbiter shall be allocated to and borne by Parent and the Equityholders based on the inverse of the percentage that the Arbiter’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbiter. For example, should the items in dispute total in amount to one thousand dollars ($1,000) and the Arbiter awards Six Hundred dollars ($600) in favor of the Equityholders’ position, sixty percent (60%) of the costs of its review would be borne by Parent and forty percent (40%) of the costs would be borne by the Equityholders. Parent shall pay for any and all fees, costs and expenses of the Arbiter that are to be borne by the Equityholders in accordance with the preceding two sentences, and Parent shall be entitled to reimbursement of any such fees, costs and expenses paid by Parent that are to be borne by the Equityholders.
(iv)    Payment of Adjustments. Upon final determination of the Actual Adjusted Working Capital as provided in Section 3.4(b)(iii) above (A) if the Actual Adjusted Working Capital is greater than the Estimated Adjusted Working Capital (an “Adjusted Working Capital Excess”), the Initial Cash Purchase Price shall be increased by the Adjusted Working Capital Excess and Parent shall pay promptly, but no later than ten (10) Business Days after such final determination, the Adjusted Working Capital Excess to the Equityholder

Representative for distribution to the Equityholders based on the percentages set forth on the Initial Payment Allocation Schedule, and (B) if the Actual Adjusted Working Capital is less than Estimated Adjusted Working Capital (an “Adjusted Working Capital Shortfall”), the Company, Parent and Equityholder Representative shall promptly, but no later than ten (10) Business Days after such final determination enter into an amendment to the Subordinated Note to reduce the principal balance of the Subordinated Note in an amount equal to the Adjusted Working Capital Shortfall and reduce each of the amortizing payments to be made pursuant to the Subordinated Note by one-eighth (1/8th) of the Adjusted Working Capital Shortfall.
3.5    Company Options; Company Option Plans.
(a)    Not later than immediately before the Closing, the Board (or, if appropriate, any committee thereof), shall adopt such resolutions or take such other actions, including without limitation complying with Section 3.5(b), as may be required to provide that, effective as of the Closing and subject to Section 3.6: (i) each Company Option that remains outstanding and unexercised immediately prior to the Closing, whether or not such Company Option is then exercisable or vested, shall be cancelled and (ii) the Company’s 2004 Stock Option Plan and 2008 Stock Option Plan (together, the “Company Option Plans”) shall terminate and all rights under the Company Option Plans shall be cancelled. The Board (or, if appropriate, any committee thereof) will take all requisite action to ensure compliance with and the taking of all actions set forth herein in accordance with the Company Option Plans, including providing any necessary notices and obtaining any necessary consents from holders of Company Options.
(b)    As soon as practicable following the execution of this Agreement and continuing after the Closing Date, the Company shall deliver to each holder of a Company Option an option cancellation agreement and release document substantially in the form attached hereto as Exhibit E (an “Option Cancellation Agreement”) describing the treatment of such Company Option pursuant to this Section 3.5, which shall include such holder executing a written (i) waiver of liability as to the allocation or distribution of any consideration to be received by any Equityholder pursuant to this Agreement, and (ii) consent to and a release of all liability with respect to the cancellation of all Company Options held by such holder.
3.6    Withholding. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Equityholder such amounts as it is required to deduct and withhold under the Code, or any Tax Laws, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Surviving Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Equityholders in respect of whom such deduction and withholding was made by Parent or the Surviving Corporation, as the case may be.
3.7    Dissenting Shares.
(a)    Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a Stockholder who demands and perfects appraisal or dissenters’ rights for such shares in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (collectively, “Dissenting Shares”), shall not be converted into or represent the right to receive any portion of the Merger Consideration pursuant to Section 2.6(b), but the holder thereof shall only be entitled to such rights as are granted by the DGCL.
(b)    If any Stockholder who holds Dissenting Shares as of the Effective Time effectively withdraws or loses (through passage of time, failure to demand or perfect, or otherwise) the right to demand and perfect appraisal or dissenters’ rights under the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares that were Dissenting Shares shall automatically be converted into and represent only the right to receive a portion of the Merger Consideration, if applicable, pursuant to and subject Section 2.6(b) (subject to the indemnification provisions set forth in Article VIII) without interest thereon.
(c)    The Company shall give Parent prompt written notice of any demands for appraisal of any shares of Company Capital Stock pursuant to the exercise of appraisal or dissenters’ rights, withdrawals of such demands, and any other instruments or notices served pursuant to the DGCL on the Company.
3.8    Limitation of PDI Common Stock; Exemption from Registration. In no event shall PDI be required to cause to be delivered, and the Equityholders shall not be entitled to receive, more than One Million (1,000,000) shares of PDI Common Stock pursuant to the terms and conditions of this Agreement and the Related Documents. The PDI Common Stock to be issued pursuant to the terms and conditions of this Agreement and the Related Documents shall be issued in a transaction exempt from registration under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other laws or pursuant to an exemption therefrom, including Rule 144 promulgated under the Securities Act; provided, however, that no shares of PDI Common Stock shall be issued by PDI to an Equityholder unless such Equityholder provides a certification satisfactory to PDI (in its reasonable discretion) that such Equityholder is an Accredited Investor. The certificates issued by PDI with respect to the PDI Common Stock issued hereunder shall be legended to the effect described above and shall include such additional legends as necessary to comply with applicable U.S. federal securities laws and Blue Sky laws. At such time as the PDI Common Stock issued pursuant to the terms and conditions of this Agreement is eligible for resale by the Equityholders pursuant to Rule 144 (or any successor rule then in effect) promulgated under the Securities Act without restriction thereunder, PDI shall use commercially reasonable efforts to provide information and opinions necessary to facilitate a sale by the sellers pursuant to Rule 144, including the removal of any legends that restrict such sale; provided that PDI receives certifications satisfactory to PDI (in its reasonable discretion) that support the removal of such legends that restrict such sale. The Equityholder Representative shall use commercially reasonable efforts to cause all Equityholders to execute such documents as PDI may determine to be necessary to ensure that the PDI Common Stock to be issued pursuant to the terms and conditions of this Agreement and the Related Documents are issued in a transaction exempt from registration under the Securities Act.

3.9    Survival of Payment Obligations. Subject to Section 10.9, PDI’s, Surviving Corporation’s and Parent’s payment obligations set forth in this Article III shall survive the Closing. In the event PDI, Parent or the Surviving Corporation or any of its successors (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, (A) proper provision shall be made to the extent not otherwise effected by operation of law so that the successors of PDI, Parent or the Surviving Corporation, as the case may be, assume the payment obligations of PDI, Parent or the Surviving Corporation, as the case may be, set forth in the Contingent Consideration Agreement, and (B) if such event occurs within 18 months of the Closing Date, PDI, Parent and the Surviving Corporation agree that any Future Payments that are contemplated to be paid in PDI Common Stock that have not previously been paid shall be deemed earned as of the date of such transaction and PDI shall immediately issue such shares of PDI Common Stock in accordance with the terms of Section 3.8.
3.10    Closure Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no transfers of any Company Capital Stock. Any Stockholder who has not exchanged Company Capital Stock for the applicable portion of the Merger Consideration in accordance with this Agreement thereafter will look only to the Equityholder Representative for payment of the applicable portion of the Merger Consideration in respect thereof. Neither PDI, Parent, the Equityholder Representative, nor the Company shall be liable to any Stockholder for cash from the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE BUSINESS
Except as set forth in the disclosure letter delivered by the Company to Parent on the date hereof (the “Company Schedules”) and subject to the provisions of Section 1.2(a) and Section 6.9, the Company hereby represents and warrants to PDI and Parent as of the date hereof and as of the Closing (unless otherwise provided in this Article IV) that:
4.1    Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.2    Authorization of Agreement. The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the Transactions (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the Transactions. Other than obtaining the Stockholder Approval, the execution, delivery and performance of this Agreement and each of the Company Documents and the consummation of the Transactions have been duly authorized and approved by all required corporate action on the part of the Company, including the approval of its Stockholders, which approval includes approval of: (i) the indemnification obligations of the Equityholders set forth in this Agreement, and (ii) the appointment of RedPath Equityholder Representative, LLC as the Equityholder Representative, with the rights and responsibilities set forth in this Agreement. No other proceedings on the part of the Company and the Stockholders are necessary to authorize this Agreement and the Company Documents and the Transactions, other than obtaining the Stockholder Approval. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by PDI, Parent and Merger Sub) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that enforceability may be subject to, and limited by the effect of any Enforceability Exceptions.
4.3    Conflicts; Consents of Third Parties.
(a)    Except as set forth on Schedule 4.3(a), none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the Transactions, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any Default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or material assets of Company under, any provision of (i) the certificate of incorporation and bylaws or comparable organizational documents of the Company; (ii) any Material Contract or Permit to which the Company is a party or by which any of the properties or assets of the Company is bound; (iii) any Order applicable to the Company or any of the properties or assets of the Company; or (iv) any applicable Law, except with respect to clauses (ii) through (iv), as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or to prevent, impair or delay the ability of the parties hereto to consummate the Transactions.
(b)    Except as set forth on Schedule 4.3(b), no Consent is required on the part of the Company in connection with (i) the execution and delivery of this Agreement, the Company Documents, respectively, the compliance by the Company with any of the provisions hereof and thereof, or the consummation of the Transactions, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company, except for such Consents that would not, individually or in the aggregate, reasonably be expected to be material to the Company and to prevent, impair or delay, in any material respect, the ability of the parties hereto to consummate the Transactions.
4.4    Capitalization of the Company.
(a)    The authorized capital stock of the Company consists of 4,550,000 shares of Company Common Stock and 5,600,000 shares of Company Preferred Stock, (i) 1,300,000 of which are designated as Series A Convertible Participating Preferred Stock, and (ii) 1,550,000 of which are designated as Series B Convertible Participating Preferred Stock. As of the date hereof, there are 810,933 shares of Company Common Stock issued and outstanding, 1,137,335 shares of Series A Convertible Participating Preferred Stock are issued and outstanding and 768,640 shares of Series B Convertible Participating Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (i) were duly authorized for issuance and are validly issued, fully paid and non-assessable, (ii) were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights and (iii) were issued in compliance with all applicable federal and state securities Laws. All of the outstanding shares of Company Common Stock and Company Preferred Stock are owned of record by the holders and in the respective amounts as are set forth on Schedule 4.4(a) and were not issued or acquired in violation of any Law or agreement.
(b)    Schedule 4.4(b) sets forth a list of the holders of options to purchase shares of Company Common Stock (“Company Options”) and the respective number of shares of Company Common Stock subject to each outstanding Company Option, and the applicable exercise price, expiration date and vesting date. The Company has taken all action necessary to cancel all Company Options and terminate the Option Plans as of or immediately prior to the Closing. Except for the Company Preferred Stock, Company Options, the warrants described in Schedule 4.4(b) and the Convertible Notes, there is no existing option, warrant, call, right or Contract to which any Stockholder or the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any Company Capital Stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. Except as set forth in Schedule 4.4(b), there are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. Except as set forth on Schedule 4.4(b), there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. Except as set forth in Schedule 4.4(b), there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which stockholders (or other equityholders) of the Company may vote. Except as set forth in Schedule 4.4(b), there are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company or any Stockholder is a party or is bound with respect to the voting or consent of any shares of Company Common Stock.

(e)    The Initial Payment Allocation Schedule (and any updates thereof) does and will set forth a correct and complete list of each Equityholder and the payments to which each such Person is entitled at the Closing. The Initial Payment Allocation Schedule provides for allocation of the Initial Purchase Price among the Equityholders in accordance with the provisions of the Convertible Notes, the Certificate of Incorporation of the Company, the bylaws of the Company, the Company Option Plans and all agreements relating thereto, each as in effect immediately prior to the Closing. Each Future Payment Allocation Schedule in respect of any Future Payment will (i) be a true, correct and complete list of each Equityholder and the payments to which each such Person is entitled at such time and (ii) provide for allocation of the applicable Future Payment among the Equityholders in accordance with the provisions of the Certificate of Incorporation of the Company, the bylaws of the Company, the Convertible Notes issued by the Company and all agreements relating thereto, each as in effect immediately prior to the Closing, and subject to any expressly permitted adjustment to such allocation pursuant to, and in accordance with, the provisions of this Agreement as in effect at the time of payment of such Future Payment. Each of the holders of the Convertible Notes issued by the Company shall not be entitled to any rights or consideration with respect to such Convertible Notes except as set forth in this Agreement, the Contingent Consideration Agreement and any Future Payment Allocation Schedules.
4.5    Subsidiaries; Equity Investments. The Company does not own or control, directly or indirectly, or have the power to vote the shares of, any capital stock or other ownership interests of any Person.
4.6    Corporate Records.
(a)    The Company has delivered to Parent true, correct and complete copies of the Certificates of Incorporation (certified by the Secretary of State of the State of Delaware) and Bylaws of the Company, in each case as amended and in effect on the date hereof, including all amendments thereto.
(b)    The minute books of the Company previously made available to Parent contain in all respects true, correct and complete records of all meetings and accurately reflect all corporate action of the Stockholders and Board (including committees thereof). The stock transfer ledgers of the Company previously made available to Parent are true, correct and complete in all respects. All stock transfer taxes levied, if any, or payable with respect to all transfers of shares of the Company prior to the date hereof have been paid and appropriate transfer tax stamps affixed.
4.7    Financial Statements.
(a)    The Company has delivered to Parent copies of (i) the audited balance sheets of the Company as of December 31, 2012 and December 31, 2013 and the related statements of income and cash flows of the Company for the years then ended and (ii) the unaudited balance sheet of the Company as of September 30, 2014 and the related year-to-date statements of income and cash flows of the Company (such audited and unaudited statements are referred to herein as the “Financial Statements”), copies of which are attached to Schedule 4.7(a). Except as set forth in Schedule 4.7(a), each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP throughout the periods presented and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated therein (subject to, in the case of unaudited Financial Statements, normal audit adjustments, that are not material in scope or amount, and the absence of any footnotes thereto).
The audited balance sheet of the Company as of December 31, 2013, is referred to herein as the “Balance Sheet” and December 31, 2013 is referred to herein as the “Balance Sheet Date.”
(b)    All books, records and accounts of the Company are accurate and complete in all respects and are maintained in accordance with good business practice and all applicable Laws. The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets.
(c)    The Company does not have any “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Securities and Exchange Act of 1934, as amended).
4.8    No Undisclosed Liabilities. The Company does not have any Liabilities other than those (i) specifically reflected on and fully reserved against in the Balance Sheet or the notes thereto, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date, (iii) incurred for legal, accounting, financial advising fees, filing fees and out-of-pocket expenses in connection with the Transactions, or (iv) that are disclosed on Schedule 4.8.
4.9    Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.9, since the Balance Sheet Date (i) the Company has conducted its Business only in the Ordinary Course of Business, (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Company Material Adverse Effect and (iii) the Company has not taken any action (or committed to take any action) that, if taken after the date hereof without the written consent of Parent, would constitute a breach of any of the covenants set forth in Section 6.2.
4.10    Taxes.
(a)    The Company has timely filed all Tax Returns that it was required to file, and all such Tax Returns are complete and correct in all respects and were prepared in substantial compliance with applicable laws and regulations. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.
(b)    The Company has (i) timely paid all Taxes due (whether or not shown on any Tax Return); and (ii) withheld and paid over all federal, state, local and foreign Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. To the Knowledge of the Company, no claim has ever been made in writing by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Permitted Exceptions) upon any asset of the Company.
(c)    The Company (or any director or officer of the Company) has no Knowledge that any Taxing Authority will assess any additional Taxes for any period for which Tax Returns have been filed. No administrative or judicial Tax proceedings are pending or being contested with respect to the Company, and the Company has not received any notice of a Tax audit or other review, request for information related to Taxes, or deficiency or proposed adjustment for any amount of Tax. The Company has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax which waiver or extension is currently in effect. No issues have been raised by the relevant Taxing Authority in any completed audit or examination of the Company that are reasonably expected to result in a Liability on the part of the Company for a material amount of Taxes in a later Tax Period.
(d)    The Company does not have any Liability for unpaid Taxes as of the dates of the Financial Statements that has not been properly reflected in the Financial Statements in conformity with GAAP.
(e)    The Company has delivered to Parent complete and accurate copies of all federal, state and local Tax Returns filed with respect to the Company for taxable periods ended 2009 through 2013, and complete and accurate copies of all Tax audit or examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2009.
(f)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Pre-Closing Tax Period; (ii) closing agreement as defined in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; and (vi) an election under Section 108(i) of the Code.
(g)    The Company has not been a party to a transaction that is a “listed transaction,” as such term is defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).
(h)    The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). The Company does not have (i) any Liability for the Taxes of any Person (other than Taxes of the Company) (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (B) as a transferee or successor, (C) by Contract, or (D) otherwise or (ii) been a party to, or bound by, any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.

(i)    The Company has not distributed stock of another Person, nor had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.
(j)    The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(k)    The Company does not own any debt or equity interest in any other Person.
(l)    The Company has never had a permanent establishment or an office or fixed place of business in a country other than the United States.
(m)    All transactions between the Company and any shareholder of Affiliate have been undertaken on arm’s length terms.
(n)    The Company has filed all income Tax Returns for the period ending December 31, 2013.
4.11    Real Property.
(a)    The Company does not currently nor has it ever owned any real property.
(b)    Schedule 4.11(b) sets forth a list of the Real Property Leases (including all modifications, amendments and supplements thereto). To the Knowledge of the Company, each Real Property Lease, a true and correct copy of which has been made available to Parent, is a valid and binding obligation of the Company, enforceable in accordance with its terms except as enforcement may be limited by Enforceability Exceptions. Neither the Company nor, to the Knowledge of the Company, any other party to such Real Property Lease is in default or breach under such Real Property Lease. The Company has not received any written notice from any Governmental Body asserting any violation or alleged violation of applicable Laws with respect to any Leased Real Property that remains uncured as of the date of this Agreement, and to the Knowledge of the Company, the Company is in compliance with any registration requirements and have paid any applicable stamp duties with respect to each Real Property Lease that are imposed by a Governmental Body as of the date of this Agreement.
(c)    The real property set forth on Schedule 4.11(b) constitutes all of the real property utilized by the Company in the operation of the Business.
4.12    Tangible Personal Property.
(a)    Except as set forth on Schedule 4.12(a), the Company has good and marketable title to all of items of tangible personal property used in the Business (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than the Permitted Exceptions.

(b)    To the Knowledge of the Company, the tangible personal property used in the Business (including equipment), taken as a whole, is in good working order and fit for its intended use, reasonable wear and tear excepted and, taken as a whole, is adequate to conduct the Business as currently conducted. Except as set forth on Schedule 4.12(b), the tangible personal property used in the Business consists of all of the material assets that are incremental or related to, or used in connection with, the operation of the Business. Except as set forth on Schedule 4.12(b), all of the material tangible personal property used in the Business is set forth in the Financial Statements. No current or former holder of Company Capital Stock has any rights to or interest in any tangible personal property set forth in the Financial Statements used in the Business (other than through his ownership of Company Capital Stock).
4.13    Intellectual Property.
(a)    Schedule 4.13(a) sets forth a complete and correct list as of the Execution Date of all Patents, Trademarks or applications therefore and registered Copyrights owned or exclusively licensed to the Company including for each such item the application or registration number, applicable jurisdiction, application date, issue date (if applicable) and owner thereof (the “Scheduled Company Intellectual Property”). For purposes of this Agreement, the term “Intellectual Property” means (i) patents, patent applications (whether or not non-provisional, provisional or international) and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates or the like) and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”) (ii) domestic and foreign copyrights, copyright registrations and copyright applications (collectively, “Copyrights”); (iii) trademarks, service marks, trade names, trade dress and domain names, including registrations and applications for registration therefor (collectively, “Trademarks”); (iv) trade secrets; (v) processes, formulae, methods, schematics, technology, discoveries, inventions, any biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data; know-how, original works of authorship fixed in any tangible medium of expression, including literary works and all forms of computer software programs and applications and (vi) other intangible proprietary or confidential information and materials.
(b)    Other than with respect to unmodified, commercially available software products under standard end-user object code license agreements, to the extent the Company has been granted licenses to Patents owned by a third party, such licenses are Material Contracts and the Company has made available to Parent or Parent’s legal advisor copies of all such licenses, including any amendments thereto.
(c)    The execution and delivery of this Agreement by the Company and the consummation of the Transactions will not: (i) result in the breach of, or create on behalf of any third party the right to terminate or modify in any material respect, (x) any agreement relating to Company Intellectual Property or (y) any agreement as to which the Company is a party and pursuant to which the Company is authorized to use any Intellectual Property of any third party that is material to the Business as currently conducted, excluding in each case generally commercially available, off-the-shelf software programs; (ii) result in or require the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property; or (iii) cause a loss or impairment of any Company Intellectual Property.
(d)    Except as set forth in Schedule 4.13(d), to the Knowledge of the Company, except for pending patent applications, all Scheduled Company Intellectual Property is subsisting, valid and enforceable and have not expired or been cancelled. To the Knowledge of the Company, (i) none of the Scheduled Company Intellectual Property has expired, been cancelled, allowed to lapse or abandoned, except as set forth in Schedule 4.13(d) and (ii) all maintenance and renewal fees necessary to preserve the material rights of the Company in connection with such Scheduled Company Intellectual Property have been paid. The Company has not received any written claim or notice from any Person advising that such Person is challenging or threatening to challenge the inventorship, ownership, use, validity or enforceability of any Scheduled Company Intellectual Property. There are no actions, suits, proceedings, or arbitrations, or, to the Knowledge of the Company, claims or investigations, pending with respect to the Scheduled Company Intellectual Property.
(e)    No court has issued any order, judgment, decree or injunction restricting the operation of the Company on the basis of a conflict with or infringement of the patent rights of any Third Party.
(f)    The Company is the exclusive owner of the Patents within the Scheduled Company Intellectual Property and the assignments that have been obtained with respect to such Patents are valid have been recorded (except as set forth in Schedule 4.13(f)) with the United States Patent and Trademark Office or such international equivalent, as appropriate.
(g)    None of the Trademarks within the Scheduled Company Intellectual Property is involved in any litigation, cancellation, nullification, interference, concurrent use or opposition proceeding.
(h)    To the extent the Company owns Patents within the Scheduled Company Intellectual Property, the Company owns such Patents free and clear of all encumbrances other than those listed on Schedule 4.13(h).
(i)    The Company has not granted any licenses in or with respect to the Company Intellectual Property to any Third Party except for those listed on Schedule 4.13(i).
(j)    There are no facts that, to the Knowledge of the Company, leads the Company to believe that any U.S. patents within the Scheduled Company Intellectual Property were not prosecuted, or any U.S. patent applications within the Scheduled Company Intellectual Property are not being prosecuted, in compliance with 37 C.F.R. §1.56.
(k)    To the Knowledge of the Company, the practice of the Business does not infringe or misappropriate any valid Third Party’s Intellectual Property.

(l)    Since its incorporation, the Company has not received any written claim or notice from any Person (i) alleging infringement, violation or misappropriation of any Third Party’s Intellectual Property or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Scheduled Company Intellectual Property.
(m)    The Company has implemented commercially reasonable measures to maintain the confidentiality of the Company Intellectual Property of a nature that the Company intends to keep confidential or the public disclosure of which would or would reasonably be likely to cause a Company Material Adverse Effect to the Company taken as a whole. Each past or present Employee and Contractor performing material activities related to the manufacture, use, sale, offer for sale or importation of material products marketed by or under development by the Company has entered into a proprietary information and confidentiality agreement, substantially in the Company’s standard form applicable to Employees and Contractors, as the case may be. The Company has made available to Parent or Parent’s legal advisor copies of such standard forms.
(n)    Schedule 4.13(n) describes all instances in which the Company has received government funding and/or the Company has contracted for the use of facilities of a university, college, other educational institution or research center in the development of any Company Intellectual Property, where, as a result of such funding or the use of such facilities, the government or any university, college, other educational institution or research center has any rights in such Company Intellectual Property.
4.14    Material Contracts.
(a)    Schedule 4.14(a) sets forth, by reference to the applicable subsection of this Section 4.14(a), all of the following Contracts to which the Company is a party or by which they or their respective assets or properties are bound (collectively, the “Material Contracts”):
(i)    any Contract pursuant to which the Company spent or received, in the aggregate, more than Fifty Thousand Dollars ($50,000) with respect to any such agreement during the 2013 fiscal year;
(ii)    any Contract pursuant to which the Company is reasonably likely to spend or receive, in the aggregate, more than Fifty Thousand Dollars ($50,000) with respect to any such agreement during the 2014 fiscal year or any subsequent fiscal year;
(iii)    any non-competition, standstill or other Contract that prohibits or otherwise restricts the Company from freely engaging in business anywhere in the world;
(iv)    any research and development project, manufacturing agreements or similar Contract or arrangement;
(v)    any loan or credit agreement, indenture, mortgage, note or other Contract evidencing Indebtedness for money borrowed by the Company from a third party lender, and each contract pursuant to which any such Indebtedness for borrowed money is guaranteed by the Company;

(vi)    any sales representative or distribution Contract;
(vii)    any Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property, other than (1) confidentiality agreements, (2) employment agreements, (3) consulting or advisory agreements, and (4) license agreements for off-the-shelf software licensed for an aggregate fee of not more than Ten Thousand Dollars ($10,000), in each case entered into in the Ordinary Course of Business;
(viii)    any Contract (A) in which the Company has granted development rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any product or product candidate or (B) in which the Company has agreed to purchase a minimum quantity of goods or supplies relating to any product or product candidate or has agreed to purchase goods or supplies relating to any product or product candidate exclusively from a certain party;
(ix)    any Contract for the disposition of any significant portion of the assets, the Business (including any business unit or product line) or any Contract for the acquisition, directly or indirectly, of a material portion of the assets or business of any other person, in each case within the last three (3) years;
(x)    any partnership, joint venture or other similar Contract;
(xi)    any Contract with (A) any Affiliate of the Company, (B) any Person directly or indirectly owning, controlling or holding with power to vote any outstanding voting securities of the Company, (C) any Person whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the Company or any of its Affiliates, or (D) any director or officer of the Company or any of its Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) of any such director or officer (other than contracts relating to the employment or compensation of any employee);
(xii)    any employment, severance, change in control or offer Contract between the Company and any employee or independent contractor (other than an offer letter or employment agreement that is terminable at will by the Company both without any penalty and without any obligation of the Company to pay severance);
(xiii)    any Contract to which a Governmental Body is a party; and
(xiv)    any Contracts that are otherwise material to the Company and which are not required to be disclosed by clauses (i) – (xiii) above.
(b)    Except as set forth in Schedule 4.14(b), each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company and, to the Knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms (except to the extent that enforceability may be subject to, and limited by the effect of Enforceability Exceptions) and, upon consummation of the Transactions, shall continue in full force and effect without penalty or other adverse consequence. The Company is not in Default under any Material Contract, nor, to the Knowledge of the Company, is any other party to any Material Contract in Default thereunder, and, to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a Default on the Company or any other party thereunder. No party to any of the Material Contracts has given notice to the Company that such party has exercised any termination rights with respect thereto, and no party has given notice to the Company of any dispute with respect to any Material Contract. The Company has delivered to Parent true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.
4.15    Employee Benefits Plans.
(a)    Schedule 4.15(a) sets forth a list of all Employee Benefit Plans established, maintained, sponsored or contributed to (on a contingent basis or otherwise) or required to be established, maintained, sponsored or contributed to, by the Company or under which the Company has liability, contingent or otherwise (including by reason of being an ERISA Affiliate with any other person) (the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or unwritten, qualified or nonqualified), providing compensation or benefits to any current or former Employee, director, officer or independent contractor of the Company including all employment, severance or termination agreements, individual consulting agreements and all incentive compensation, bonus, transaction bonus, retention, retirement, profit-sharing, pension, deferred compensation, vacation, holiday, cafeteria, medical, disability, sick leave, life insurance, equity or equity-based (whether real or phantom), change in control, retention, transaction, termination or severance plan, policy, program, practice, understanding or arrangement; (ii) ”ERISA” means the Employee Retirement Income Security Act of 1974 as amended; and (iii) ”ERISA Affiliate” means any entity (whether or not incorporated) which is treated with the Company as a single employer with the meaning of Section 414 of the Code.
(b)    With respect to each Company Employee Plan, the Company has made available to Parent a copy of (i) such Company Employee Plan, including all plan documents and amendments and any trust agreements or other funding vehicles, (ii) the most recent summary plan descriptions, including any summary of material modifications, (iii) the most recent annual report (Form 5500) filed with the IRS with respect to each such Company Employee Plan, if any, (iv) the most recent actuarial report or other financial statement relating to each Company Employee Plan, if any, (v) the most recent IRS determination or opinion letter, if applicable, and any pending request for such a determination letter and (vi) all records, notices and filings concerning the IRS or Department of Labor audits or investigations and non-exempt “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code.
(c)    Each Company Employee Plan has been and is in material compliance with its terms, ERISA, the Code and all other applicable Laws and the regulations thereunder. No individual has been improperly excluded from participation in any Company Employee Plan, who would have been eligible to participate in such plan pursuant to such plan’s terms.

(d)    All contributions to, and payments from, any Company Employee Plan that have been required in accordance with the terms of such Company Employee Plan or any related document have been timely made or have been properly accrued to the extent required by GAAP. Neither the Company, any ERISA Affiliate, nor, to the Knowledge of the Company, any fiduciary, trustee or administrator of any Company Employee Plan, has engaged any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Employee Plan.
(e)    Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination, opinion or advisory letter (as applicable) from the IRS to the effect that such Company Employee Plan is qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and each such Company Employee Plan now meets, and at all times since its inception has met the requirements for such qualification, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Section 501(a) of the Code.
(f)    Neither the Company nor any of its ERISA Affiliates has (i) maintained an Employee Benefit Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) been obligated to contribute (on a contingent basis or otherwise) to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).
(g)    Except as set forth on Schedule 4.15(g), the Company’s execution of, and performance of the Transactions will not either alone or in connection with any other event(s) (I) result in any payment becoming due to any Employee, former employee, director, officer, or independent contractor of the Company, (II) increase any amount of compensation or benefits otherwise payable under any Company Employee Plan, (III) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Employee Plan, (IV) require any contributions or payments to fund any obligations under any Company Employee Plan or (V) limit the right to merge, amend or terminate any Company Employee Plan.
(h)    No payment which is or may be made by, from or with respect to any Company Employee Plan, to any Employee, former employee, director, officer or independent contractor of the Company, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code.
(i)    Each Company Employee Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code has been established, maintained and operated in compliance with Section 409A of the Code and the applicable guidance issued thereunder. Each Company Option was granted with an exercise price that was not less than the fair market value of the underlying Company Common Stock on the date the option was granted.
(j)    None of the Company Employee Plans promises or provides retiree or post-employment health, welfare or similar benefits to any Person, except as required by applicable Law or as set forth in Schedule 4.15(j).

(k)    There are no Employee Benefit Plans (1) that the Company maintains or contributes to for the benefit of any employee of the Company or (2) under which the Company has any material liability, in either case under the Laws of any jurisdiction outside the United States (but excluding plans maintained by a Governmental Body).
(l)    The Company and each ERISA Affiliate have complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code.
(m)    The Company and each ERISA Affiliate has, for purposes of each Company Employee Plan, correctly classified all individuals performing services for the Company as common law employees, leased employees, independent contractors or agents, as applicable, and each such individual so classified has either been properly offered or properly excluded from participation in each Company Employee Plan.
(n)    Except as set forth on Schedule 4.15(n), there are (1) to the Knowledge of the Company, no pending investigations by any Governmental Body involving the Company Employee Plans and (2) no claims pending or threatened in writing (except for claims for benefits payable in the normal operation of such plans), suits or Legal Proceedings against any Company Employee Plan or asserting any rights or claims to benefits under any Company Employee Plan which could give rise to any material liability with respect to the Company. No material liability exists or could reasonably be expected to be imposed upon the assets of the Company or any ERISA Affiliate by reason of a Company Employee Plan (including any such liability due to any failure by the Company to make any required contribution with respect to such Company Employee Plan).
4.16    Labor.
(a)    The Company is not and has not ever been party to any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated. There is no unfair labor practice charge or complaint, strike, slowdown, lockout or material labor dispute, or threats related to the foregoing, involving Company and there have been no such actions or disputes in the past three (3) years. To the Knowledge of the Company, there is no basis for any assertion that the Company has engaged in an unfair labor practice. During the three (3) year period prior to the Closing Date, there has not been, and to the Knowledge of the Company there are no current, activities or proceedings of any labor union to organize any employees of the Company.
(b)    Schedule 4.16(b) sets forth a complete and accurate list of all Employees of Company including for each such employee: name, responsibility, current annual base salary, Fair Labor Standards Act classification (e.g. exempt or non-exempt) and date of hire. Except as set forth on Schedule 4.16(b), all Employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason by and without any amounts being owed to such individual other than with respect to wages accrued before termination. Except as set forth on Schedule 4.16(b), no Employee is on disability or other leave of absence.

(c)    Schedule 4.16(c) contains a complete and accurate listing of the following information for each independent contractor, consultant or freelancer who is currently rendering services to the Company (collectively, the “Contractors”): name (if an entity, including the name of the individuals at such entity performing services for Company) and fees paid or payable in the twelve (12) months immediately preceding the date hereof. The Company has properly treated all Contractors as non-employees for all federal, state, local and foreign Tax purposes, all ERISA and Company Employee Plan purposes, and has done so in compliance with applicable Law. There has been no determination by any Governmental Body that any Contractor is or was an employee of Company. To the Company’s Knowledge, there is no basis for any Contractor to assert that they have not been properly classified as a Contractor, or fully paid for their services as a Contractor. Other than as set forth on Schedule 4.16(c), the Company’s relationships with all Contractors can be terminated at any time for any reason by giving prior written notice of termination no more than thirty (30) days prior to the effective date of termination and without any amounts being owed to such Contractors, other than with respect to compensation or payment accrued before the effective date of termination.
(d)    The Company is, and for the past three (3) years has been in compliance in all material respects with all Laws governing the employment of its Employees, including those relating to wages, hours, benefits, labor, immigration and the Immigration and Nationality Act, 8 U.S.C. Sections 1101 et seq. and its implementing regulations. The Company is not a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Body relating to employees and employee practices.
(e)    No “mass layoff,” “plant closing,” or similar event as defined by the Worker Adjustment and Retraining Notification Act of 1988 or any similar action under any comparable applicable Laws (“WARN”) requiring notice to Employees in the event of a plant closing or layoff has occurred at the Company. The Company has not involuntarily terminated, laid off or reduced the hours of work for any Employee within the ninety (90) day period prior to Closing. The Company has complied with its obligations, if any, under WARN.
(f)    The Company has properly paid its Employees and former employees and all amounts required by applicable Laws to be deducted or withheld from remuneration payable to Employees, and all employer premiums, contributions or amounts payable by the Company thereon or in respect thereof, have been so deducted and withheld and remitted, paid or contributed in compliance in all material respects with applicable Laws to the appropriate Governmental Body. The Company is not liable for any arrears of wages, overtime or any taxes or penalties for failure to comply with applicable Law.
(g)    The Company has not used the services of workers provided by third party contract labor suppliers, temporary employees or “leased employees” (as that term is defined in Section 414(n) of the Code). All Employees are employed in the United States, and none of the written terms and conditions of their employment provide for the application of the law of any jurisdiction outside the United States.
4.17    Litigation. Except as set forth on Schedule 4.17, (i) there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company (or to the Knowledge of the Company, pending or threatened, against any of the officers, directors, Contractors or Employees of the Company with respect to their business activities on behalf of the Company), or to which the Company is otherwise a party, (ii) the Company is not subject to any Order, and the Company is not in breach or violation of any Order, (iii) there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or to which the Company is otherwise a party relating to this Agreement or any Company Document or the Transactions, (iv) the Company has not received any written notice that it is under investigation with respect to any violation or alleged violation of any Law, and (v) the Company is not currently planning to initiate any Legal Proceeding.
4.18    Compliance with Laws; Regulatory Matters.
(a)    Except as set forth on Schedule 4.18(a), the Company is and has been in compliance with applicable Law with, and is not in violation of any Law, respect to the conduct of the Business, or the ownership or operation of its properties or assets, including (i) any applicable Laws governing development, approval, manufacture, sale, marketing, promotion or distribution as it relates to the Business, including the FDA Act and CLIA, (ii) all applicable Laws regulating the medical device/diagnostic industry generally, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.) and all Healthcare Laws.
(b)    Except as set forth on Schedule 4.18(b), no action has been filed or commenced or, to the Knowledge of Company, threatened involving the Company alleging any failure to comply with any of the Healthcare Laws. Except as set forth on Schedule 4.18(b), the Company has not received any communication from a Governmental Body or other Person that alleges that the Company is not currently, or was not then, in compliance with any Healthcare Law, and to the Knowledge of the Company, is not under investigation for an violations of any Healthcare Laws other than any statements of deficiencies from a Governmental Body in connection with surveys, claim adjustments or adjudications occurring in the Ordinary Course of Business.
(c)    Except as set forth on Schedule 4.18(c), the Company is not a party to a corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order or similar agreement with or imposed by any Governmental Body.
(d)    The Company has filed all material claims and other reports required to be filed in connection with all Medicare, Medicaid, governmental or other reimbursement programs, as applicable, due on or before the date hereof (subject to any permitted extensions), all of which are complete and correct in all material respects. The Company has not received notice of actions pending before any commission, board or agency, including, without limitation, any intermediary or carrier, the Provider Reimbursement Review Board, the Center for Medicare and Medicaid Services, or other Governmental Body, with respect to any Medicare, Medicaid, governmental or other reimbursement program claims filed by the Company or any disallowances by any commission, board or agency in connection with any audit or review of such claims, except as specifically described and set forth on Schedule 4.18(d), and the Company has delivered to Parent true and correct copies of any such claims, actions or appeals. The Company has not received notice of any validation review, program integrity review or other investigation related to the Company that is currently being conducted by any Governmental Body, including, without limitation, the

Federal Health and Human Services Office of Inspector General or the United States Department of Justice, in connection with the Medicare, Medicaid, governmental or other reimbursement program.
(e)    There are no actions pending or, to the Knowledge of the Company, threatened related to the Company, or its business, assets or property, and the Company is not subject to any Order, party to any judgment, decree, settlement or agreement, or memorandum of understanding or other regulatory enforcement action or proceeding, in each case, relating to any Healthcare Law and with or by any Governmental Body with respect to the Company, or its business, assets or property.
(f)    Except as set forth on Schedule 4.18(f), it has not been audited for any alleged improper activity or violation of Law, and there is no pending or, to the Knowledge of the Company, threatened, recoupment or repayment sought by Medicare, Medicaid, governmental or other reimbursement program, other than liabilities relating to claim adjustment and adjudication in the Ordinary Course of Business.
(g)    The billing and collection practices of the Company have been in compliance in all respects with all applicable Laws (including Healthcare Laws), regulations and policies of, and agreements with, Medicare, Medicaid, governmental or other reimbursement programs, and the Company has not submitted any claims that are cause for civil penalties or overpayments under, or mandatory or permissive exclusion from, or termination of rights under, any such reimbursement programs, other than liabilities relating to claim adjustment and adjudication in the Ordinary Course of Business.
(h)    Neither the Company nor its officers, directors, Employees or agents, including third party contractors who has undertaken activities in connection with the Business, has been debarred, restricted, suspended, deemed subject to debarment pursuant to, nor are any such Persons the subject of a conviction described in, (i) Section 306 of FFDCA or (ii) 42 U.S.C. §1320a–7 or any similar debarment or ineligibility provisions applicable to any health care program of a Governmental Body.
(i)    The Company has not, and to the Knowledge of the Company, none of its Representatives, has committed an act, made a statement, or failed to make a statement that, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”). The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation pursuant to the FDA Ethics Policy.
(j)    The Company is and has been in compliance with all applicable security and privacy standards regarding protected health information (as defined in 45 C.F.R. § 160. 103) (“Protected Health Information”) under (i) HIPAA and HITECH and (ii) any applicable state privacy Laws. The Company has in place plans, policies and procedures designed to comply with HIPAA and HITECH in all material respects. The Company has not received notice of any pending, and to the Knowledge of the Company, there is no threatened, proceeding with respect to any alleged

“breach” as defined in 45 C.F.R. § 164.402 (a “Breach”) or any other violation of HIPAA or HITECH by the Company or any of its “workforce” (as such term is defined under HIPAA), except for any such Breaches or such other violation of HIPAA or HITECH that, individually or in the aggregate, are not material.
(k)    Except as set forth on Schedule 4.18(k), to the Knowledge of the Company, there are no investigations, lawsuits, or regulatory proceedings, pending or threatened, brought by or before the FDA, the Centers for Medicare and Medicaid Services, the U.S. Office of Inspector General of the U.S. Health and Human Services, or the U.S. Department of Justice in which the Company is or will be made the defendant or respondent, nor are there any adverse Orders currently in effect that have been issued by such Governmental Bodies against the Company, nor are there any facts, circumstances or conditions that exist that may give rise to any adverse Order issuable by such Governmental Bodies against the Company.
(l)    The Company has maintained, enforced and complied with in all material respects written privacy, security and data protection policies (the “Privacy Policies”) with respect to any Protected Health Information providing for, without limitation: (i) clear and conspicuous disclosure of the Company’s privacy, security and data protection practices, including collection, storage, use and disclosure of, and provision of access and corrections to any Protected Health Information, and (ii) protection from loss, misappropriation, disclosure or corruption of, and unauthorized access to any Protected Health Information. Neither this Agreement nor the Transactions violate or will violate the terms and conditions of any Privacy Policies, any applicable Laws or the privacy rights of any Person. To the Knowledge of the Company, no Protected Health Information has been subject to any breach, misappropriation, unauthorized disclosure, or unauthorized access or use by any Person.
4.19    Permits. The Company has all material Permits necessary to conduct its Business as now being conducted (the “Company Permits”) (including all Permits that may be required by any Governmental Body engaged in the regulation of the products or operations of the Business). The Company Permits are valid and in full force and effect and will continue to be so upon consummation of the Transactions, except for such invalidity or failure to be in full force and effect that, individually or in the aggregate, would not be material to the Company taken as a whole. The Company is in compliance in all material respects with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, would not be material to the Company taken as a whole. The Company has not received any notice with respect to the operation of the Business from any Governmental Body regarding (i) any material adverse change in any Company Permit, or any failure to comply with any applicable laws of any Governmental Body or any term or requirement of any Company Permit or (ii) any revocation, withdrawal, suspension, cancellation, limitation, termination or material modification of any Company Permit. As of the date hereof, no suspension or cancellation of any Permit required under any Healthcare Law is pending or, to the Knowledge of the Company, threatened. There is no concluded or, to the Knowledge of Company, pending or threatened investigation, audit or other action that could result in a revocation, suspension, termination, probation, restriction, limitation or non-renewal of any Permit required under any Healthcare Law and there is no reasonable basis for the foregoing. Except as set forth on Schedule 4.19, the Transactions contemplated hereunder do not require the Consent of or filings with any Governmental Body with jurisdiction over the Company with respect to any Healthcare Laws or Permits subject to any Healthcare Laws.
4.20    Environmental Matters.
(a)    The operations of the Company and its Business are and have been in compliance with all applicable Environmental Laws. To the Knowledge of the Company, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws or that require that the Company incur currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws.
(b)    The Company is not subject to (i) any Order or Contract with any Governmental Body with respect to Environmental Laws, any Remedial Action or any Release or threatened Release of a Hazardous Material, or (ii) any Contract with any Person that is not a Governmental Body with respect to any Remedial Action.
(c)    The Company has not Released any Hazardous Materials into the environment.
(d)    There are no investigations pending or, to the Knowledge of the Company, threatened against the Company with respect to the Business that could reasonably be expected to result in the Company incurring or suffering material Environmental Costs and Liabilities or Liens under Environmental Law.
(e)    The Transactions do not require the Consent of or filings with any Governmental Body with jurisdiction over the Company with respect to environmental matters.
(f)    The Company has no audits, studies, reports, analyses, or results of investigations related to matters arising under Environmental Laws, Environmental Costs and Liabilities, or Hazardous Materials (including human exposure to Hazardous Materials) that have been performed by or on behalf of the Company with respect to the operation of the Business.
4.21    Related Party Transactions. Except as set forth on Schedule 4.21, no Employee, officer, director or Equityholder of the Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person (other than any normal and customary compensation owed by the Company to any such Employee, officer or director for services rendered), (ii) is involved in any business arrangement or other relationship with the Company (whether written or oral) other than, in the case of any such Employee, officer, director or Equityholder, such Person’s arrangement or relationship with the Company as an employee, officer, director or Equityholder of the Company, (iii) owns any property or right, tangible or intangible, that is used by the Company, (iv) to the Knowledge of the Company, has any cause of action against the Company or (v) to the Knowledge of the Company, owns any direct or indirect interest of any kind (other than the direct or indirect ownership of an equity interests in a publicly traded company of such equity interest is less than five percent (5%) of such publicly traded company’s equity interests) in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a supplier, customer, landlord, tenant, creditor or debtor of the Company.
4.22    Insurance. Schedule 4.22 sets forth a list, as of the date of this Agreement, of each insurance policy of the Company (the “Insurance Policies”). Schedule 4.22 contains a list, including policy number, amount and type of coverage, of all policies or binders of insurance maintained by the Company on the Business or the assets of the Company as of the date hereof. To the Knowledge of the Company, all such Insurance Policies are in full force and effect and all premiums due and payable under the Insurance Policies have been paid on a timely basis and the Company is otherwise in compliance in all material respects with all other terms thereof. No written notice of cancellation, termination or non-renewal has been received by the Company with respect to any such policy. There have been no claims against insurance by the Company as to which the insurers have denied coverage or otherwise reserved rights.
4.23    Financial Advisors. Except as set forth on Schedule 4.23, the Company has not entered into any Contract with any broker, finder or similar agent or any Person which will result in the obligation of Parent, or the Company or the Surviving Corporation to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.
4.24    No Other Representations or Warranties.. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, INCLUDING ARTICLE IV HEREOF, OR ANY OF THE RELATED DOCUMENTS, NONE OF THE EQUITYHOLDERS, THE EQUITYHOLDER REPRESENTATIVE, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES, EMPLOYEES OR REPRESENTATIVES ARE MAKING OR HAVE MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY SORT TO OR FOR THE BENEFIT OF THE COMPANY, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE, AND THE COMPANY, THE EQUITYHOLDERS AND THE EQUITYHOLDERS REPRESENTATIVE EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PDI, PARENT AND MERGER SUB
Except (i) as set forth on the disclosure letter delivered by Parent to the Company on the date hereof, and (ii) information disclosed in PDI SEC Documents, PDI, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as of the date hereof as follows:
5.1    Organization and Good Standing of PDI, Parent and Merger Sub. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. PDI and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of PDI, Parent and Merger Sub has the full power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing could not individually or in the aggregate, reasonably be expected to (i) result in a Parent Material Adverse Effect or (ii) prevent, impair or delay, in any material respect, the ability of the parties hereto to consummate the Transactions.
5.2    Authorization of Agreement. Each of PDI, Parent and Merger Sub has all requisite power and authority to enter into this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by PDI, Parent or Merger Sub in connection with the consummation of the Transactions (the “Parent Documents”) and to consummate the Transactions. The execution and delivery of this Agreement and the Parent Documents and the consummation of the Transactions have been duly authorized by all necessary action on the part of PDI, Parent and Merger Sub, as applicable. This Agreement has been, and each of the Parent Documents will be at the Closing, duly executed and delivered by PDI, Parent and Merger Sub (as applicable) and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than PDI, Parent and Merger Sub), this Agreement constitutes, and in the case of the Parent Documents they will at Closing constitute, valid and binding obligations of PDI, Parent and Merger Sub (as applicable), enforceable against each of PDI, Parent and Merger Sub (as applicable) in accordance with their respective terms, except as such enforceability may be subject to any Enforceability Exceptions. No Consent is required by or with respect to PDI, Parent or Merger Sub in connection with the execution and delivery of this Agreement and the Parent Documents by PDI, Parent and Merger Sub or the consummation by PDI, Parent and Merger Sub of the Transactions except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (ii) such other Consents as may be required under applicable securities Laws.
5.3    Conflicts; Consents of Third Parties.
(a)    None of the execution and delivery by PDI, Parent and Merger Sub of this Agreement and of Parent Documents, the consummation of the Transactions, or the compliance by PDI, Parent and Merger Sub with any of the provisions hereof or thereof will conflict with, or result in violation of or Default under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and bylaws or comparable organizational documents of PDI, Parent or Merger Sub; (ii) any Contract, or Permit to which PDI, Parent or Merger Sub is a party or by which any of the properties or assets of PDI, Parent or Merger Sub are bound; (iii) any Order of any Governmental Body applicable to PDI, Parent or Merger Sub or by which any of the properties or assets of PDI, Parent or Merger Sub are bound; or (iv) any applicable Law, except with respect to clauses (ii) through (iv), as would not, individually or in the aggregate, reasonably be expected to (a) result in a Parent Material Adverse Effect or (b) prevent, impair or delay, in any material respect, the ability of the parties hereto to consummate the Transactions.
(b)    No Consent is required on the part of PDI, Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Parent Documents or the compliance with any of the provisions hereof or thereof, except for such Consents, the absence of which would not, individually or in the aggregate, (i) result in a Parent Material Adverse Effect or (ii) reasonably be expected to prevent, impair or delay, in any material respect, the ability of the parties hereto to consummate the Transactions.
5.4    Financial Advisors. Neither PDI, Parent nor Merger Sub has entered into any Contract with any broker, finder or similar agent or any Person which will result in the obligation of PDI, Parent, or the Company or the Surviving Corporation to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.
5.5    Litigation. There is no action, suit or proceeding of any nature pending or, to PDI’s, Parent’s or Merger Sub’s Knowledge, threatened against PDI, Parent or Merger Sub, or any of their respective properties, that would have a material adverse effect on the ability of PDI Parent or Merger Sub to perform its obligations pursuant to this Agreement and to consummate the Merger and the Transactions in accordance with the terms of this Agreement and the Related Documents. There is no investigation pending or, to PDI’s, Parent’s or Merger Sub’s Knowledge, threatened against PDI, Parent or Merger Sub, any of their respective properties by or before any Governmental Body, that could reasonably be expected to result in a Parent Material Adverse Effect or would otherwise have a material adverse effect on the ability of PDI, Parent or Merger Sub to perform its obligations pursuant to this Agreement and to consummate the Merger and the Transactions.
5.6    PDI SEC Documents.
(a)    PDI has filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by it to the U.S. Securities and Exchange Commission (the “SEC”) since and including the filing of PDI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “PDI SEC Documents”). The PDI SEC Documents, as of their respective effective dates (in the case of PDI SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other PDI SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such PDI SEC Documents, and none of the PDI SEC Documents as of such respective dates, or if amended, as of the date of the last such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of PDI is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act.
(b)    Each of the audited consolidated financial statements and unaudited consolidated financial statements of PDI included in the PDI SEC Documents (including the related notes and schedules), as of their respective effective dates (in the case of the PDI SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates, (in the case of all other PDI SEC Documents), or if amended, as of the date of the last such amendment, complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Quarterly Report Form 10-Q of the SEC), were prepared in accordance with GAAP and applicable accounting requirements and published rules and regulations of the SEC consistently applied during the periods involved (except (i) with respect to financial statements included in the PDI SEC Documents filed as of the date of this Agreement, as may be indicated in the notes thereto, or (ii) as permitted by the rules and regulations of the SEC, including Regulation S-X), and fairly present in all material respects the condensed consolidated financial position of PDI and its Subsidiaries as of the dates thereof and the condensed consolidated statements of comprehensive income (loss) and cash flows as of the dates and for the periods shown therein. There are no outstanding or unresolved comments in comment letters received from the SEC or its staff. To the Knowledge of PDI, as of the date hereof, none of the PDI SEC Documents filed on or prior to the date hereof is the subject of ongoing review or investigation.
(c)    There are no unconsolidated Subsidiaries of PDI or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in PDI SEC Documents nor any obligations to enter into any such arrangements.
(d)    PDI has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act). The Chief Executive Officer and the Chief Financial Officer of PDI have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to PDI SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of PDI has completed its assessment of the effectiveness of PDI’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective. As of the date of this Agreement there are no facts or circumstances that would prevent PDI’s Chief Executive Officer and Chief Financial Officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(e)    Since August 1, 2014, (i) neither PDI nor any Subsidiary, nor, to the Knowledge of PDI, any director or executive officer of PDI or any Subsidiary of PDI has received any material complaint, allegation, assertion or claim, in writing that PDI or any Subsidiary or PDI has engaged in improper, illegal or fraudulent accounting or auditing practices and (ii) to the Knowledge of PDI, no attorney representing PDI or any Subsidiary of PDI, whether or not employed by PDI or any Subsidiary of PDI, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by PDI or any Subsidiary of PDI or any of their respective officers, directors, employees or agents to the board of directors of PDI or any committee thereof or to any director or officer of PDI.
5.7    PDI Common Stock. The PDI Common Stock will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and non-assessable.

5.8    Capitalization of PDI.
(a)    PDI’s authorized capital stock consists of Forty Million (40,000,000) shares of common stock, par value $0.01 per share, and Five Million (5,000,000) shares of preferred stock, par value $0.01 per share. As of August 8, 2014, 15,361,725 shares of PDI Common Stock were issued and outstanding. All issued and outstanding shares of PDI Common Stock (x) have been duly authorized and validly issued, (y) are fully paid and non-assessable and free of preemptive rights and encumbrances and (z) were issued in material compliance with all applicable federal and state securities laws and in material compliance with all requirements binding on PDI set forth in applicable Contracts.
(b)    Except (i) as set forth in the PDI SEC Documents, ii for any of the following which may occur as a result of the consummation of the transactions contemplated by this Agreement or (iii) for any of the following that have been issued, awarded or granted in the Ordinary Course of Business under an incentive plan, employee benefits plan or other plan or Contract disclosed in the PDI SEC Documents since March 31, 2014, there are no o outstanding options, warrants, agreements, convertible or exchangeable securities or other commitments pursuant to which PDI is or may become obligated to issue, sell, transfer, purchase, return or redeem any securities of PDI, o securities of PDI reserved for issuance for any purpose, o agreements pursuant to which registration rights in the securities of PDI have been granted, o statutory preemptive rights or contractual rights of first refusal to which PDI is a party with respect to the capital stock, o stock appreciation rights, phantom stock or similar plans or rights pursuant to which PDI has any obligations, o voting trusts, proxies, or similar agreements to which PDI is a party with respect to the capital stock of PDI or o to the Knowledge of PDI, limitations on voting rights (other than those described in clause (G) above) with respect to shares of capital stock of PDI.
5.9    No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, INCLUDING ARTICLE V HEREOF, OR ANY OF THE RELATED DOCUMENTS, NONE OF PDI OR ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES, EMPLOYEES OR REPRESENTATIVES ARE MAKING OR HAVE MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY SORT TO OR FOR THE BENEFIT OF THE COMPANY, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE, AND PDI, PARENT AND MERGER SUB EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES.
ARTICLE VI
COVENANTS
6.1    Access to Information; Confidentiality. The Company shall afford to Parent and its accountants, counsel, financial advisors and other representatives, reasonable access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to the Company’s books, financial information (including working papers and data in the possession of the Company’s or its independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Company’s systems of internal control), Contracts and records of the Company and, during such period, shall furnish promptly such information concerning the Business, properties and personnel of the Company as Parent shall reasonably request; provided, however, such investigation shall be carried out in a manner that does not disrupt in any material respect the Company’s operations. The Company shall authorize and direct the appropriate directors, managers, Employees, consultants and other advisors (including contract research organizations and contract manufacture organizations) of the Company to discuss matters involving the operations and Business with representatives of Parent, provided that the timing of such discussions shall be coordinated between the Company and Parent to comply with the foregoing provisions of this Section 6.1. From and after the Closing, each Equityholder shall treat and hold as such any and all confidential information concerning the Business and affairs of the Company (“Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Parent or destroy, at the request and option of Parent, all tangible embodiments (and all copies) of the Confidential Information which are in such Equityholder’s possession. If any Equityholder is ever requested or required to disclose any Confidential Information, such Equityholder shall notify Parent promptly of such request or requirement so that Parent may seek an appropriate protective order or waive compliance with this Section 6.1. If, in the absence of a protective order or the receipt of a waiver hereunder, such Equityholder, on the written advice of counsel, is compelled to disclose any Confidential Information to any Governmental Body, arbitrator, or mediator or else stand liable for contempt, such Equityholder may disclose such Confidential Information to the extent so required. Notwithstanding anything express or implied in the foregoing provisions of this Section 6.1 to the contrary, the Company shall not be required to disclose or provide access to any information if such disclosure or access would contravene any applicable Law. No information provided to or obtained by Parent pursuant to this Section 6.1 shall limit or otherwise affect the remedies available hereunder to Parent (including Parent’s right to seek indemnification pursuant to Article VIII), or the representations or warranties of, or the conditions to the obligations of, the parties hereto.
6.2    Conduct of the Business Pending the Closing.
(h)    Except as otherwise expressly provided in this Agreement or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), between the date hereof and the Closing, the Company shall:
(i)    conduct its Business only in the Ordinary Course of Business;
(ii)    use its commercially reasonable efforts to (A) preserve the present Business operations, organization (including officers and employees) and goodwill of the Company and (B)  preserve the present relationships with Persons having business dealings with the Company;
(iii)    maintain (A) all of the tangible assets and properties of, or used by, the Company in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of the properties and assets of the Company in such amounts and of such kinds comparable to that in effect on the Execution Date; and
(iv)    (A) maintain the books, accounts and records of the Company in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable in the Ordinary Course of Business, and (C) comply with all contractual and other obligations of the Company.
(i)    Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) or as set forth in Schedule 6.2(b), the Company shall not:
(i)    incur or modify in any material respect the terms of any Indebtedness, or assume, guarantee, endorse (other than endorsements for deposit or collection in the Ordinary Course of Business), or otherwise become responsible for obligations of any other Person, except for Indebtedness incurred, assumed or guaranteed in the Ordinary Course of Business in amounts not in excess of Ten Thousand Dollars ($10,000) in the aggregate;
(ii)    grant, sell or issue, or commit to grant, sell or issue, any equity or equity based award or rights to acquire, any shares of capital stock or any other securities or any securities convertible into shares of capital stock or any other securities (including any options to acquire capital stock and other equity awards);
(iii)    declare, pay or incur any obligation to pay any dividend or other distribution (whether payable in cash, stock or property) on its capital stock or other securities or declare, make or incur any obligation to make any distribution or redemption with respect to capital stock or other securities, except that the provisions of this clause (iii) shall not limit, prohibit or prevent the Company from repaying any Indebtedness in accordance with its terms so long as the Company incurred such Indebtedness prior to the Execution Date;
(iv)    mortgage, pledge or otherwise encumber (including by creating any Lien that is not a Permitted Exception) any assets of the Company or sell, transfer, license or otherwise dispose of any assets of the Company except in the Ordinary Course of Business;
(v)    amend or propose to amend its certificate of incorporation, bylaws or other comparable organizational documents;
(vi)    incur or authorize any capital expenditures or any obligations or liabilities in respect of capital expenditures in excess of Ten Thousand Dollars ($10,000);
(vii)    make any loans, advances or capital contributions to, or investments in, any other Person;
(viii)    assign, release or forgive any Indebtedness;
(ix)    split, combine, reclassify, repurchase, redeem or otherwise acquire any shares of Company Capital Stock, except for repurchases of unvested shares of Company Common Stock held by employees, directors, consultants or advisors to the Company, at cost or less, in connection with termination of employment or other service relationship with the Company or the occurrence or non-occurrence of other events in accordance with the applicable vesting terms of such unvested shares;
(x)    abandon, cease to prosecute, fail to maintain, sell, license, assign or encumber any Company Permit or other material assets (other than with respect to Company Intellectual Property);
(xi)    merge or consolidate with any Person or adopt a plan of complete or partial liquidation (or resolutions providing for or authorizing such liquidation), dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(xii)    form any Subsidiary or acquire (including by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses other than the acquisition of assets in the Ordinary Course of Business with a purchase price (including assumed Indebtedness) that does not exceed Ten Thousand Dollars ($10,000) in the aggregate;
(xiii)    enter into or renew any Material Contract, unless such Material Contract is entered into or renewed by the Company in the Ordinary Course of Business;
(xiv)    make any change in (whether by amendment or modification or otherwise) any right under any Material Contract;
(xv)    terminate any Material Contract or waive, release or assign any right under any Material Contract;
(xvi)    make any change in any method of accounting or accounting practice;
(xvii)    (A) make, change or revoke any Tax election; (B) adopt or change any accounting method or period in respect of Taxes; (C) file any amended Tax Return; (D) enter into any Tax allocation agreement, Tax sharing agreement, pre-filing or advance pricing agreement or Tax indemnity agreement; (E) settle or compromise any claim, notice, audit report or assessment in respect of any Taxes; (F) surrender or forfeit any Tax refund; or (G) Consent to any extension or waiver of the limitation period applicable to any Tax Return or any claim or assessment in respect of any Taxes;
(xviii)    waive, release, assign, compromise, settle or agree to settle any Legal Proceeding involving a Person other than PDI, Parent, Merger Sub or any of their respective Affiliates (including any Legal Proceeding relating to this Agreement or the Transactions) other than claim adjustment or adjudication occurring in the Ordinary Course of Business;
(xix)    (A) sell, assign, license, sublicense, encumber, impair, abandon, fail to use commercially reasonable efforts to diligently maintain, transfer or otherwise dispose of any right, title or interest of the Company in any Company Intellectual Property (other than non-exclusive licenses or sublicenses of Company Intellectual Property to contractors of the Company for purposes of carrying out research, development and manufacturing activities for and on behalf of the

Company), (B) amend, waive, cancel or modify any rights in or to the Company Intellectual Property, (C) fail to use commercially reasonable efforts to diligently prosecute the patent applications owned by the Company or (D) divulge, furnish to or make accessible any trade secrets within Company Intellectual Property to any third party who is not subject to an enforceable written agreement to maintain the confidentiality of such trade secrets;
(xx)    (A) establish, adopt, enter into, amend (other than amendments required by law or to comply with the Code) or terminate any Company Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the Execution Date, (B) increase the compensation or fringe benefits of any current or former employee, director, officer or independent contractor of the Company, (C) grant any severance or termination pay to any present or former director, officer, employee or independent contractor of the Company, or (D) loan or advance any money or other property to any present or former director, officer or employee of the Company;
(xxi)    hire any employee, independent contractor or consultant to be employed by or perform services on behalf of the Company;
(xxii)    correspond, communicate or consult with any Governmental Body without providing Parent with prior written notice and the opportunity to consult with the Company with respect to such correspondence, communication or consultation; and
(xxiii)    directly or indirectly take, agree to take or otherwise permit to occur any of the actions described in Sections 6.2(b)(i) through 6.2(b)(xxii).
6.3    Third Party Consents. The Company shall use its commercially reasonable efforts to obtain at the earliest practicable date all Consents from, and provide all notices to, all Persons that are not a Governmental Body, which Consents, waivers, approvals and notices are set forth on Schedule 6.3. All such Consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to Parent, and executed counterparts of such Consents, waivers and approvals shall be delivered to Parent promptly after receipt thereof, and copies of such notices shall be delivered to Parent promptly after the making thereof.
6.4    Governmental Consents and Approvals.
(a)    Each of PDI, Parent, Merger Sub, and the Company shall use their respective commercially reasonable efforts to obtain at the earliest practical date all Consents, Orders, Permits, authorizations and declarations from, make all filings with, and provide all notices to, all Governmental Bodies that are required from PDI, Parent, Merger Sub or the Company, as the case may be, to consummate, or in connection with, the Transactions, including the Consents, Orders, Permits, authorizations, declarations, filings and notices referred to in Section 4.3(b). Each such party shall use commercially reasonable efforts to furnish to each other party hereto all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transactions. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction and permit the other party to review in advance any proposed communication by such party to any Governmental Body. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto shall consult and cooperate with one another in connection with the matters described in this Section 6.4, including in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings described in this Section 6.4. To the extent that the Equityholders are to receive Future Payments pursuant to the Contingent Consideration Agreement, PDI and the Equityholder Representative shall cooperate to determine whether any filings with any Governmental Body are necessary prior to the payment of such Future Payments. In the event that a filing with a Governmental Body is necessary, each of the parties hereto shall use commercially reasonable efforts to assist in preparation of such filing.
(b)    Each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the Transactions under any Law.
6.5    Further Assurances. Subject to, and not in limitation of, Section 6.4, each of PDI, Parent, Merger Sub and the Company shall use its commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the Transactions and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Transactions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Parent with full right, title and possession to all the property, rights, privileges, power and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name of the Company and Merger Sub to take all such lawful and necessary action.
6.6    Publicity.
(a)    None of PDI, Parent, Merger Sub, the Company or the Equityholder Representative shall issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless disclosure is otherwise required by applicable Law or unless, in the sole judgment of Parent, disclosure is required by the applicable rules of any stock exchange or self-regulatory organization on which Parent or its Affiliates lists securities; provided that to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other parties with respect to the text thereof. Notwithstanding the foregoing, that parties acknowledge and agree that it is their intention to issue a press release, in form and substance to be mutually agreed upon by Parent, the Company and the Equityholder Representative, disclosing the existence of this Agreement and describing certain financial and other information concerning the Transactions.
(b)    Each of PDI, Parent, the Equityholder Representative and the Company agrees that they shall agree on appropriate disclosure of the financial terms of this Agreement;

provided that, subject to the provisions of Section 6.6(a) and this Section 6.6(b), this Agreement shall not be publicly disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law.
6.7    Notification of Certain Matters. Each of the Equityholder Representative and the Company shall give notice to Parent and Parent shall give notice to the Equityholder Representative and the Company, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (c) the institution of or the threat of institution of any Legal Proceeding against the Company, Parent or their respective Affiliates related to this Agreement or the Transactions; provided that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto; and provided further that nothing in the foregoing provisions of this Section 6.7 shall be construed as limiting, waiving, terminating or superseding the provisions of Section 6.9.
6.8    Tax Matters.
(a)    Preparation and Filing of Tax Returns; Payment of Taxes.
(i)    Subject to Section 6.2(b)(xvii) of this Agreement, the Company shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company that are due on or before the Closing Date and shall pay or cause to be paid all Taxes shown as due thereon. Such Tax Returns shall be prepared in accordance with the past custom and practice of the Company in preparing its Tax Returns, except as otherwise required by applicable Law.
(ii)    Parent shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company that are due after the Closing Date and shall pay or cause to be paid all Taxes shown due thereon, without limitation to its rights to indemnification pursuant to Article VIII. Tax Returns for any Tax Period ending on or before the Closing Date and that portion of any Straddle Period through the end of the Closing Date shall be prepared in a manner consistent with prior Tax Returns, except as otherwise required by applicable Law. Parent shall permit the Equityholder Representative to review and comment on each such income Tax Return for any Tax Period ending on or before the Closing Date and that portion of any Straddle Period through the end of the Closing Date at least fifteen (15) days prior to filing and shall give due regard to any timely and reasonable comments requested by the Equityholder Representative. To the extent not expressly taken into account in determining the Initial Merger Consideration and the calculation of Adjusted Working Capital, the Equityholder Representative shall, on behalf of the Equityholders, reimburse Purchaser for any Taxes attributable to the Pre-Closing Tax Period (as determined pursuant to Section 6.8(e)) within three (3) days of demand therefor.

(b)    Cooperation on Tax Matters. Parent, the Company and the Equityholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, other administrative proceeding or inquiry or judicial proceeding with respect to Taxes (a “Tax Contest”). Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which may be reasonably relevant to any such Tax Contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company and the Equityholder Representative agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax Period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Parent, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Body and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Parent, the Company and the Equityholder Representative, as the case may be, shall allow the other party to take possession of such books and records at such other party’s expense.
(c)    Tax Claims. If, subsequent to the Closing, Parent or the Company receives notice of a Tax Contest that, if successful, would result in an indemnity payment by the Equityholders (a “Tax Claim”), then within fifteen (15) days after receipt of such notice, Parent shall provide the Equityholder Representative with a copy of such notice, and if Parent fails to do so no Parent Indemnified Party shall be entitled to indemnification under this Agreement with respect to any Damages arising from such Tax Claim, unless the failure did not substantially prejudice the ability of the Equityholder Representative to assert its rights. Parent shall have the right, at its own expense, to control the conduct and resolution of any Tax Claim; provided, however, that (a) Parent shall keep the Equityholder Representative informed of all material developments on a timely basis and shall not resolve such Tax Claim without Equityholder Representative’s written consent and (b) the Equityholder Representative will have the right, but not the obligation, by written notice to Parent within ten (10) days after receipt of notice of the Tax Claim to assume the defense of such Tax Claim at its own expense, in which case the Equityholder Representative shall keep Parent reasonably informed of all material developments on a timely basis and shall not resolve such Tax Claim without Parent’s written consent.
(d)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by the Parent and fifty percent (50%) by the Equityholders, and Parent will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.
(e)    Convention for Allocating Taxes. To the extent permitted under applicable Laws, the Company shall close the taxable year of the Company as of the close of business on the Closing Date, provided that if the Company is required to file a Tax Return for a Straddle Period, the portion of Taxes for a Straddle Period that relate to the Pre-Closing Tax Period shall be calculated as though the taxable period of the Company terminated as of the close of the Closing Date; provided further that in the case of real property, personal property and similar ad valorem Taxes, the portion of the Tax for a Pre-Closing Tax Period shall be equal to the amount of Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the total number of days from the beginning of the Straddle Period through (and including) the Closing Date and the denominator of which is the total number of days in the Straddle Period.
6.9    Update of Company Schedules. In the event of any matter arising at any time after the execution of this Agreement (the “Execution Date”) that, if existing or occurring at or before the Execution Date, would have been required to be set forth or described in the Company Schedules as of the Execution Date or that is necessary to correct any information in the Company Schedules that is or has become inaccurate as a result of such matter arising at any time after the Execution Date, then the Company shall, at the Closing, deliver to Parent an amended, updated and/or supplemented version of the Company Schedules for purposes of disclosing such matter or correcting such inaccuracy. No amendment, update or supplement to any Company Schedule shall have any effect for the purposes of determining the indemnification obligations under Article VIII or satisfaction of the conditions set forth in Article VII.
6.10    Indemnification of Directors and Officers; Insurance.
(a)    For a period of six (6) years from and after the Closing, Parent shall cause the Surviving Corporation to indemnify and hold harmless (including advancement of expenses) all past and present officers and directors of the Company to the same extent such persons are permitted to be indemnified by the Company as of the date of this Agreement pursuant to the Company’s certificate of incorporation and bylaws, in each case, as existing on the date hereof, for acts or omissions which occurred at or prior to the Effective Time (the persons entitled to be indemnified pursuant to such indemnification provisions being referred to, collectively, as the “Section 6.10 Indemnified Persons” and each individually as a “Section 6.10 Indemnified Person”). For a period of six (6) years from and after the Closing, each of the Surviving Corporation and Parent shall cause the certificate of incorporation and bylaws of the Company to contain provisions with respect to indemnification, advancement of expenses and exculpation from liability that are at least as favorable as those set forth in the certificate of incorporation and bylaws of the Company as in effect immediately prior to the Closing, which provisions of the certificate of incorporation and bylaws of the Surviving Corporation shall not to be amended, repealed or otherwise modified for a period of six (6) years after the Closing in any manner that would adversely affect, in any material respect, the rights of any Section 6.10 Indemnified Person under such provisions (unless such amendment or modification is required by Law).
(b)    Parent, in its sole discretion, either (a) shall cause the Surviving Corporation to maintain the Company’s directors and officers insurance policies’ as in effect immediately prior to the expiration of the Company’s existing directors and officers insurance policy and lasting for a period of six (6) years after the Closing, or (b) shall cause the Surviving Corporation to obtain, at the expense of Parent or the Surviving Corporation, a non-cancellation run-off insurance policy for a period of six (6) years after the Closing, to provide insurance coverage for events, acts or omissions occurring on or prior to the Closing for all Persons who were Section 6.10 Indemnified Person on or prior to the Closing providing the same level of coverage as that in existence under

Company’s directors and officers insurance policies’ in effect immediately prior to the Closing; provided that, in lieu of the foregoing, and notwithstanding anything to the contrary contained in this Agreement, Parent may obtain a prepaid tail policy, which provides directors’ and officers’ liability insurance tail coverage for a period ending no earlier than the sixth (6th) anniversary of the Effective Time.
6.11    Exclusivity. From the date of this Agreement until the earlier of either (a) the Effective Time or (b) the termination of this Agreement, the Company (i) will not solicit, initiate or knowingly encourage any negotiations, discussions, proposals or offers from, or participate in any negotiations or discussions with, or enter into any Contract with, or provide or make available any information to, any Person other than Parent and its Affiliates and representatives, relating to any proposal or offer involving a sale or disposition of any equity interest in the Company (whether by direct or indirect sale, merger, consolidation, recapitalization, reorganization or otherwise) or any sale or disposition of any assets of the Company, other than licenses in the Ordinary Course of Business, and (ii) will notify PDI upon the receipt of any proposal, offer or inquiry involving a sale or disposition of any equity interest in the Company (whether by direct or indirect sale, merger, consolidation, recapitalization, reorganization or otherwise) or any sale or disposition of any assets of the Company, other than licenses in the Ordinary Course of Business within two (2) Business Days after receipt of such proposal, offer or inquiry.
6.12    Written Consent; Board Recommendation. The Board shall recommend the adoption of this Agreement by the Stockholders (the “Company Recommendation”) and, except as is required by applicable Law, shall not withdraw, modify or qualify in any manner adverse to Parent the Company Recommendation. Promptly following its receipt of the Written Consent, but in no event later than two (2) Business Days following the execution of this Agreement, the Company will deliver a copy of such Written Consent constituting the Stockholder Approval to Parent, together with a certificate executed on behalf of the Company by its corporate Secretary, certifying, in his or her capacity as such, that such Written Consent constitutes the Stockholder Approval.
6.13    Termination of Agreements and Company Option Plans. The Company shall have caused the following plans and agreements to have been terminated in their entirety with no surviving obligations or liabilities with respect to the Company, as of the Effective Time:
(a)    the Investors’ Agreement; and
(b)    the Company Option Plans.
6.14    Termination of Certain Employees. Effective as of no later than immediately prior to the Closing, the Company shall terminate the employment of each of the Employees listed on Schedule 6.14 subject to the terms and conditions of each applicable termination letter delivered in connection therewith.
6.15    PDI Observer and Board Rights. Beginning on the Closing Date, the Equityholder Representative shall have the right (the “Observer Right”) to designate an observer to be present (whether in person or by telephone) in an observer capacity (the ”Observer”) at all meetings of the Board of Directors of PDI; provided, however, that such Observer will not be permitted to observe that portion of the meeting which would cause a conflict of interest to exist or would waive the attorney-client privilege, as determined by the Board of Directors of PDI in its reasonable discretion and the costs and expenses incurred in connection with the Observer Right, including, but not limited to, the Observer’s travel and lodging in connection with his or her attendance at meetings of the Board of Directors of PDI shall be borne by PDI (provided that the Observer shall not receive any fees otherwise paid to voting members of the PDI Board of Directors). The Equityholder Representative shall initially appoint Dr. Dennis M. Smith, Jr. (“Dr. Smith”) as the initial Observer and shall not remove Dr. Smith as long as he is able and willing to serve as the Observer. In the event that Dr. Smith is unable or unwilling to serve as the Observer, the Equityholder Representative shall next appoint Mr. Peter Kleinhenz prior to appointing any other person to serve as Observer. In the event that Mr. Kleinhenz is unable or unwilling to serve as the Observer, the Equityholder Representative shall next appoint Ms. Kapila Ratnam prior to appointing any other person to serve as Observer. In the event that neither Dr. Smith, Mr. Kleinhenz nor Ms. Ratnam is able or willing to serve as the Observer, the Equityholder Representative will propose the names of three individuals in the order of the Equityholder Representative’s preference for the selection of the next representative to serve as Observer, and PDI shall have a right to veto two of the three named individuals; the remaining individual shall then serve as the Observer. PDI shall send to such Observer all of the notices, information and other materials that are distributed to the Board of Directors of PDI and shall provide such Observer with a notice and agenda of each meeting of the Board of Directors of PDI all at the same time and in the same manner as such notices, agenda, information and other materials are provided to the members of the Board of Directors of PDI; provided that such notices, agenda, information and other materials may be withheld from the Observer to the extent disclosing such materials would cause a conflict of interest to exist or would waive the attorney-client privilege, as determined by the Board of Directors of PDI in its reasonable discretion. The Observer Right shall continue for the shortest of (i) the date at which the Equityholders hold, in the aggregate, less than fifty percent (50%) of the PDI Common Stock issued pursuant to the terms and conditions of this Agreement and the Contingent Consideration Agreement, (ii) the satisfaction of the payment obligations owed by PDI and the Parent to the Equityholder Representative under the Subordinated Note and (iii) the date that the Equityholder Representative chooses to terminate its rights.
6.16    PDI Common Stock as Merger Consideration. At such time as any Stock Consideration issued pursuant to the terms and conditions of this Agreement and the Contingent Consideration Agreement is eligible for resale pursuant to Rule 144 under the Securities Act, PDI shall use commercially reasonable efforts to promptly provide information and opinions to the applicable transfer agent necessary to facilitate a transfer pursuant to Rule 144 under the Securities Act; provided, however, that no shares of PDI Common Stock shall be issued by PDI to an Equityholder unless such Equityholder provides a certification satisfactory to PDI (in its reasonable discretion) that such Equityholder is an Accredited Investor.
6.17    Information Statement. In addition to the information required to be delivered pursuant to Section 3.7(c), on or before 5:00 p.m. Eastern Time on the date that is two (2) Business Days following the date of this Agreement, the Company shall prepare and deliver an information statement (the “Information Statement”) to each Stockholder setting forth the material terms of the Merger and including a copy of this Agreement. The Company shall provide PDI and its legal counsel with the opportunity to review and comment on all aspects of the Information Statement, and the Company shall revise the Information Statement to incorporate the reasonable comments of PDI or its legal counsel, prior to the delivery of the Information Statement to the Stockholders. The parties hereby agree to cooperate with each other in preparing the Information Statement. Without limiting the generality of the foregoing, nothing shall be contained in the Information Statement or any related materials with respect to any party unless approved by such party, which approval shall not be unreasonably withheld.
6.18    Contingent Consideration. Following the Closing, PDI and Parent shall use commercially reasonable efforts to achieve the Future Payments. The parties hereto agree that “commercially reasonable efforts” means those efforts that PDI and Parent would reasonably devote to products of similar market potential at a similar stage of development or product life based on conditions then prevailing and taking into account all relevant factors, including market potential, profit potential, strategic value, efficacy, safety, cost of manufacturing, competition, intellectual property, technological relevance and obsolescence, PDI’s or Parent’s product and service portfolio, changes in regulatory status and Law, other proprietary positions and changes in reimbursement rates, policies and procedures.
6.19    DOJ Settlement Payments. PDI, Parent and the Surviving Corporation acknowledge and agree that Surviving Corporation shall be bound by the DOJ Settlement Agreement. The Surviving Corporation shall be responsible for making payments as and when due under the DOJ Settlement Agreement and shall offset any payments made pursuant to the terms and conditions of this Agreement, including Article VIII. Notwithstanding anything to the contrary, the maximum amount due from PDI, Parent and the Surviving Corporation arising from the DOJ Settlement Agreement attributable to the calendar years 2015, 2016 and 2017 shall be Five Hundred Thousand Dollars ($500,000) and, in the event that (i) such amount is in excess of Five Hundred Thousand Dollars ($500,000) and (ii)(A) exercising a right of set-off against a portion of each Future Payment pursuant to Section 8.5 is unavailable, or (B) by December 31, 2019, the Equityholders shall reimburse Parent for the difference as soon as reasonably practicable.

ARTICLE VII

CONDITIONS TO CLOSING
7.1    Conditions Precedent to Obligations of PDI, Parent and Merger Sub. The obligations of PDI, Parent and Merger Sub to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent (any or all of which may be waived by Parent in whole or in part to the extent permitted by applicable Law):
(a)    the representations and warranties of the Company set forth in Article IV that are qualified as to materiality or Company Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case both as of the Execution Date and as of the Closing as though made at and as of the Closing (except with respect to representations and warranties of the Company in Article IV that address matters only as of an earlier date, in which case such representations and warranties qualified as to materiality or Company Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);
(b)    the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date;
(c)    there shall not have occurred a Company Material Adverse Effect since the Balance Sheet Date that is pending or continuing;
(d)    there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions;
(e)    Parent shall have received a certificate signed by the Chief Executive Officer of the Company, each in form and substance reasonably satisfactory to Parent, dated the Closing Date, to the effect that each of the conditions specified above in Sections 7.1(a) and (b) have been satisfied in all respects;
(f)    the Company shall have obtained or made any other Consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the Transactions;
(g)    the Company shall have obtained those Consents listed on Schedule 6.3 that the Company is required to obtain as indicated on Schedule 6.3, each such Consent to be in a form reasonably satisfactory to Parent and copies thereof shall have been delivered to Parent;
(h)    the Company shall have received (and provided Parent with copies of) resignation letters executed and delivered by each of the officers and directors of the Company listed on Schedule 7.1(h) prior to the Effective Time, in each case effective as of the Effective Time;
(i)    each of the Employees listed on Schedule 7.1(i) shall have entered into and executed an employment agreement in the form attached hereto as Exhibit H;
(j)    each of the Persons listed on Schedule 7.1(j) shall have entered into and executed a restrictive covenant agreement in the form attached hereto as Exhibit I;
(k)    each of the Employees or Independent Contractors listed on Schedule 7.1(k) shall have entered into and executed an release agreement relating to payment of any transaction or change of control bonus;
(l)    the Company shall have obtained an Option Cancellation Agreement from each holder of Company Options issued pursuant to either of the Company Option Plans;
(m)    the Company shall have obtained a Warrant Termination Letter from each holder of a warrant to purchase Company Common Stock upon exercise;

(n)    Parent shall have received:
(i)    certificates of good standing dated not more than ten (10) Business Days prior to the Closing Date with respect to the Company, issued by the Secretary of State of the State of Delaware and for each state in which the Company is qualified to do business as a foreign corporation;
(ii)    an affidavit, under penalties of perjury, dated as of the Closing Date and in a form reasonably acceptable to the Parent, that the Company is not and has not been a U.S. real property holding corporation as defined in Section 897 of the Code, and that no withholding is required under Section 1445 of the Code;
(iii)    copies of the Company Board Approval, certified by the Secretary of the Company, as to the authorization of this Agreement and the Transactions;
(iv)    a copy of the Initial Payment Allocation Schedule and the initial Future Payment Allocation Schedule;
(v)    estimates of the Estimated Adjusted Working Capital as required by Section 3.4;
(vi)    copies of payment and satisfaction in full of any Indebtedness listed on Schedule 7.1(n)(vi) in a form reasonably satisfactory to Parent;
(vii)    evidence reasonably satisfactory to the Parent of the termination of the Investors’ Agreement and the Company Option Plans;
(viii)    copies of the Merger Certificate executed by the Company; and
(ix)    such other customary documents as Parent shall reasonably request in good faith for the purpose of facilitating the consummation of the Merger and the other Transactions; and
(o)    the Company Board Approval shall be in full force and effect.
7.2    Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the Transactions are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):
(a)    the representations and warranties of PDI, Parent and Merger Sub set forth in this Agreement qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case as of the Execution Date and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)    PDI, Parent and Merger Sub shall have each performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Parent and Merger Sub on or prior to the Closing Date;
(c)    there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions;
(d)    the Company shall have received certificates signed by the Chief Executive Officer of PDI, the Chief Executive Officer of Parent and the President of Merger Sub, in form and substance reasonably satisfactory to the Company and the Equityholder Representative, dated the Closing Date, to the effect that each of the conditions specified above in Sections 7.2(a) and 7.2(b) have been satisfied in all respects;
(e)    PDI, Parent and Merger Sub shall have obtained or made any other Consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made by them in connection with the execution and delivery of this Agreement or the consummation of the Transactions;
(f)    the Surviving Corporation shall be bound by an employment agreement in the form attached hereto as Exhibit H with each of the employees listed on Schedule 7.1(i);
(g)    Parent shall have delivered the Initial Merger Consideration to the Equityholder Representative for distribution to the Equityholders;
(h)    the Company shall have received such customary documents from PDI, Parent and Merger Sub as the Company may reasonably request in good faith for the purpose of facilitating the consummation of the Merger and the other Transactions; PDI, the Parent, the Surviving Corporation and the Company, as the case may be, shall have executed and delivered the Contingent Consideration Agreement, the Subordinated Note, the Security Documents, the Guaranty Agreement and the Subordination Agreement; and
(i)    PDI or the Parent shall have provided to the Equityholders’ Representative in form and substance reasonably acceptable to the Equityholders’ Representative, evidence of commitment to provide directors and officers insurance as required by Section 6.10(b) of this Agreement.

ARTICLE VIII

INDEMNIFICATION
8.1    Survival of Representations, Warranties and Covenants. The representations and warranties of the parties contained in this Agreement shall survive the Closing through and including the 18-month anniversary of the Closing Date; provided, however, that the representations and warranties (i) set forth in Sections 3.5(b) (Company Options; Company Option Plans), 4.1 (Organization and Good Standing), 4.2 (Authorization of Agreement), 4.4 (Capitalization of the

Company), 4.5 (Subsidiaries), 4.10 (Taxes) and 4.23 (Financial Advisors) (collectively, the ”Company Fundamental Representations”) shall survive the Closing for an indefinite period of time, (ii) set forth in Sections 4.13 (Intellectual Property) and 4.15 (Employee Benefit Plans) shall survive the Closing until the date that is three (3) years after the Closing, (iii) set forth in Section 4.18 (Compliance with Laws; Regulatory Matters) shall survive the Closing until the date that is two (2) years after the Closing and (iv) set forth in Sections 5.1 (Organization and Good Standing), 5.2 (Authorization of Agreement) and 5.4 (Financial Advisors) (collectively, the “Parent Fundamental Representations”) shall survive the Closing for an indefinite period of time. All covenants and agreements of the parties contained in this Agreement shall survive the Closing for an indefinite period of time unless and until such covenants or agreements expire or terminate in accordance with their respective terms. Each representation, warranty, covenant or agreement set forth in this Agreement shall expire and terminate at the end of the applicable survival period of such representation, warranty, covenant or agreement as specified above in this Section 8.1; provided, however, that no representation, warranty, covenant or agreement of any party contained in this Agreement shall expire or terminate with respect to any claim or Losses as to which the Person to be indemnified in connection with the failure or breach of such representation, warranty, covenant or agreement shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with this Article VIII before the expiration or termination of the survival period applicable to such representation, warranty, covenant or agreement as specified in this Section 8.1.
8.2    Indemnification.
(A)    From and after the Closing, and subject to the terms and conditions set forth in this Article VIII, each Equityholder, severally on a pro-rata basis based upon such Equityholder’s Pro-Rata Merger Consideration Percentage (provided that indemnification satisfied by an off-set against Future Payments pursuant to Section 8.5 shall be indemnified by each Equityholder on a joint and several basis and provided further that the Future Payment Allocation Schedule shall be amended to reflect any such offset), hereby agrees to indemnify and hold PDI, Parent, the Surviving Corporation, and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Parent Indemnified Parties”) harmless from and against, and pay to the applicable Parent Indemnified Parties the amount of, any and all Losses:
(i)    based on, attributable to or resulting from the failure of any of the representations or warranties made by the Company in Article IV of this Agreement to be true and correct as of the date hereof and at and as of the Closing Date;
(ii)    based on, attributable to or resulting from the breach on the part of the Company of any covenant or other agreement contained in this Agreement;
(iii)    based on or attributable to (A) all Taxes (or non-payment thereof) of Company for all Pre-Closing Tax Periods, (B) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6, and (C) all Taxes

of any Person (other than Company) imposed on Company or the Surviving Corporation as a transferee or successor, by contract or pursuant to law, or otherwise; and
(iv)    based upon, attributable to or resulting from ~~§~~ any breach by any officer or director of the Company of any fiduciary duty owed by such officer or director to any Equityholder, which breach occurred prior to, in connection with or as a result of the Merger and the Transactions, ~~§~~ any claim by any Person claiming to be entitled to a payment of any portion of the Merger Consideration as a result of the Transactions, other than any claims (x) relating to PDI’s or Parent’s failure to pay any portion of the Merger Consideration pursuant to this Agreement, and (y) against PDI or Parent arising under this Article VIII, ~~§~~ any claim or Liability relating to any employee or consultant, or former employee or consultant, of the Company relating to or arising out of such individual’s employment (or service) or termination thereof by the Company prior to the Closing (to the extent not reflected in the Actual Adjusted Working Capital), ~~§~~ appraisal or dissenters’ rights under the DGCL of any Stockholders with respect to the Transactions, ~~§~~ any Indebtedness not satisfied pursuant to Section 7.1(n)(vi), ~~§~~ the DOJ Settlement Agreement attributable to the calendar year 2014 (to the extent not reflected in the Actual Adjusted Working Capital), ~~§~~ the DOJ Settlement Agreement attributable to the calendar years 2015, 2016 and 2017 in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate, or ~~§~~ the Company’s failure to satisfy its obligations pursuant Section 3.5(b) (Company Options; Company Option Plans).
(b)    From and after the Closing, and subject to the terms and conditions set forth in this Article VIII, Parent hereby agrees to indemnify and hold each of the Equityholders, the Equityholder Representative and each of their respective Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Equityholder Indemnified Parties”) harmless from and against, and pay to the applicable Equityholder Indemnified Parties the amount of any and all Losses:
(i)    based on, attributable to or resulting from the failure of any of the representations or warranties made by PDI, Parent and Merger Sub in this Agreement or in any Parent Document to be true and correct at the date hereof and as of the Closing Date;
(ii)    based on, attributable to or resulting from the breach of any covenant or other agreement on the part of PDI, Parent or Merger Sub under this Agreement; and

(iii)    based on, attributable to or resulting from the item listed on Schedule 8.2(b)(iii).
8.3    Indemnification Procedures.
(a)    A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VIII except and only to the extent that, the indemnifying party demonstrates actual material damage caused by such failure, and then only to the extent thereof.

(b)    In the event of a Third Party Claim, the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure, and then only to the extent thereof. Subject to the provisions of this Section 8.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to conduct and control the defense of, negotiate, settle or otherwise deal with, any Third Party Claim which relates to any Losses indemnified against hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within thirty (30) days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided that the indemnifying party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If (i) the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, (ii) the indemnifying party fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, or (iii) in the case of any Third Party Claim which seeks an injunction (including specific performance) against any Parent Indemnified Party, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim and the indemnifying party may still participate in, but not control, the defense of such Third Party Claim. If the indemnifying party assumes such defense as provided in this Section 8.3(b), the indemnifying party will not be liable (and the indemnified party may not seek indemnification under this Article VIII) for any legal expenses incurred by any indemnified party in connection with the defense of such claim. If the indemnifying party does not assume the defense of any Third Party Claim and the indemnified party defends such Third Party Claim, then the reasonable out of pocket expenses of counsel for such indemnified party with respect to defending such Third Party Claim shall constitute Losses for which such indemnified party may seek indemnification under this Article VIII if such indemnified party is entitled to indemnification under this Article VIII with respect to such Third Party Claim. If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided further that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Third Party Claim. The parties hereto agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim; provided that the Parent Indemnified Parties shall not be obligated to provide information or documents that are subject to attorney-client privilege, attorney work-

product or other information or documents regarding a Parent Indemnified Party’s strategy regarding the obligations of the indemnifying party with respect to such Third Party Claim, unless and until the relevant Parent Indemnified Parties and the Equityholder Representative have entered into a joint-defense agreement or other such arrangement permitting the confidential sharing of such information or documents, which each agrees to use commercial reasonable efforts to execute and deliver promptly. Notwithstanding anything in this Section 8.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent (such consents not to be unreasonably withheld, conditioned or delayed) of the other party, settle or compromise any Third Party Claim or permit a Default or Consent to entry of any judgment unless the claimant or claimants and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim. To the extent the Third Party Claim is a Tax Claim, the procedures in Section 6.8(c) shall control, and not those in this Section 8.3(b).
(c)    After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have reached a written agreement, in each case with respect to an indemnifiable claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay or satisfy all of such remaining sums so due and owing to the indemnified party in accordance with Sections 8.4 and 8.6.
8.4    Limitations on Indemnification.
(a)    No Equityholder shall have any liability under Section 8.2(a)(i) unless the aggregate amount of Losses incurred by the Parent Indemnified Parties and indemnifiable pursuant to Section 8.2(a)(i) exceeds an amount equal to Three Hundred Thousand Dollars ($300,000) (the “Threshold”) and, in such event, the Equityholders shall be required to pay, subject to all of the limitations set forth in this Section 8.4, the amount of all Losses; provided that the Threshold shall not apply to Losses related to fraud or the failure to be true and correct of any of the Company Fundamental Representations.
(b)    Parent shall not have any liability under Section 8.2(b)(i) unless the aggregate amount of Losses incurred by the Equityholder Indemnified Parties and indemnifiable pursuant to Section 8.2(b)(i) exceeds an amount equal to the Threshold and, in such event, Parent shall be required to pay, subject to all of the limitations set forth in this Section 8.4, the amount of all Losses; provided that the Threshold shall not apply to Losses related to fraud or the failure to be true and correct of any of the Parent Fundamental Representations.
(c)    No Losses shall be recoverable by the Parent Indemnified Parties under Section 8.2(a)(i) in excess of an amount equal to Three Million Dollars ($3,000,000) (the “Cap”); provided that the Cap limitation shall not apply to Losses related to fraud or the failure to be true and correct of any of the Company Fundamental Representations.

(d)    No Losses shall be recoverable by the Equityholder Indemnified Parties under Section 8.2(b)(i) in excess of the Cap; provided that the Cap limitation shall not apply to Losses related to fraud or the failure to be true and correct of any of the Parent Fundamental Representations.
(e)    No Parent Indemnified Parties shall make any claim for, or have any right to, indemnification under Section 8.2(a) in connection with any failure or breach of any representation, warranty, covenant or agreement otherwise subject to indemnification thereunder unless such claim for indemnification is made prior to the expiration or termination of such representation, warranty, covenant or agreement pursuant to Section 8.1 other than claims made prior to such expiration or termination and are pending as of such expiration or termination.
(f)    Solely for purposes of calculating the amount of Losses that are subject to indemnification pursuant to this Article VIII based upon, attributable to or resulting from the failure or breach of any representation, warranty, covenant or agreement contained in this Agreement, any materiality or Company Material Adverse Effect qualifications in such representation, warranty, covenant or agreement shall be disregarded. Any materiality or Company Material Adverse Effect qualifications in any representation, warranty, covenant or agreement contained in this Agreement shall be given full force and effect for purposes of determining whether there has been any failure or breach of such representation, warranty, covenant or agreement that entitles an indemnified party to make a claim for indemnification under this Article VIII.
(g)    After the Closing, the Equityholders shall have no right of contribution or other recourse against PDI, Parent or the Surviving Corporation or its respective directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any breach of any representation, warranty, covenant or agreement of the Company, it being acknowledged and agreed that the covenants and agreements of the Company, to the extent they are required to be performed prior to or at the Closing, are solely for the benefit of Parent Indemnified Parties.
(h)    For the avoidance of doubt, there shall be no liability in connection with any claim for indemnification under this Article VIII by any Parent Indemnified Party with respect to any matter to the extent that such matter has already been taken into account and reflected in full in calculating the Purchase Price Adjustment in accordance with Article III (it being understood and agreed by the parties that their intent in this Section 8.4(h) is to agree to avoid duplicative claims or adjustments for the same Losses).
8.5    Set-off. PDI, Surviving Corporation or Parent shall first satisfy any claim with respect to indemnifiable Losses under this Article VIII by exercising a right of set-off against a portion of each Future Payment that would thereafter otherwise be payable to the Equityholders pursuant to the Subordinated Note or Contingent Consideration Agreement and thereafter by seeking indemnification directly from the Equityholders; provided, however, that PDI, Surviving Corporation and Parent may not satisfy Losses arising from Section 8.2(a)(iv)(G) by seeking indemnification directly from the Equityholders until December 31, 2019; provided, further, however, that to the extent that Liabilities under the DOJ Settlement Agreement attributable to the calendar year 2014 are less than Five Hundred Thousand Dollars ($500,000) (and to the extent not reflected in the Actual Adjusted Working Capital) (such amount, the “DOJ Settlement Shortfall”), the DOJ Settlement Shortfall shall be used to offset any claims by PDI or Parent with respect to indemnifiable Losses under this Article VIII but in no event shall any such offsets be, in the aggregate, in excess of the DOJ Settlement Shortfall. In the event that indemnifiable Losses under this Article VIII are satisfied by exercising a right of set-off against amounts owing under the Subordinated Note, the principal amount owing under the Subordinated Note shall be reduced by the amount of the indemnifiable Loss and scheduled payments under the Subordinated Note shall be reduced by an amount equal to the amount of the indemnified Loss divided by the number of payments remaining to be made under the Subordinated Note. In the event that indemnifiable Losses under this this Article VIII are satisfied by exercising a right of set-off against shares issuable pursuant to the Contingent Consideration Agreement, the number of shares issuable shall be reduced in an amount as determined by the PDI Common Stock Market Value.
8.6    Payment of Claims. In the event of any claim for indemnification pursuant to Section 8.2 hereof, the indemnified party will advise the indemnifying party in writing with reasonable specificity, to the extent known, of the amount and circumstances surrounding such claim. If, after the indemnified party delivers a claim for indemnification to the indemnifying party in accordance with the immediately preceding sentence of this Section 8.6 the indemnifying party accepts such claim in writing, the full amount thereof shall be satisfied by PDI exercising a right of set-off against any unpaid Future Payment that is otherwise due and payable by PDI or Parent pursuant to the Contingent Consideration Agreement, and (ii) with respect to any Equityholder Indemnified Party, by Parent making a cash payment to the Equityholder Representative for distribution to the Equityholders promptly after Parent has accepted such claim for indemnification, which cash payment shall be in accordance with the Future Payment Allocation Schedule that is applicable to such payment and shall be made by wire transfer of immediately available funds. If, within thirty (30) days after the indemnified party delivers a claim for indemnification to the indemnifying party in accordance with the first sentence of this Section 8.6, Section 8.3(a) or Section 8.3(b), the indemnifying party has not accepted such claim for indemnification, then, (A) if the indemnified party is a Parent Indemnified Party, such claim may be satisfied by exercising a right of set-off of any additional sums due and owing to any Parent Indemnified Party against any Future Payment that is due and payable by PDI, Surviving Corporation or Parent pursuant to the Subordinated Note or the Contingent Consideration Agreement and, in the event of an offset against amounts owing pursuant to the Subordinated Note, payments under the Subordinated Note shall be reduced by an amount equal to the amount of the indemnified Loss divided by the number of payments remaining to be made under the Subordinated Note, and (B) if the indemnified party is either a Parent Indemnified Party or a Equityholder Indemnified Party, such indemnified party may commence an action or proceeding in a court of competent jurisdiction seeking to enforce the indemnified party’s right to indemnification subject to, and in accordance with, the provisions of this Article VIII.
8.7    Tax Treatment of Indemnity Payments. PDI, Parent and the Equityholders agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Merger Consideration for all income tax purposes to the extent permitted by Law.
8.8    Sole and Exclusive Remedy. From and after the Closing Date, the indemnification provisions contained in this Article VIII shall be the sole and exclusive remedy following the Closing as to all money damages or amounts which otherwise might be due under the indemnification provisions contained, and for any breach of any provision contained in, this Agreement, or otherwise for any action arising out of the subject matter of this Agreement (it being understood and agreed that nothing in this Section 8.8 or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other equitable remedies to enforce the parties’ obligations under this Agreement and it being further understood and agreed that nothing in this Section 8.8 shall limit the rights or remedies, at law or in equity, of any Person against any other Person for such other Person’s common law fraud or intentional misrepresentation in bad faith.
ARTICLE IX

TERMINATION
9.1    Termination of Agreement. This Agreement may only be terminated prior to the Closing as follows:
(a)    At the election of the Equityholder Representative or Parent on or after October 31, 2014 (the “Termination Date”), if the Closing shall not have occurred by the close of business on such date, provided that (i) in the case of any such termination by the Equityholder Representative, the Equityholders are not in material breach of any of their covenants or agreements hereunder and (ii) in the case of any such termination by Parent, Parent is not in material breach of any of its covenants or agreements hereunder;
(b)    by mutual written consent of the Company and Parent;
(c)    by the Company or Parent if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;
(d)    by Parent (provided that it is not then in material breach of any of its representations, warranties, covenants or agreements under this Agreement) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.1(a) or 7.1(b) would not be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by the Equityholder Representative of notice of such breach from Parent;
(e)    by the Company (provided that the Company is not then in material breach of any of its representations, warranties, covenants or agreements under this Agreement) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, shall not have been cured within fifteen (15) days following receipt by Parent of notice of such breach from the Company; or
(f)    by Parent if the Company has not by 5:00 P.M. Eastern Time on the second (2nd) Business Day following the execution of this Agreement, obtained the Stockholder Approval.
9.2    Procedure Upon Termination. In the event of termination and abandonment by Parent or the Equityholder Representative, or both, pursuant to Section 9.1, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate without any further action.
9.3    Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to PDI, Parent, any Equityholder or the Company; provided, however, that the obligations of the parties set forth in Section 6.6, this Section 9.3 and Article X shall survive any such termination and shall be enforceable hereunder; provided further, however, that nothing in this Section 9.3 shall relieve PDI, Parent or the Company of any liability for a breach of this Agreement prior to the effective date of termination.
ARTICLE X
MISCELLANEOUS
10.1    Expenses. PDI, Parent and Merger Sub shall bear their own expenses, and the Company shall bear its own expenses (including any portion of such expenses that benefit or are for the benefit of the Equityholders), in either case to the extent incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions.
10.2    Equityholder Representative.
(a)    Upon requisite approval of the Stockholder Approval, RedPath Equityholder Representative, LLC is hereby appointed to serve as Equityholder Representative, including as the agent and attorney-in-fact of each Equityholder, with full power of substitution and authority to act (including by executing, delivering and filing documents, agreements and instruments) in the name of, for, and on behalf of such Equityholders with respect to all matters arising in connection with this Agreement and the Transactions, including the receipt and distribution of all the consideration that such Equityholders are entitled to receive pursuant to the terms and conditions of this Agreement, and to act on behalf of each such Equityholder in any amendment of or litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Equityholder Representative shall deem necessary or appropriate in conjunction with any of the Transactions, including the power:
(i)    to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Equityholders to consummate the Transactions;

(ii)    to take all action necessary or desirable for and on behalf of the Equityholders in connection with this Agreement and to take all action expressly contemplated, permitted or reserved to be taken by the Equityholder Representative under this Agreement;
(iii)    to object to, negotiate, assume and control the defense of, and settle, claims for indemnification made against the Equityholders pursuant to Article VIII;
(iv)    to deliver Merger Consideration received from or on behalf of PDI or Parent, allocated among the Equityholders pursuant to, and in accordance with, the terms and conditions of this Agreement;
(v)    to take all actions necessary or appropriate in the judgment of the Equityholder Representative to enforce (including by seeking legal or equitable remedies against PDI, Parent, Merger Sub or the Surviving Corporation by or on behalf of the Equityholders) this Agreement, the obligations of PDI, Parent, Merger Sub or the Surviving Corporation hereunder and thereunder;
(vi)    to make, prosecute, negotiate and settle claims for indemnification for and on behalf of the Equityholders against PDI, Parent, Merger Sub or the Surviving Corporation pursuant to this Agreement;
(vii)    to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the Transactions contemplated by this Agreement (it being understood that such Equityholder shall execute and deliver any such documents which the Equityholder Representative agrees to execute);
(viii)    to negotiate, execute and deliver any amendment or amendments to this Agreement;
(ix)    to terminate this Agreement if the Equityholders are entitled to do so;
(x)    to give and receive all notices and communications to be given or received under this Agreement and to receive , including service of process in connection with arbitration;
(xi)    to take all actions which under this Agreement may be taken by the Equityholders and to do or refrain from doing any further act or deed on behalf of the Equityholders which the Equityholder Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Equityholder could do if personally present; and
(xii)    to take all actions necessary or appropriate in the judgment of the Equityholder Representative for the accomplishment of the foregoing clauses (i) – (xi).

(b)    If RedPath Equityholder Representative, LLC becomes unwilling or unable to serve as Equityholder Representative, such other Person or Persons as may be designated by RedPath Equityholder Representative, LLC shall succeed as the Equityholder Representative.
(c)    All decisions and actions by the Equityholder Representative shall be binding upon all of the Equityholders and no such Equityholder shall have the right to object to, dissent from, protest or otherwise contest the same.
(d)    Each Equityholder that accepts payment of any consideration in respect of the Merger as contemplated herein shall be deemed by such acceptance of payment to have agreed to be bound by, as if a signatory hereto.
(e)    The Equityholder Representative shall receive no compensation for services under this Agreement. The fees, costs and expenses of the Equityholder Representative incurred following the Effective Time, including any fees and expenses incurred by it in connection with the retention of any legal counsel, experts (including expert witnesses), consultants and other representatives engaged by it whether involving a claim for indemnification or otherwise, shall be the sole responsibility of the Equityholders on a pro-rata basis. Prior to any Future Payment being made, the Equityholder Representative shall be entitled to direct Parent to remit to the Equityholder Representative, from fees and expenses otherwise payable to the Equityholders pursuant to such Future Payment, an amount equal to any fees and expenses incurred by the Equityholder Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement and such amount shall be remitted to the Equityholder Representative together with payment of the balance of the Future Payment when due under the terms of this Agreement.
(f)    Equityholder Representative shall not be liable to any Equityholder or Surviving Corporation for any act done or omitted under this Agreement in its capacity as the Equityholder Representative while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Equityholder Representative shall be indemnified and held harmless from any and all Losses incurred by the Equityholder Representative arising out of or in connection with the acceptance or administration of its duties under this Agreement, provided that the Equityholder Representative has performed such duties without gross negligence or bad faith on its part, and provided further that no Equityholder shall be personally liable for any such indemnification of the Equityholder Representative.
(g)    Any notice or communication delivered by PDI, Parent, Merger Sub or the Surviving Corporation to the Equityholder Representative shall, as between PDI, Parent, Merger Sub and the Surviving Corporation, on the one hand, and the Equityholders, on the other hand, be deemed to have been delivered to all Equityholders. Parent, Merger Sub and the Surviving Corporation shall be entitled to rely exclusively upon any communication or writings given or executed by the Equityholder Representative in connection with any matters hereunder and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Equityholder Representative. PDI, Parent, Merger Sub and the Surviving Corporation shall be entitled to disregard any notices or communications given or made by the Equityholders in connection with any claims for indemnity unless given or made through the Equityholder Representative.
(h)    The power of attorney granted in this Section 10.2 and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Equityholder or by operation of Law. Each Equityholder hereby confirms each and every action to be taken by the Equityholder Representative pursuant to this power of attorney as if it were its own and waives any right to make any claim against the Equityholder Representative that may arise, directly or indirectly, as a result of the Equityholder Representative’s actions by virtue of this power of attorney.
(i)    Each Equityholder who votes in favor of the adoptions of the Transactions pursuant to the terms of this Agreement, by such vote and without any further action, and each Equityholder who receives any Merger Consideration in connection with the Transactions, by acceptance thereof and without any further action, confirms such appointment and authority of the Equityholder Representative as described herein.
(j)    Each Equityholder acknowledges and agrees that the Equityholder Representative has not represented and will not represent the Equityholders, or any of them, in the negotiation or execution of this Agreement. Each Equityholder represents and warrants to the Equityholder Representative that he has been advised to consult with his own legal, tax and financial advisors, and that he is not relying upon advice from the Equityholder Representative. The duties of the Equityholder Representative are limited to those specifically described in this Agreement.
(k)    In performance of its duties, the Equityholder Representative shall be entitled to rely upon the Company Schedules, and upon the representations and warranties made by the Company, as correct and complete. The Equityholder Representative may rely upon as correct the information supplied to him by the Company or Parent, and its or their respective professional advisers (such as attorneys and accountants). In determining the ownership percentages and the amounts due to each Equityholder, the Equityholder Representative may rely upon Schedule 4.4(a) of the Company Schedules, as it exists as of the time of Closing. Each Equityholder shall be responsible for informing the Equityholder Representative of his/her correct address and for notifying the Equityholder Representative in writing of any change of address or contact information.
(l)    The Equityholder Representative may create an escrow account of up to Six Hundred Thousand Dollars ($600,000) (the “Equityholder Representative Fund”), to be used to fund expenses of the Equityholder Representative in carrying out its duties as Equityholder Representative, including, without limitation, fees and expenses of attorneys, accountants, investment advisors, brokers, market makers and other professionals or providers of service that are engaged, consulted or hired by the Equityholder Representative in connection with the performance of its duties hereunder. The Equityholder Representative Fund shall be funded with proceeds of the Initial Merger Consideration and the Equityholder Representative may use the Equityholder Representative Fund as provided in this Article X to fulfill its duties as the Equityholder Representative. The Equityholder Representative shall release and pay any funds remaining in the Equityholder Representative Fund to the Equityholders in accordance with the Contingent Consideration Agreement within thirty (30) days after all duties and obligations of the Equityholder

Representative under this Agreement, the Contingent Consideration Agreement has been satisfied in full, in the reasonable discretion of the Equityholder Representative.
10.3    Specific Performance. The Company and Parent acknowledge and agree that a breach of this Agreement would cause irreparable damage to the Company or Parent, as applicable, and that each such party will not have an adequate remedy at law. Therefore, the obligations of the Company, PDI, Parent and Merger Sub under this Agreement, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.
10.4    Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.
(a)    The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the Transactions and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)    Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.7.
(c)    THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
10.5    Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the Related Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought; provided, however, that, from and after the Closing, the Equityholder Representative shall be authorized to execute any such written instrument by and on behalf of any and all Equityholders against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. Notwithstanding anything to the contrary in this Section 10.5, following receipt of the Stockholder Approval, no amendment, modification or supplement to this Agreement that under applicable Law requires the further approval of the Stockholders shall be made without first obtaining such approval.
10.6    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state, without regard to the conflicts of law principles of any jurisdiction.
10.7    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
If to the Company, any Equityholder or the Equityholder Representative, to:
Radnor Financial Center
        555 E. Lancaster Avenue, Suite 520
        Radnor, Pennsylvania 19087
        Facsimile: 610.567.2388
        Attention: Brian Murphy
With a copy, which shall not constitute notice, to:
Buchanan Ingersoll & Rooney, PC
301 Grant Street, 20th Floor
Pittsburgh, Pennsylvania 15219

Facsimile: 412.562.1041
Attention: Craig S. Heryford, Esq.
If to PDI, Parent, Merger Sub or the Surviving Corporation, to:
PDI, Inc.
Morris Corporate Center 1, Building A
        300 Interpace Parkway
Parsippany, NJ 07054
        Facsimile: 862.207.7899
        Attention: Graham G. Miao
With a copy, which shall not constitute notice, to:
Pepper Hamilton LLP
        3000 Two Logan Square
        Eighteenth and Arch Streets
        Philadelphia, PA 19103
        Facsimile: 866.422.3671
        Attention: Steven J. Abrams, Esq. and John P. Duke, Esq.
10.8    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.
10.9    Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. If the Closing is consummated, the provisions of this Agreement (including Article III and Article VIII) that pertain to Equityholders are intended, and shall be, for the benefit of those Equityholders that are not parties to this Agreement as third party beneficiaries. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party to this Agreement (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void. From and after the Closing, the Equityholder Representative shall be authorized to execute, for and on behalf of each Equityholder, any written consent by such Equityholder to any assignment by any other party to this Agreement as required by the foregoing provisions of this Section 10.9. Notwithstanding the foregoing, (a) PDI or Parent may assign its rights and obligations under this Agreement to any Affiliate of PDI or Parent; and (b) any or all of the rights and interests of PDI, Parent and the Surviving Corporation under this Agreement (i) may be assigned to any purchaser of substantially all of the assets of PDI, Parent or any of their Affiliates,

(ii) may be assigned as a matter of Law to the surviving entity in any merger, consolidation, share exchange or reorganization involving PDI, Parent or any of their Affiliates, and (iii) may be assigned as collateral security to any lender or lenders (including any agent for any such lender or lenders) or to any assignee or assignees of such lender, lenders or agent; provided that in the case of clause (a) and subclause (b)(i), PDI or Parent, as applicable shall remain responsible for its obligations set forth in this Agreement.
10.10    Non-Recourse. No past, present or future director, officer, employee, agent, attorney or representative of PDI or Parent shall have any liability for any obligations or liabilities of PDI or Parent under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions. No past, present or future director, officer, employee, agent, attorney or representative of Company or any Equityholder shall have any liability for any obligations or liabilities of Company or such Equityholder under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions.
10.11    Counterparts. This Agreement may be executed in one or more counterparts, including execution by facsimile or other electronic means, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized as of the date first written above.
PDI, INC.
By: /s/ Nancy Lurker
Name: Nancy Lurker
Title: Chief Executive Officer
INTERPACE DIAGNOSTICS, LLC
By: /s/ Nancy Lurker
Name: Nancy Lurker
Title: Chief Executive Officer and President
REDPATH ACQUISITION SUB, INC.

By: /s/ Nancy Lurker
Name: Nancy Lurker
Title: President
[Signature page follows]

1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their respective officers thereunto duly authorized as of the date first written above.
REDPATH INTEGRATED PATHOLOGY, INC.
By: /s/ Dennis M. Smith, Jr., M.D.
Name: Dennis M. Smith, Jr., M.D.
Title: President and Chief Executive Officer
REDPATH EQUITYHOLDER REPRESENTATIVE, LLC:
By: Commerce Health Ventures L.P., its member
By: /s/ Dennis M. Smith, Jr., M.D.
Name: Brian G. Murphy
Title: General Partner

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
Form of Written Consent of the Stockholders
See attached.

REDPATH INTEGRATED PATHOLOGY, INC.

ACTION BY CONSENT IN WRITING
IN LIEU OF A MEETING
OF THE STOCKHOLDERS

October __, 2014

The undersigned (the “Stockholders”), constituting holders of more than (1) 50% of the Series B Convertible Participating Preferred Stock, voting on an as-converted basis (2) 66% of the Series A Convertible Participating Preferred Stock, voting on an as-converted basis and (3) a majority of the outstanding voting stock (on an as-converted basis) of RedPath Integrated Pathology, Inc. (the “Company”), a Delaware corporation, being a sufficient number of stockholders to satisfy all voting and approval thresholds under the Company’s Fourth Amended and Restated Certificate of Incorporation (the “Charter”), the Investors’ Agreement (as defined below), all other agreements to which the Company and one or more of the undersigned are parties, and Section 228 of the General Corporation Law of the State of Delaware, as amended (the “Law”), acting pursuant to the Law and the Bylaws of the Company, do hereby waive any and all notice requirements, including, but not limited to, the notice requirements under Section 5(m) of the Charter, and consent to the adoption of the following resolutions (this “Stockholder Consent”) as though adopted at a duly noticed and called meeting of the Stockholders:

Approval of Merger and Merger Agreement
WHEREAS, the Company has been negotiating the terms and conditions of an Agreement and Plan of Merger (the “Merger Agreement”), in substantially the form attached hereto as Exhibit A, by and among (i) PDI, Inc., a Delaware corporation (“PDI”), (ii) Interpace Diagnostics, LLC, a Delaware limited liability company (“Parent”), (ii) RedPath Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), (iii) the Company, and (iv) RedPath Equityholder Representative, LLC, a Delaware limited liability company, solely in its capacity as Equityholder Representative (the “Equityholder Representative”), providing for, among other things, a merger (the “Merger”) pursuant to which Merger Sub would be merged with and into the Company, with the Company continuing as the surviving corporation;
WHEREAS, the Stockholders have specifically reviewed the capitalization sections of the Merger Agreement and each of them wishes to acknowledge, confirm and ratify the accuracy of the capital stock ownership interests as set forth therein;
WHEREAS, in connection with the transactions contemplated under the Merger Agreement, the Stockholders have reviewed a draft of that certain Contingent Consideration Agreement, a copy of which is attached hereto as Exhibit B (the “Contingent Consideration Agreement”);
WHEREAS, the Board of Directors (the “Board”) of the Company has (i) reviewed all relevant factors, including, without limitation, the terms of the Merger and the transactions related thereto and determined that the Merger, and the transactions contemplated in connection therewith, are fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) adopted and approved the Merger Agreement and the transactions contemplated thereby; and (iii) recommended that the Stockholders approve and adopt the Merger Agreement;

WHEREAS, the Board has caused an information statement to be prepared for the stockholders, a copy of which has been delivered to the stockholders and the receipt of which is acknowledged by the undersigned’s execution hereof, which describes the Merger Agreement, the Merger and the transactions contemplated in connection therewith, and certain payments to be provided to the Company’s executives in connection with the Merger.
WHEREAS, capitalized terms used but not otherwise defined in this Written Consent shall have the respective meanings set forth in the Merger Agreement; and
NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement, the Contingent Consideration Agreement and any and all transactions thereunder and all other agreements and documents contemplated or required to be executed and/or delivered in connection with the Merger Agreement and the Contingent Consideration Agreement (collectively referred to as the “Transaction Documents”), be and hereby are adopted and approved;

FURTHER RESOLVED, each Stockholder hereby acknowledges and agrees that his, her or its respective ownership of, or rights to acquire, capital stock of the Company is accurately stated in the Merger Agreement and hereby waives any ownership interest, or rights to acquire, capital stock of the Company not described in the Merger Agreement;

FURTHER RESOLVED, that all prior actions by any of the President & Chief Executive or [________] of the Company (each an “Authorized Officer” and collectively, the “Authorized Officers”) taken in connection with the Transaction Documents and any transactions set forth therein are hereby approved, confirmed and ratified;

FURTHER RESOLVED, that the Authorized Officers are, and any one of them is, hereby authorized to execute and deliver on behalf of the Company, any and all agreements, filings and other documents which they deem necessary or appropriate to effectuate the Transaction Documents and any transactions set forth therein; and

FURTHER RESOLVED, that any and all actions heretofore taken, any and all papers, instruments and documents heretofore executed, delivered and/or filed and any and all sums of money heretofore expended in the name and on behalf of the Company in connection with the foregoing resolutions are hereby ratified, confirmed and approved.
Appointment of Equityholder Representative
WHEREAS, the Stockholders desire to appoint Equityholder Representative to act on behalf of the Stockholders with respect to all provisions of the Merger Agreement, the Contingent Consideration Agreement and any other agreement or document executed by any of the Stockholders in connection with the transactions contemplated thereby.
NOW, THEREFORE, BE IT RESOLVED, that the Stockholders hereby consent to the appointment of the Equityholder Representative to act on behalf of the Stockholders pursuant to the Transaction Documents, and acknowledge and agree that the Equityholder Representative shall have the authority to represent the Stockholders for all purposes under the Transaction Documents.

Trigger of the Drag-Along Right under the Investor’s Agreement

WHEREAS, the Company and certain stockholders entered into that certain Investors’ Agreement dated September 25, 2006 and amended October 25, 2006 (the “Investors’ Agreement”);
WHEREAS, pursuant to Section 4.1 of the Investors’ Agreement, the Board and holders of 66% of the shares of Series A Preferred Stock of the Company may trigger an Approved Sale (as defined in the Investors’ Agreement) of the Company by voting in favor of the Merger
WHEREAS, upon the trigger of an Approved Sale, each Founder (as defined in the Investors’ Agreement) and each Convertible Debt Holder (as defined in the Investors’ Agreement) must vote all shares of Common Stock held by such Founder or Convertible Debt Holder in favor of the Merger and agree to waive any and all dissenters’, appraisal or similar rights with respect to such Approve Sale;
WHEREAS, the Board has approved the Merger, the Stockholders comprise of holders of at least 66% of the outstanding shares of Series A Preferred and the Merger constitutes an Approved Sale for purposes of the Investors’ Agreement.
NOW, THEREFORE, BE IT RESOLVED, that the Merger be and hereby is deemed an Approved Sale of the Company that all stockholders who are party to the Investors’ Agreement must vote (in person, by proxy or by action by written consent, as applicable) in favor of, and adopt the Merger pursuant to their obligations under Section 4.1 of the Investors’ Agreement, and must further waive any and all dissenters’, appraisal and similar rights in connection with the Merger.
Termination of Investors’ Agreement as of Closing
WHEREAS, PDI has requested that the Investors’ Agreement be terminated upon closing of the Merger;
WHEREAS, Section 6 of the Investors’ Agreement permits the parties to terminate the Investors’ Agreement by written consent of the Company and Investors holding at least 66% of the Investor Shares then outstanding on an as-converted basis; and
WHEREAS, the undersigned hold at least 66% of the Investor Shares currently outstanding on an as-converted basis.
NOW, THEREFORE, BE IT RESOLVED, that pursuant to Section 6 of the Investors’ Agreement, the Investors’ Agreement be, and hereby is, terminated by the Stockholders to the fullest extent to which the Stockholders may terminate such agreement; provided, however, that such termination shall not take place until the effectiveness of the Merger, at which time the Investors’ Agreement shall no longer be of further force or effect unless the Merger shall fail to take place, in which case such termination shall be null and void.
Shareholder Rights Agreement Waivers
WHEREAS, the Company and certain stockholders have entered into that certain Shareholder Rights Agreement dated September 25, 2006 and amended October 25, 2006 (the “Shareholder Agreement”);
WHEREAS, pursuant to Section 2.3 of the Shareholder Agreement, each Investor (as defined therein) is provided with a right of first offer to purchase up to its Pro Rata Share (as defined therein) of all New Securities (as defined therein) that the Company may propose to sell and issue after the date of the Shareholder Agreement;

WHEREAS, pursuant to Section 5.2 of the Shareholder Agreement, the observance of any provision of the Shareholder Agreement may be waived upon the consent of Investors (as defined therein) holding at least 50% of the shares of Company on an as-converted basis; and
WHEREAS, to the extent than any transaction contemplated under the Merger Agreement could be considered an offer, sale or issuance by the Company of New Securities, the Stockholders wish to waive any and all rights of first offer to purchase any such New Securities.
NOW, THEREFORE, BE IT RESOLVED, that, pursuant to Section 5.2 of the Shareholder Agreement, the Stockholders, including the Investors, hereby waive any and all rights under the Shareholders Agreement, including any rights of first offer to purchase New Securities under Section 2.3 of the Shareholders Agreement, and the requisite notice and notice period in which to exercise such rights, in connection with any sale of New Securities under the Merger Agreement; and
FURTHER RESOLVED, that the Stockholders hereby generally waive any and all other rights provided to them under the Shareholders Agreement, including but not limited to any right to notice, in connection with any transaction contemplated in the Merger Agreement.
Approval of Interested Party Transactions
WHEREAS, pursuant to Section 144 of the DGCL, no contract or transaction (i) between the Company and any other corporation, partnership, association or other organization in which one or more of the officers or directors of the Company is an officer or director of, or (ii) in which an officer or director has a financial interest (any such party is referred to herein individually as an “Interested Party” or collectively as the “Interested Parties” and any such contract is referred to herein as an “Interested Party Transaction”), shall be void solely for that reason, or solely because the vote of any such officer or director is counted for such purpose, if: (a) the material facts of the relationship or interest of the officer or director and the Interested Party Transaction are disclosed to or are known by the Board, and the Board in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors as a group constitute less than a quorum of the Board; (b) the material facts of the relationship or interest of the officer or director and the Interested Party Transaction are disclosed to or are known by the stockholders, and the Interested Party Transaction is specifically approved in a good faith vote by a majority of disinterested stockholders entitled to vote thereon; or (c) the Interested Party Transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board and/or the stockholders;
WHEREAS, it is hereby disclosed and made known to the Stockholders that: (i) Brian Murphy is a director of the Company and is an officer, director or partner in, or has a financial interest in Commerce Health Ventures, L.P. (“CHV”); (ii) CHV is a stockholder of the Company and holder of the Company’s 2013 Series C Senior Secured Convertible Notes; and (iii) CHV will receive merger consideration pursuant to the Merger Agreement and the Ancillary Documents, such that the Merger would be an Interested Party Transaction with respect to Mr. Murphy;

A.WHEREAS, it is hereby disclosed and made known to the Stockholders that: (i) Peter Kleinhenz is a director of the Company and is an officer, director or partner in, or has a financial interest in CID Equity Capital VIII, L.P. (“CID”); (ii) CID is a stockholder of the Company and holder of the Company’s 2013 Series C Senior Secured Convertible Notes; and (iii) CID will receive merger consideration pursuant to the Merger Agreement and the Ancillary Documents, such that the Merger would be an Interested Party Transaction with respect to Mr. Kleinhenz;

B.WHEREAS, it is hereby disclosed and made known to the Stockholders that: (i) Dr. Dennis Smith is a holder of the Company’s 2013 Series C Senior Secured Convertible Notes and will be entitled to certain severance payments and incentive compensation payments upon the consummation of the Merger; and (ii) Dr. Smith will receive merger consideration pursuant to the Merger Agreement and the Ancillary Documents, such that the Merger would be an Interested Party Transaction with respect to Dr. Smith;
C.WHEREAS, it is hereby disclosed and made known to the Stockholders that: (i) Jack Davis will be entitled to certain incentive compensation payments upon the consummation of the Merger; and (ii) Mr. Davis will receive merger consideration pursuant to the Merger Agreement and the Ancillary Documents, such that the Merger would be an Interested Party Transaction with respect to Mr. Davis; and
WHEREAS, the Board has been fully apprised of all the material facts relevant to the Merger and the Interested Party Transactions, and after careful consideration, the Board has determined that, in light of the Company’s current financial and business conditions and prospects and capital needs, the uncertain conditions of the capital markets, and alternatives available to the Company at this time, it is prudent, advisable and in the best interests of the Company and its stockholders to enter into the Interested Party Transactions.
NOW, THEREFORE, BE IT RESOLVED, that the Stockholders having been fully apprised of all of the material facts relevant to the Interested Party Transactions, and having carefully considered the Company’s financial and business conditions and prospects, hereby determines that the Interested Party Transactions are fair to and in the best interests of the Company and its stockholders, and hereby approves the Interested Party Transactions.
1.General
2.NOW, THEREFORE, BE IT RESOLVED, that the Authorized Officers are hereby authorized and empowered to do all such other acts and things and to negotiate, execute, acknowledge and deliver all such other agreements, documents and certificates as may in their discretion be deemed necessary or desirable to carry out the foregoing resolutions and comply with the foregoing resolutions, and all of the acts and doings of such signatories, or any one of them, which are in conformity with the intent and purpose of these resolutions, whether heretofore or hereafter taken or done, shall be and same are hereby in all respects ratified, confirmed and approved;
FURTHER RESOLVED, that this Written Consent may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same document; and
3.FURTHER RESOLVED, that this Written Consent be filed with the Secretary of the Company in the Company’s minute book.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Written Consent of the Stockholders as of the date below.

EXECUTED this ____ day of ______, 2014.

STOCKHOLDER:

By: ___________________________________

Exhibit A

EXHIBIT B
Form of Certificate of Incorporation of the Surviving Corporation
See attached.

CERTIFICATE OF MERGER
of
RedPath Acquisition Sub, Inc.
(a Delaware corporation)
with and into
RedPath Integrated Pathology, Inc.
(a Delaware corporation)
Pursuant to Section 251 of the Delaware General Corporation Law.

The undersigned corporation does hereby certify that:
FIRST:        The constituent corporations (the “Constituent Corporations”) participating in the merger herein certified (the “Merger”) are:
(i)    RedPath Acquisition Sub, Inc., which is incorporated under the laws of the State of Delaware (“Acquisition Sub”); and
(ii)    RedPath Integrated Pathology, Inc., which is incorporated under the laws of the State of Delaware (“RedPath”).
SECOND:    An Agreement and Plan of Merger dated as of October 31, 2014 (the “Agreement and Plan of Merger”), by and among PDI, Inc., a Delaware corporation, Interpace Diagnostics, LLC, a Delaware limited liability company, Acquisition Sub, RedPath, and RedPath Equityholder Representative, LLC, a Delaware limited liability company, solely in its capacity as the Equityholder Representative, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Section 251 of the Delaware General Corporation Law (the “DGCL”).
THIRD:    RedPath shall be the surviving corporation in the Merger (the “Surviving Corporation”). The name of the Surviving Corporation shall be amended to read “Interpace Diagnostics Corporation.”
FOURTH:    The Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety as set forth on Exhibit A, and, as so amended and restated, shall constitute the Amended and Restated Certificate of Incorporation of the Surviving Corporation.
FIFTH:    The executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation, the address of which is as follows:

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#30268380 v2

Interpace Diagnostics Corporation
Morris Corporate Center 1, Building A
300 Interpace Parkway
Parsippany, New Jersey 07054

SIXTH:    A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.
SEVENTH:    The Merger shall become effective at such time as this Certificate of Merger is duly filed and accepted by the Secretary of State of the State of Delaware.
[Reminder of Page Intentionally Left Blank]

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#30268380 v2

IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate of Merger to be duly executed by its authorized officer.
Dated: October __, 2014

RedPath Integrated Pathology, Inc. By: Name: Title:

Exhibit A
See attached.

Exhibit B

EXHIBIT C
Form of Contingent Consideration Agreement
See attached.

Exhibit C

EXHIBIT D
Form of Letter of Transmittal
See attached.

Exhibit D

LETTER OF TRANSMITTAL TO ACCOMPANY
CERTIFICATES FORMERLY REPRESENTING SHARES OF CAPITAL STOCK OR
2013 SENIOR SUBORDINATED SERIES C SECURED
CONVERTIBLE PROMISSORY NOTE
OF REDPATH INTEGRATED PATHOLOGY, INC.

surrendered in exchange for the right to receive Merger Consideration pursuant to the Merger of
RedPath Acquisition Sub, Inc.,
a subsidiary of Interpace Diagnostics, LLC,
with and into
RedPath Integrated Pathology, Inc.

Deliver completed Letter of Transmittal to:
RedPath Equityholder Representative, LLC
Radnor Financial Center
555 E. Lancaster Avenue, Suite 520
Radnor, Pennsylvania 19087Attention:
Attention: Brian Murphy
Fax: 610.567.2388

With a copy to:
Pepper Hamilton LLP
3000 Two Logan Square
Philadelphia, PA 19103
Attention: Alex Gonzalez, Esq.
Fax: 800.867.1289

And:
Buchanan Ingersoll & Rooney PC
One Oxford Centre
301 Grant Street, 20th Floor
Pittsburgh, PA 15219-1410Attention:
Attention: Craig S. Heryford, Esq.
Fax: 412.562.1041

Ladies and Gentlemen:
This Letter of Transmittal (“Letter of Transmittal”) is being delivered to you in connection with the merger (the “Merger”) pursuant to which RedPath Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), will merge with and into RedPath Integrated Pathology, Inc., a Delaware corporation (“Company”), with the Company surviving as a wholly-owned subsidiary of Interpace Diagnostics, LLC, a Delaware limited liability company (“Parent”). The Merger will be consummated pursuant to the Agreement and Plan of Merger dated as of October 31, 2014 (the “Merger Agreement”), by and among the Company, Parent, Merger Sub, PDI, Inc., a Delaware corporation (“PDI”) and the Equityholder Representative named therein. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement. Upon the terms and subject to the conditions set forth in the Merger Agreement, upon completion of the Merger, each registered holder of Company Common Stock, Company Preferred Stock and/or Convertible Notes, in exchange for the surrender and cancellation thereof (as applicable) in accordance with the terms and conditions set forth in the Merger Agreement and this Letter of Transmittal, will have the right to receive in respect of each such share of Company Common Stock and/or Company Preferred Stock and each Convertible Note, as applicable, a portion of the Merger Consideration, in each case, as determined in accordance with the Merger Agreement.

By signing and submitting this Letter of Transmittal, the undersigned hereby represents, warrants, covenants and agrees as follows:

•
That the undersigned is the owner of, and has good and valid title to, the Company Capital Stock listed on this Letter of Transmittal, of record and beneficially, free and clear of all Liens (other than restrictions arising under applicable state and federal securities laws), and has the right and power to submit them for transfer with this Letter of Transmittal. The undersigned has not granted any interest in the Company Capital Stock held by the undersigned, nor has the undersigned granted any preemptive right, right of first refusal, or similar right, by Contract or otherwise, with respect to such Company Capital Stock.

•
That the undersigned is the owner of, and has good and valid title to, the Convertible Notes listed on this Letter of Transmittal, of record and beneficially, free and clear of all Liens, and has the right and power to submit them for transfer with this Letter of Transmittal. The undersigned has not granted any interest in the Convertible Notes held by the undersigned. The Company Capital Stock and the Convertible Notes described above constitutes all of the interests of the Company beneficially owned or held of record by the undersigned.

•
The undersigned has the requisite power and authority (and, in the case of an individual, full legal capacity) to execute and deliver this Letter of Transmittal, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby. This Letter of Transmittal has been duly and validly executed and delivered by the undersigned and constitutes a legal, valid, and binding obligation of the undersigned enforceable against the undersigned in accordance with its terms. The execution and delivery of this Letter of Transmittal and performance by the undersigned of his, her or its obligations hereunder, the consummation of the transactions contemplated hereby and the compliance by the undersigned with any of the provisions hereof will not (i) violate the organizational documents of the undersigned, (ii) result in a violation by the undersigned of any applicable Law, (iii) require any consent of, delivery of notice to or other action by any Person, (iv) create any Lien on the Company Capital Stock or Convertible Notes delivered herewith or (v) constitute a default under any provision of any material Contract to which the undersigned is a party or to which any of its properties are bound.

•
In the event that the undersigned is receiving PDI Common Stock as determined in accordance with the Merger Agreement, the undersigned acknowledges and agrees that it (i) is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (ii) understands that its receipt of PDI Common Stock is deemed, for securities law purposes, to be an investment in the PDI Common Stock, that the ownership of PDI Common Stock involves substantial risks and that it can bear the economic risks of the investment in the PDI Common Stock, including the possible loss of the entire investment, (iii) is acquiring PDI Common Stock for investment only, and not with a view to, or for sale in connection with, any distribution of such PDI Common Stock in violation of the Securities Act, or any rule or regulation under the Securities Act, (iv) has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of its PDI Common Stock in connection with the transactions contemplated by the Merger Agreement and to make an informed decision with respect thereto, (v) understands that (A) the PDI Common Stock to be acquired by it hereunder have not been registered under the Securities Act or any other applicable state or other securities law and are “restricted securities” within the meaning of Rule 144 under the Securities Act, and (B) the PDI Common Stock to be acquired by it cannot be sold, transferred or otherwise disposed of unless it is subsequently registered under the Securities Act or an exemption from registration is then available and, therefore, may have to bear the economic risk of holding such PDI Common Stock for an indefinite period, (vi) is not acquiring the PDI Common Stock as a result of any advertisement, article, notice or other communication regarding the PDI Common Stock published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement, and (vii) has been furnished with the materials relating to PDI, the Merger and the PDI Common Stock which the undersigned has requested, specifically including, without limitation, all financial statements and other financial data requested, and the undersigned has been afforded the opportunity to make inquiries concerning PDI and such matters as the undersigned has deemed necessary and has further been afforded the opportunity to obtain any additional information required by the undersigned to the extent PDI possesses such information or could acquire it without unreasonable effort or expense.

•
In case any further action is necessary or desirable to carry out the purposes of this Letter of Transmittal, the undersigned agrees to execute and deliver such further instruments and documents as the Equityholder Representative reasonably may request, all at the sole cost and expense of the Equityholder Representative.

•
There is no Legal Proceeding pending or, to the knowledge of the undersigned, threatened involving the undersigned, the Company Capital Stock or the Convertible Notes that seeks to prohibit, enjoin or otherwise challenge or delay the consummation of the transactions contemplated hereby.

•
This Letter of Transmittal shall remain in full force and effect, notwithstanding the undersigned’s death or incapacity, if applicable, and shall be binding upon the undersigned’s heirs, executors, administrators, personal representatives, successors and assigns.

•	The undersigned agrees that the Instructions to this Letter of Transmittal constitute an integral part of this instrument and agrees to be bound thereby.

•
The undersigned, effective without any further action by the undersigned or any other person, in consideration of the payment of the Merger Consideration in accordance with the terms and conditions of the Merger Agreement and upon the consummation of the transactions contemplated in and by the Merger Agreement, hereby releases, on its own behalf and on behalf of its successors and assigns, PDI, Parent, the Company, the Equityholder Representative and their respective affiliates, directors, officers, employees, partners, members, agents, advisors and representatives, and their respective successors and assigns, from any and all claims, actions, causes of action, suits, damages, judgments, expenses, demands and other obligations or liabilities whatsoever, in law or in equity, arising out of, in connection with or by reason of, the purchase, sale or ownership of the shares of Company Capital Stock and/or the Convertible Notes held by the undersigned, or the delivery of the certificates evidencing such Company Capital Stock herewith (collectively, “Claims”). The Claims herein released include not only Claims presently known to the undersigned, but also all unknown Claims. Notwithstanding the foregoing, the undersigned does not waive or release (a) any rights of the undersigned granted under or pursuant to the Merger Agreement, including the right to receive the Merger Consideration, or (b) any rights which the undersigned may have, as an officer or director of the Company to indemnification or advancement of expenses from the Company as and to the extent provided by statute or in the Company’s organizational documents as in effect on the date hereof.

•
The undersigned ratifies and agrees that neither PDI, Parent, the Equityholder Representative nor the Surviving Corporation will be liable to any third party for any commission or other remuneration in connection with the transactions contemplated hereby and by the Merger Agreement.

•
The undersigned understands that pursuant to the Merger Agreement, it is entitled to receive such amounts as determined in accordance with and pursuant to the provisions of Articles 2 and 3 of the Merger Agreement, as consideration in exchange for the surrender of the Company Capital Stock and/or cancellation of the Convertible Notes in accordance with the terms and conditions set forth in the Merger Agreement and this Letter of Transmittal.

•
The undersigned agrees and acknowledges that the delivery of the portion of the Merger Consideration that the undersigned is entitled to pursuant to the terms and conditions of the Merger Agreement constitutes full and complete payment for the undersigned’s Company Capital Stock and/or Convertibles Notes, and that the surrender of the Company Capital Stock and any applicable certificates evidencing Company Capital Stock and the cancellation of any Convertible Notes is irrevocable.

•
The undersigned ratifies and agrees to be bound by the appointment, pursuant to the terms and conditions of the Merger Agreement, of RedPath Equityholder Representative, LLC as the Equityholder Representative and attorney-in-fact of the Equityholders of the Company with respect to all matters arising in connection with the Merger Agreement and the transactions contemplated thereby.

•
The undersigned agrees and acknowledges that all representations, warranties and covenants of the undersigned herein will be for the benefit of, and enforceable by PDI, Parent, the Company and the Equityholder Representative.

•
The undersigned acknowledges receipt of, and represents and warrants that the undersigned has reviewed, a Notice of Approval of Merger and Appraisal Rights, including the information therein with respect to the appraisal rights of former holders pursuant to Section 262 of the Delaware General Corporation Law, as amended. Furthermore, by delivery of this Letter of Transmittal, the undersigned acknowledges that it hereby irrevocably waives any dissenters’ rights, appraisal rights or similar rights that the undersigned may have arising out of the consummation of the Merger and the transactions contemplated by the Merger Agreement, whether arising pursuant to applicable law, contract or otherwise, and the undersigned hereby withdraws all written objections to the Merger Agreement and/or demands for appraisal, if any, with respect to the Shares owned by the undersigned.

•
The undersigned agrees and acknowledges that the Initial Merger Consideration has been delivered by Parent to the Equityholder Representative for distribution to the undersigned and the other Equityholders in accordance with the Merger Agreement (and any Future Payments will be distributed from PDI or Parent, as applicable to the Equityholder Representative for distribution to the undersigned and the other Equityholders in accordance with the Merger Agreement), and that the undersigned shall proceed only against the Equityholder Representative for its portion of the Merger Consideration due to it under the Merger Agreement.

•
The undersigned agrees and acknowledges that it has received, read and reviewed with its counsel and other advisors the Merger Agreement and has had an opportunity to ask questions of the Company and its legal counsel and other advisors regarding the Merger Agreement and its terms and conditions, and to the extent it has asked such questions, it has received satisfactory responses to them. The undersigned agrees to be bound by, as if a signatory thereto, the applicable provisions of the Merger Agreement.

The properly completed Letter of Transmittal, including the IRS Form W-9 contained herein as Exhibit A (or the appropriate IRS Form W-8, as applicable) and the physical certificate(s) evidencing your Company Capital Stock of the Company (if surrendering Company Capital Stock) should be sent to the Equityholder Representative at the address listed on Page 1 hereof for the portion of the Merger Consideration you are allocated pursuant to the Initial Payment Allocation Schedule and any Future Payment Allocation Schedules. Copies of the completed Letter of Transmittal, IRS Form W-9 (or the appropriate IRS Form W-8, as applicable) and principal certificate(s) (if any) should be sent to Pepper Hamilton LLP and Buchanan Ingersoll & Rooney PC, on the same date the originals of such documents are sent to the Equityholder Representative, in each case at the address listed on page 1 hereof. Failure to complete the Letter of Transmittal properly could result in a delay in your receiving your Merger Consideration. Failure to complete the IRS Form W-9 included in the Letter of Transmittal (or the appropriate IRS Form W-8, as applicable) can subject you to backup withholding or other withholding on any amounts to be received.

The undersigned represents and warrants that it owns the following Company Capital Stock and hereby surrenders the certificate(s) listed below:

DESCRIPTION OF CAPITAL STOCK SURRENDERED Please fill in. Attach separate schedule if needed.
Name(s) and Address of Registered Holder(s)	Class of Stock	Certificate No(s).**	Number of Shares

TOTAL SHARES:

** [ ] If any Certificate(s) representing of Company Capital Stock that you own have been lost, stolen or destroyed, check this box. Please fill out the remainder of this Letter of Transmittal and indicate here the class and number of shares of Company Capital Stock represented by the lost, stolen or destroyed Certificate(s) and return an Affidavit of Loss in the form of Exhibit B attached hereto.
Class and number of shares of Company Capital Stock represented by the lost, stolen or destroyed Certificate(s):

The undersigned represents and warrants that it owns the following Convertible Notes and hereby agrees to the cancellation of such Convertible Notes:

DESCRIPTION OF CONVERTIBLE NOTES CANCELLED Please fill in. Attach separate schedule if needed.
Name(s) and Address of Registered Holder(s)	Issue Date	Principal Amount

PLEASE READ AND FOLLOW THE ACCOMPANYING INSTRUCTIONS CAREFULLY. YOU MUST COMPLETE THIS LETTER OF TRANSMITTAL, SIGN IN THE APPROPRIATE BOXES ON PAGE 4 AND COMPLETE THE IRS FORM W-9 (OR THE APPROPRIATE IRS FORM W-8, AS APPLICABLE) IN ORDER TO EXCHANGE YOUR COMPANY CAPITAL STOCK AND/OR CONVERTIBLE NOTES FOR MERGER CONSIDERATION.

Method of delivery of the certificate(s) is at the option and risk of the owner thereof.

SIGNATURE(S) REQUIRED Signature(s) of Registered Holder(s) or Agent
Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s) and/or Convertible Note(s). If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation acting in a fiduciary or representative capacity, or other person, please set forth full title.
________________________________________________
Registered Holder
________________________________________________
Registered Holder
________________________________________________
Title, if any
Date: __________________________________________
Phone No.: _____________________________________
Taxpayer Identification or Social Security No.:
_____________________________________________
_____________________________________________

WIRE INSTRUCTIONS (SEE INSTRUCTIONS) Bank Name: Address: Attention: Phone Number: Fax Number: Account Name: Account No: ABA Routing No.:

NOTE: ALL HOLDERS OF COMPANY CAPITAL STOCK AND/OR CONVERTIBLE NOTES
MUST SIGN IN THE SPACE PROVIDED BELOW
SIGN HERE
________________________________________
________________________________________
(Signature(s) of Equityholder(s))
Dated:
(Must be signed by the registered Equityholder(s) exactly as name(s) appear(s) on stock certificate(s) and/or Convertible Note(s) or as recorded in the records of the Company or by person(s) authorized to become registered Equityholder(s) by certificates and documents transmitted herewith. If signature is by attorneys-in-fact, executors, administrators, trustees, guardians, agents, officers of corporations or others acting in a fiduciary or representative capacity, please provide the following information.)
Name(s)

(Please Print)
Capacity (full title)
Address
(Number and Street)

(City, State & Zip Code)
Area Code and Telephone Number
Tax Identification or Social Security Number

INSTRUCTIONS TO LETTER OF TRANSMITTAL
Pursuant to the Merger Agreement referred to in the Letter of Transmittal, Merger Sub will be merged with and into the Company. In order to receive any Merger Consideration for your Company Capital Stock and/or Convertible Notes as contemplated by the Merger Agreement, this Letter of Transmittal and the certificate(s) evidencing your Company Capital Stock (the “Certificates”) (if applicable) must be forwarded in accordance with the following instructions:
Letter of Transmittal.
The Letter of Transmittal should be properly completed, signed and returned, together with the surrendered Certificate(s) (if applicable,) to the Equityholder Representative as set forth in the Letter of Transmittal. The Letter of Transmittal and Certificate(s) (if applicable) may be mailed or delivered by hand to the address shown on the face of this Letter of Transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS IS AT THE ELECTION AND RISK OF THE SURRENDERING HOLDER, BUT IF SENT BY MAIL, AN OVERNIGHT CARRIER OR REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPER INSURANCE IS RECOMMENDED.
If there is inadequate space on the Letter of Transmittal, please attach as many additional sheets as are necessary to provide all required information.
Certificates in Different Names (if applicable).
This Letter of Transmittal may be used to submit more than one Certificate only if all of such Certificates are held in exactly the same name. Otherwise, it will be necessary to complete, sign and submit as many Letters of Transmittal as there are different holders of Certificates.
Signatures.
This Letter of Transmittal must be signed by the record holder(s) of the Certificate(s) submitted herewith (if applicable) and/or the Convertible Notes. The signature(s) must correspond with the name(s) set forth on the face of the Certificate(s) and/or the Convertible Notes, without alteration, recapitalization or any change whatsoever. If the Certificate(s) and/or Convertible Notes are held of record by two (2) or more joint owners, all such holders must sign this Letter of Transmittal.
If this Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence reasonably satisfactory to the Company and Equityholder Representative of their authority so to act must be submitted.
Important Tax Information and IRS Form W-9 (or IRS Form W-8).
Under U.S. federal income tax law, a holder of Company Capital Stock or Convertible Notes that is a U.S. person who receives cash payments pursuant to the Merger Agreement may be subject to backup withholding. To avoid such backup withholding, each holder that is not otherwise exempt from backup withholding must provide such holder’s taxpayer identification number (“TIN”) and certify that such holder is not subject to such backup withholding by completing the IRS Form W-9 provided herewith. In general, if a holder is an individual, the taxpayer identification number is the Social Security number of such individual. If the taxpayer identification number is incorrect, the holder may be subject to a penalty imposed by the Internal Revenue Service, and the payment of any cash pursuant to the Merger may be subject to backup withholding. For further information concerning backup withholding and instructions for completing the IRS Form W-9 (including how to obtain a taxpayer identification number if a holder does not have one and how to complete the IRS Form W-9 if the Company Capital Stock are held in more than one name), consult the instructions to the IRS Form W-9.
Under U.S. federal income tax law, a holder that is not a U.S. person may be subject to U.S. tax withholding. To avoid (or reduce) such withholding, each holder that is a non-U.S. individual may submit a Form W-8BEN, signed under penalties of perjury, certifying such individual’s non-U.S. status and claims to reduced or exemption from withholding. You should consult your own tax advisor regarding whether you must submit Form W-8BEN or other appropriate Form W-8.
Failure to complete the IRS Form W-9 (or the appropriate IRS Form W-8, as applicable) will not, by itself, cause the Company Capital Stock to be invalidly surrendered or the Convertible Notes to be invalidly cancelled, but may require PDI, Parent, the Company or the Equityholder Representative to withhold a portion of the amount of any distribution of payments made pursuant to the Merger Agreement. NOTE: FAILURE TO COMPLETE AND RETURN THE IRS FORM W-9 (OR THE APPROPRIATE IRS FORM W-8, AS APPLICABLE) MAY RESULT IN BACKUP OR OTHER TAX WITHHOLDING OF A PORTION OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE MERGER. PLEASE REVIEW THE INSTRUCTIONS TO IRS FORM W-9 PROVIDED HEREIN (OR TO THE APPROPRIATE FORM W-8, AS APPLICABLE) FOR ADDITIONAL DETAILS.

EACH OF PDI, PARENT, THE COMPANY AND THE EQUITYHOLDER REPRESENTATIVE SHALL BE ENTITLED TO DEDUCT AND WITHHOLD FROM THE PORTION OF THE MERGER CONSIDERATION OTHERWISE PAYABLE TO AN EQUITYHOLDER PURSUANT TO THE MERGER AGREEMENT SUCH AMOUNTS AS IS REQUIRED TO BE DEDUCTED AND WITHHELD WITH RESPECT TO THE MAKING OF SUCH PAYMENT UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PROVISION OF STATE, LOCAL OR FOREIGN TAX LAW.
Nothing contained in this Letter of Transmittal or its attachments constitutes tax advice. You should consult your own tax advisor as to the tax consequences to you of the Merger and the requirements of this Letter of Transmittal.
Lost, stolen, mutilated or destroyed Certificates (if applicable).
If your Certificate(s) have been lost, stolen, misplaced or destroyed, such fact should be indicated on this Letter of Transmittal and you must complete the Affidavit of Loss attached hereto as Exhibit B and have it notarized to effectively surrender such lost or destroyed Certificate(s). There will not be a fee assessed in respect of lost or destroyed Certificate(s), but surrenders hereunder will be processed only after such documentation has been submitted to and approved by us.
Transfer Taxes.
Each member shall be responsible for any applicable transfer or other taxes required by reason of the payment of cash in exchange for the Company Capital Stock and/or Convertible Notes to any person other than that of the registered holder of the Company Capital Stock and/or Convertible Notes.
Wire Instructions.
For payment hereunder, you must provide your account information in the box indicated.
Exchange Procedures.
Following the effective time of the Merger and receipt of the applicable Certificate(s) (if applicable) and Letter of Transmittal, the Equityholder Representative will deliver to each holder of Company Capital Stock and/or Convertible Notes in accordance with the Merger Agreement and the Letter of Transmittal the portion of the Merger Consideration allocated to the Company Capital Stock and/or Convertible Notes held by such holder immediately prior to the Closing as reflected on the Initial Payment Allocation Schedule and any Future Payment Allocation Schedules.

Form **W-9**
(Rev. August 2013)
Department of the Treasury
Internal Revenue Service

Request for Taxpayer Identification Number and Certification

Give Form to the requester. Do not send to the IRS.

Print or type
See Specific Instructions on page 2.

Name (as shown on your income tax return)

Business name/disregarded entity name, if different from above

Check appropriate box for federal tax classification:
☐ Individual/sole proprietor ☐ C Corporation ☐ S Corporation ☐ Partnership ☐ Trust/estate

☐ Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=partnership) ▶ ________

☐ Other (see instructions) ▶

Exemptions (see instructions):
Exempt payee code (if any) ________
Exemption from FATCA reporting code (if any) ________

Address (number, street, and apt. or suite no.)

Requester's name and address (optional)

City, state, and ZIP code

List account number(s) here (optional)

Part I Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on the "Name" line to avoid backup withholding. For individuals, this is your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the Part I instructions on page 3. For other entities, it is your employer identification number (EIN). If you do not have a number, see *How to get a TIN* on page 3.

Note. If the account is in more than one name, see the chart on page 4 for guidelines on whose number to enter.

Social security number
☐☐☐ – ☐☐ – ☐☐☐☐

Employer identification number
☐☐ – ☐☐☐☐☐☐☐

Part II Certification

Under penalties of perjury, I certify that:

1. The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and
2. I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and
3. I am a U.S. citizen or other U.S. person (defined below), and
4. The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions on page 3.

Sign Here **Signature of U.S. person ▶** **Date ▶**

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Future developments. The IRS has created a page on IRS.gov for information about Form W-9, at *www.irs.gov/w9*. Information about any future developments affecting Form W-9 (such as legislation enacted after we release it) will be posted on that page.

Purpose of Form

A person who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) to report, for example, income paid to you, payments made to you in settlement of payment card and third party network transactions, real estate transactions, mortgage interest you paid, acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA.

Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN to the person requesting it (the requester) and, when applicable, to:

1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),

2. Certify that you are not subject to backup withholding, or

3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners' share of effectively connected income, and

4. Certify that FATCA code(s) entered on this form (if any) indicating that you are exempt from the FATCA reporting, is correct.

Note. If you are a U.S. person and a requester gives you a form other than Form W-9 to request your TIN, you must use the requester's form if it is substantially similar to this Form W-9.

Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:

• An individual who is a U.S. citizen or U.S. resident alien,

• A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States,

• An estate (other than a foreign estate), or

• A domestic trust (as defined in Regulations section 301.7701-7).

Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax under section 1446 on any foreign partners' share of effectively connected taxable income from such business. Further, in certain cases where a Form W-9 has not been received, the rules under section 1446 require a partnership to presume that a partner is a foreign person, and pay the section 1446 withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid section 1446 withholding on your share of partnership income.

Cat. No. 10231X Form **W-9** (Rev. 8-2013)

Form W-9 (Rev. 8-2013) Page 2

In the cases below, the following person must give Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States:

• In the case of a disregarded entity with a U.S. owner, the U.S. owner of the disregarded entity and not the entity,

• In the case of a grantor trust with a U.S. grantor or other U.S. owner, generally, the U.S. grantor or other U.S. owner of the grantor trust and not the trust, and

• In the case of a U.S. trust (other than a grantor trust), the U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.

Foreign person. If you are a foreign person or the U.S. branch of a foreign bank that has elected to be treated as a U.S. person, do not use Form W-9. Instead, use the appropriate Form W-8 or Form 8233 (see Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a "saving clause." Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items:

1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.

2. The treaty article addressing the income.

3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.

4. The type and amount of income that qualifies for the exemption from tax.

5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.

If you are a nonresident alien or a foreign entity, give the requester the appropriate completed Form W-8 or Form 8233.

What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS a percentage of such payments. This is called "backup withholding." Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, payments made in settlement of payment card and third party network transactions, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

Payments you receive will be subject to backup withholding if:

1. You do not furnish your TIN to the requester,

2. You do not certify your TIN when required (see the Part II instructions on page 3 for details),

3. The IRS tells the requester that you furnished an incorrect TIN,

4. The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or

5. You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only).

Certain payees and payments are exempt from backup withholding. See *Exempt payee code* on page 3 and the separate Instructions for the Requester of Form W-9 for more information.

Also see *Special rules for partnerships* on page 1.

What is FATCA reporting? The Foreign Account Tax Compliance Act (FATCA) requires a participating foreign financial institution to report all United States account holders that are specified United States persons. Certain payees are exempt from FATCA reporting. See *Exemption from FATCA reporting code* on page 3 and the Instructions for the Requester of Form W-9 for more information.

Updating Your Information

You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account, for example, if the grantor of a grantor trust dies.

Penalties

Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil penalty for false information with respect to withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

Specific Instructions

Name

If you are an individual, you must generally enter the name shown on your income tax return. However, if you have changed your last name, for instance, due to marriage without informing the Social Security Administration of the name change, enter your first name, the last name shown on your social security card, and your new last name.

If the account is in joint names, list first, and then circle, the name of the person or entity whose number you entered in Part I of the form.

Sole proprietor. Enter your individual name as shown on your income tax return on the "Name" line. You may enter your business, trade, or "doing business as (DBA)" name on the "Business name/disregarded entity name" line.

Partnership, C Corporation, or S Corporation. Enter the entity's name on the "Name" line and any business, trade, or "doing business as (DBA) name" on the "Business name/disregarded entity name" line.

Disregarded entity. For U.S. federal tax purposes, an entity that is disregarded as an entity separate from its owner is treated as a "disregarded entity." See Regulation section 301.7701-2(c)(2)(iii). Enter the owner's name on the "Name" line. The name of the entity entered on the "Name" line should never be a disregarded entity. The name on the "Name" line must be the name shown on the income tax return on which the income should be reported. For example, if a foreign LLC that is treated as a disregarded entity for U.S. federal tax purposes has a single owner that is a U.S. person, the U.S. owner's name is required to be provided on the "Name" line. If the direct owner of the entity is also a disregarded entity, enter the first owner that is not disregarded for federal tax purposes. Enter the disregarded entity's name on the "Business name/disregarded entity name" line. If the owner of the disregarded entity is a foreign person, the owner must complete an appropriate Form W-8 instead of a Form W-9. This is the case even if the foreign person has a U.S. TIN.

Note. Check the appropriate box for the U.S. federal tax classification of the person whose name is entered on the "Name" line (Individual/sole proprietor, Partnership, C Corporation, S Corporation, Trust/estate).

Limited Liability Company (LLC). If the person identified on the "Name" line is an LLC, check the "Limited liability company" box only and enter the appropriate code for the U.S. federal tax classification in the space provided. If you are an LLC that is treated as a partnership for U.S. federal tax purposes, enter "P" for partnership. If you are an LLC that has filed a Form 8832 or a Form 2553 to be taxed as a corporation, enter "C" for C corporation or "S" for S corporation, as appropriate. If you are an LLC that is disregarded as an entity separate from its owner under Regulation section 301.7701-3 (except for employment and excise tax), do not check the LLC box unless the owner of the LLC (required to be identified on the "Name" line) is another LLC that is not disregarded for U.S. federal tax purposes. If the LLC is disregarded as an entity separate from its owner, enter the appropriate tax classification of the owner identified on the "Name" line.

Other entities. Enter your business name as shown on required U.S. federal tax documents on the "Name" line. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on the "Business name/disregarded entity name" line.

Exemptions

If you are exempt from backup withholding and/or FATCA reporting, enter in the *Exemptions* box, any code(s) that may apply to you. See *Exempt payee code* and *Exemption from FATCA reporting code* on page 3.

Form W-9 (Rev. 8-2013) Page 3

Exempt payee code. Generally, individuals (including sole proprietors) are not exempt from backup withholding. Corporations are exempt from backup withholding for certain payments, such as interest and dividends. Corporations are not exempt from backup withholding for payments made in settlement of payment card or third party network transactions.

Note. If you are exempt from backup withholding, you should still complete this form to avoid possible erroneous backup withholding.

The following codes identify payees that are exempt from backup withholding:

1—An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2)

2—The United States or any of its agencies or instrumentalities

3—A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities

4—A foreign government or any of its political subdivisions, agencies, or instrumentalities

5—A corporation

6—A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States

7—A futures commission merchant registered with the Commodity Futures Trading Commission

8—A real estate investment trust

9—An entity registered at all times during the tax year under the Investment Company Act of 1940

10—A common trust fund operated by a bank under section 584(a)

11—A financial institution

12—A middleman known in the investment community as a nominee or custodian

13—A trust exempt from tax under section 664 or described in section 4947

The following chart shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 13.

IF the payment is for . . .	THEN the payment is exempt for . . .
Interest and dividend payments	All exempt payees except for 7
Broker transactions	Exempt payees 1 through 4 and 6 through 11 and all C corporations. S corporations must not enter an exempt payee code because they are exempt only for sales of noncovered securities acquired prior to 2012.
Barter exchange transactions and patronage dividends	Exempt payees 1 through 4
Payments over $600 required to be reported and direct sales over $5,000[1]	Generally, exempt payees 1 through 5[2]
Payments made in settlement of payment card or third party network transactions	Exempt payees 1 through 4

[1] See Form 1099-MISC, Miscellaneous Income, and its instructions.

[2] However, the following payments made to a corporation and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys' fees, gross proceeds paid to an attorney, and payments for services paid by a federal executive agency.

Exemption from FATCA reporting code. The following codes identify payees that are exempt from reporting under FATCA. These codes apply to persons submitting this form for accounts maintained outside of the United States by certain foreign financial institutions. Therefore, if you are only submitting this form for an account you hold in the United States, you may leave this field blank. Consult with the person requesting this form if you are uncertain if the financial institution is subject to these requirements.

A—An organization exempt from tax under section 501(a) or any individual retirement plan as defined in section 7701(a)(37)

B—The United States or any of its agencies or instrumentalities

C—A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities

D—A corporation the stock of which is regularly traded on one or more established securities markets, as described in Reg. section 1.1472-1(c)(1)(i)

E—A corporation that is a member of the same expanded affiliated group as a corporation described in Reg. section 1.1472-1(c)(1)(i)

F—A dealer in securities, commodities, or derivative financial instruments (including notional principal contracts, futures, forwards, and options) that is registered as such under the laws of the United States or any state

G—A real estate investment trust

H—A regulated investment company as defined in section 851 or an entity registered at all times during the tax year under the Investment Company Act of 1940

I—A common trust fund as defined in section 584(a)

J—A bank as defined in section 581

K—A broker

L—A trust exempt from tax under section 664 or described in section 4947(a)(1)

M—A tax exempt trust under a section 403(b) plan or section 457(g) plan

Part I. Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see *How to get a TIN* below.

If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN. However, the IRS prefers that you use your SSN.

If you are a single-member LLC that is disregarded as an entity separate from its owner (see *Limited Liability Company (LLC)* on page 2), enter the owner's SSN (or EIN, if the owner has one). Do not enter the disregarded entity's EIN. If the LLC is classified as a corporation or partnership, enter the entity's EIN.

Note. See the chart on page 4 for further clarification of name and TIN combinations.

How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at *www.ssa.gov*. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at *www.irs.gov/businesses* and clicking on Employer Identification Number (EIN) under Starting a Business. You can get Forms W-7 and SS-4 from the IRS by visiting IRS.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

If you are asked to complete Form W-9 but do not have a TIN, apply for a TIN and write "Applied For" in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note. Entering "Applied For" means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: *A disregarded U.S. entity that has a foreign owner must use the appropriate Form W-8.*

Part II. Certification

To establish to the withholding agent that you are a U.S. person, or resident alien, sign Form W-9. You may be requested to sign by the withholding agent even if items 1, 4, or 5 below indicate otherwise.

For a joint account, only the person whose TIN is shown in Part I should sign (when required). In the case of a disregarded entity, the person identified on the "Name" line must sign. Exempt payees, see *Exempt payee code* earlier.

Signature requirements. Complete the certification as indicated in items 1 through 5 below.

1. Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983. You must give your correct TIN, but you do not have to sign the certification.

2. Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.

3. Real estate transactions. You must sign the certification. You may cross out item 2 of the certification.

4. Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. "Other payments" include payments made in the course of the requester's trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments made in settlement of payment card and third party network transactions, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations).

5. Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification.

Form W-9 (Rev. 8-2013) Page 4

What Name and Number To Give the Requester

For this type of account:	Give name and SSN of:
1. Individual	The individual
2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account [1]
3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor [2]
4. a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee [1]
b. So-called trust account that is not a legal or valid trust under state law	The actual owner [1]
5. Sole proprietorship or disregarded entity owned by an individual	The owner [3]
6. Grantor trust filing under Optional Form 1099 Filing Method 1 (see Regulation section 1.671-4(b)(2)(i)(A))	The grantor*
For this type of account:	**Give name and EIN of:**
7. Disregarded entity not owned by an individual	The owner
8. A valid trust, estate, or pension trust	Legal entity [4]
9. Corporation or LLC electing corporate status on Form 8832 or Form 2553	The corporation
10. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
11. Partnership or multi-member LLC	The partnership
12. A broker or registered nominee	The broker or nominee
13. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity
14. Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 (see Regulation section 1.671-4(b)(2)(i)(B))	The trust

[1] List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person's number must be furnished.

[2] Circle the minor's name and furnish the minor's SSN.

[3] You must show your individual name and you may also enter your business or "DBA" name on the "Business name/disregarded entity" name line. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN.

[4] List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Also see *Special rules for partnerships* on page 1.

***Note.** Grantor also must provide a Form W-9 to trustee of trust.

Note. If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Secure Your Tax Records from Identity Theft

Identity theft occurs when someone uses your personal information such as your name, social security number (SSN), or other identifying information, without your permission, to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund.

To reduce your risk:

- Protect your SSN,
- Ensure your employer is protecting your SSN, and
- Be careful when choosing a tax preparer.

If your tax records are affected by identity theft and you receive a notice from the IRS, respond right away to the name and phone number printed on the IRS notice or letter.

If your tax records are not currently affected by identity theft but you think you are at risk due to a lost or stolen purse or wallet, questionable credit card activity or credit report, contact the IRS Identity Theft Hotline at 1-800-908-4490 or submit Form 14039.

For more information, see Publication 4535, Identity Theft Prevention and Victim Assistance.

Victims of identity theft who are experiencing economic harm or a system problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling the TAS toll-free case intake line at 1-877-777-4778 or TTY/TDD 1-800-829-4059.

Protect yourself from suspicious emails or phishing schemes. Phishing is the creation and use of email and websites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft.

The IRS does not initiate contacts with taxpayers via emails. Also, the IRS does not request personal detailed information through email or ask taxpayers for the PIN numbers, passwords, or similar secret access information for their credit card, bank, or other financial accounts.

If you receive an unsolicited email claiming to be from the IRS, forward this message to *phishing@irs.gov*. You may also report misuse of the IRS name, logo, or other IRS property to the Treasury Inspector General for Tax Administration at 1-800-366-4484. You can forward suspicious emails to the Federal Trade Commission at: *spam@uce.gov* or contact them at *www.ftc.gov/idtheft* or 1-877-IDTHEFT (1-877-438-4338).

Visit IRS.gov to learn more about identity theft and how to reduce your risk.

Privacy Act Notice

Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons (including federal agencies) who are required to file information returns with the IRS to report interest, dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancellation of debt; or contributions you made to an IRA, Archer MSA, or HSA. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information. Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. commonwealths and possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer. Certain penalties may also apply for providing false or fraudulent information.

Exhibit B

AFFIDAVIT OF LOSS

____________________________, (the “Holder”), being duly sworn in oath, deposes and says:

1.    That the Holder is entitled to the possession and is the true, lawful owner of:

☐
Certificate No. __________ (the “Certificate”) evidencing ______________________ Company Capital Stock in RedPath Integrated Pathology, Inc. (the “Company”), which Certificate the Holder is unable to locate.

2.    The Holder made or caused to be made a diligent search for the above referenced Certificate, and was unable to find or recover the same; the Holder has not sold, assigned, pledged, transferred, deposited under any agreement, endorsed or hypothecated the above referenced Certificate, the Company Capital Stock evidenced by the above referenced Certificate or any interest therein, or signed any power of attorney or other authorization regarding the same which is now outstanding and in force or otherwise disposed of the same; the Holder is entitled to full and exclusive possession of the above referenced Certificate; and no person, firm, corporation, agency or government other than the Holder has or has asserted any right, title, claim, equity, or interest in, to, or respecting the above referenced Certificate, the Company Capital Stock evidenced by the Certificate or the proceeds therefrom.

3.    The Holder hereby requests, and this Affidavit is made for the purpose of inducing, the Company to refuse to recognize any person other than the Holder as the owner of the above referenced Certificate and of the Company Capital Stock evidenced thereby and to refuse to make any payments, transfer, registration, delivery, or exchange concerning or called for by the above referenced Certificate to any person other than the Holder.

4.    If the Holder should find or recover the above referenced Certificate, the Holder will promptly and without consideration surrender the same to the Company for cancellation.

5.    The Holder agrees to indemnify and hold harmless PDI, Inc. (“PDI”), Interpace Diagnostics, LLC (“Parent”), the Company, RedPath Equityholder Representative, LLC (the “Equityholder Representative”) and their affiliates, successors and assigns from any and all loss, liability, damages, penalties, fines, costs, taxes and expenses (including all reasonable attorneys’ fees and court costs) incurred by PDI, Parent, the Company, the Equityholder Representative and their affiliates, successors and assigns, resulting from or relating to the loss, misplacement or destruction of said certificate in connection with the payment by Parent of any amounts as contemplated by the Letter of Transmittal.

IN WITNESS WHEREOF, the undersigned has caused this Affidavit to be duly executed as an instrument under seal this _____ day of _____________, 2014.

______________________________
Print Name:

On this ____ day of ____________, 2014 before me personally appeared ________________, a duly authorized agent of the Holder referred to above, who executed the foregoing instrument and acknowledged it to be his, her or its free act and deed.

___________________________________
Notary Public

My commission expires: __________________

EXHIBIT E
Form of Option Cancellation Agreement
See attached.

Exhibit E

[REDPATH LETTER HEAD]

September ___, 2014

[Option Holder]
[Address]
[Address]

RE: Cancellation of All Options to Purchase Shares of RedPath Common Stock Pursuant to One or More Stock Option Agreements between RedPath and You Under the RedPath 2004 Stock Option Plan or 2008 Stock Option Plan ("Options") [Note: All Options for each individual optionee should be attached as a schedule to this letter agreement.]

Dear [●],

RedPath Integrated Pathology, Inc. ("RedPath") plans to enter into an Agreement and Plan of Merger (the "Merger Agreement") in the near future with PDI, Inc., a Delaware corporation ("PDI"), Interpace Diagnostics, LLC, a Delaware limited liability company ("Parent"), RedPath Acquisition Sub, Inc., a Delaware corporation ("Merger Sub"), and RedPath Equity Holder Representative, LLC, a Delaware limited liability company, solely in its capacity as Equityholder Representative (the "Equityholder Representative"), pursuant to which Merger Sub will merge with and into RedPath with RedPath continuing in existence as the surviving corporation (the "Merger"). Pursuant to the Merger, all shares of RedPath stock will be cancelled and, in return, current RedPath stockholders will receive the right to receive consideration under the Merger Agreement.

Pursuant to the flow of funds prepared in accordance with the Merger Agreement, the holders of RedPath common stock (the "Common Holders") will only be eligible to receive consideration upon: (i) payment of all expenses and liabilities of RedPath incurred in connection with the Merger and related transactions as well as repayment of outstanding third party indebtedness owing by RedPath, (ii) repayment of the 2013 Senior Subordinated Series C Secured Convertible Promissory Notes issued pursuant to that certain 2013 Series C Convertible Promissory Note Purchase Agreement, dated as of September 23, 2013, by and among RedPath and the noteholder parties thereto and (iii) payment of the liquidation preferences of the Series A Convertible Participating Preferred Stock, par value $0.001 per share, and the Series B Convertible Participating Preferred Stock, par value $0.001 per share. The consideration available to the Common Holders under the Merger Agreement is highly speculative and assumes that: (i) RedPath earns a substantial amount of the contingent consideration that may be payable to RedPath noteholders and stockholders as set forth in a Contingent Consideration Agreement to be entered into by PDI, Parent, RedPath as the Surviving Corporation and the Equityholder Representative, (ii) transaction costs and indebtedness obligations do not exceed amounts that are currently estimated and (iii) there are no indemnification claims under the Merger Agreement that could reduce amounts payable to stockholders of RedPath. Moreover, in order to be eligible to receive any consideration, you will have to pay the Option exercise price prior to a consummation of the Merger.

As part of the contemplated transactions, PDI is requiring that all warrants and options to purchase stock in RedPath that have not been previously exercised be cancelled and terminated on or prior to consummation of the Merger.

Accordingly, we request that you acknowledge and agree to the following:

1.    Termination. You hereby irrevocably waive and terminate any rights that you may have to acquire RedPath common stock, or any other class of stock of RedPath, pursuant to the Options, and the Options shall be terminated without payment, and shall be of no further force or effect, as of the time immediately prior to the effective time of the Merger (the “Closing”) without any further action required on the part of RedPath or PDI. You also waive any notice requirements set forth in the Options with respect to the Merger.
2.     Acknowledgment. You hereby acknowledge that, as of the Closing, any and all rights that you have to acquire any class of stock in the Company, and any obligation the Company has to sell or issue such stock to you, pursuant to an option grant shall be terminated and shall be of no further force or effect. You further acknowledge and agree that you release the Company, Parent, PDI and each of their respective affiliates, subsidiaries, predecessors and successors from any and all claims, liabilities and obligations related to the Options, any class of stock in the Company underlying such Option or any right (contingent or otherwise) to any compensation with respect to the Options.
3.    Effectiveness. The termination of the Options pursuant to this Agreement is conditioned upon the completion of the Closing. As such, RedPath will hold this Letter Agreement in escrow pending Closing. In the event that the transaction fails to close, RedPath shall, as of the date of the termination of the Merger Agreement, destroy this Letter Agreement and deem the cancellation of the Options not to be effective.
By signing below, each of you and RedPath hereby agree to the terms and conditions set forth in this Letter Agreement. Upon execution, please keep one copy for your files and return the original to me at the address above.

Sincerely,

Dennis M. Smith, Jr., M.D.
President and CEO
RedPath Integrated Pathology, Inc.

Agreed upon and acknowledged, intending
to be legally bound hereby:

____________________________
[●]

Date: ________________________

EXHIBIT F
Form of Working Capital Statement
See attached.

Exhibit F

Working Capital

As of October 31, 2014

Current assets

Total Checking/Savings    415,249

Accts receivable

Third party billings

		Per detailed calculation	5,083,299
		Unbilled charges	44,700
	Interest Receivable		2,641
	Deposits		31,000
	Prepaid Expenses		109,030
Total current assets			5,685,919

Current liabilities (excluding debt to Sq 1)

Accounts Payable - trade    906,408

Credit card Accrued
-
Compensation
Accrued expenses

2,031,360

Gov't Fees Accrued (current)    500,000

Other accrued expenses
Accrued licensing fees

Accrued Loan Fees (not included) Accrued interest
Accrued severance and COBRA (50%)    405,261

Total Capital leases-current portion    63,058

Total Capital leases-long term    3,773

Accrued - taxes Federal    54,976

Accrued - taxes State    104,303

Unearned Revenue    44,700

Total liabilities    4,113,840

Net working capital    $ 1,572,079

Working Capital Principles

For purposes of analyzing the collectability on all outstanding claims, on a monthly basis, the Company segregates the types of payers into the following categories:

1. Medicare
2. Medicare Advantage
3. Commercial insurers
4. Roster (Hospitals billed)
5. Medicaid

Each of these payors is calculated differently in the NRV calculation.

Medicare – The Company is subject to a Contractual Allowance agreement between Medicare and the Company. For all Medicare “PathFinder” tests, RedPath records a Contractual Allowance amount to reduce the NRV of the claim to $3,038.72 which has been agreed to by PDI and Parent. If a claim is denied, however, the Company will appeal the denied claim and will not reduce the NRV of the “PathFinder” Medicare claim through bad debt expense. For all “non-PathFinder” tests performed, if the Contractual Allowance did not reduce the NRV of the claim to 10% of the total claim, then the Company will reduce the claim until the NRV is 10% of the total claim.

Medicare Advantage Insurers -. MA payors are contractually required to pay Medicare reimbursement rates. Therefore, the determination of the Contractual Allowance amount for “PathFinder” tests follows the same methodology as Medicare claims. The NRV reduction methodology is different, however, for these types of insurers. For “PathFinder” tests, the Company reduces the amount of the claim to $2,971 which has been agreed to by PDI and Parent. Partial payments are valued at Medicare reimbursement rates less cash received to date.

For all “non-PathFinder” tests, if the Contractual Allowance did not reduce the NRV of the claim to 25% of the total claim, then RedPath will reduce the claim until the NRV is 25% of the total claim.

Commercial Insurers - For all “non-PathFinder” tests – if the Contractual Allowance entry did not reduce the NRV of the claim to 25% of the total claim, then the Company would reduce the claim until the NRV is
25% of the total claim. Provided below is an example:

CEA/AMYLASE test (non PathFinder) $100
Estimated Contractual Allowance $50
NRV $50
25% of the total claim $25
Amount to write off (Bad Debt Exp.) $25

PathFinder tests are valued at $1,813 which is based on the Company’s latest calculation of average reimbursement from commercial insurance companies for commercial claims that were in AR at 12/31/13 and was used on the 12/31/13 audited financials. The valuation amount of $1,182 has been agreed to by PDI and Parent.

For all “PathFinder” Tests – once the claims are appealed, the Company reduces the NRV based on the stage of the appealed claim:

1st level appeal – NRV would be reduced to $500
2nd level appeal – NRV would be reduced to $500

3rd, 4th, 5th appeal – NRV would be reduced to 500
External appeal – NRV would be reduced to $500

The valuation amount of $500 per appealed commercial claim has been agreed to by PDI and Parent.

Hospitals (Roster) - Hospitals are billed and recorded at the rate set forth in the “Laboratory Service Agreements” located in the Perm File. The standard Pathfinder NRV for hospitals is $3,100.73. No reductions in the NRV are recorded since the Company has contractual agreements with some of the hospitals but, has a history of collectability for all “PathFinder” claims. For all “non-PathFinder” claims, the Company reduces the claim to 50% of total amount billed.

Specific reserves for hospitals are established based upon hospitals who have advised the Company that they don’t intend to pay specific invoices and the Company does not plan to take the hospital to collections as legally the hospital is required to pay per the Federal Register.

Medicaid - Payment from Medicaid is dependent on receiving the required approval necessary in each state. The Company does not have approval in most states and as such reduces all “PathFinder” claims to $100. For all “non-PathFinder” claims, the NRV will be written down to 25% of the total claim.

Summary –

The table below summarizes the agreed upon rates with buyer to value claims in the NRV process as explained above. Note there are several other valuations of non-Pathfinder tests that are considered in the NRV calculation as explained above but are not summarized in this table.

Type of Payor	Stipulated Rate by Buyer per Pathfinder TG Test	Source of Rate
Medicare	$3,038.72	Current Medicare reimbursement rate net of sequestration fee
Medicare Advantage	$2,971.00	Valuation amount used on 12/31/13 audited financial statement based upon internal analysis
Commercial insurance companies including Blue Cross Blue Shield	$1813.00 for initial submission and $500 for all appealed claims	Valuation amounts used on 12/31/13 audited financial statements based upon internal analysis.
Roster (Hospital)	$3,038.72 for non-reserved claims, specific reserves by hospital for those that the Company does not plan to take to collections	Current Medicare reimbursement rate net of sequestration fee

All rates in the table above are agreed to by PDI and Parent as the rates to apply the number of open cases on the closing balance sheet.

EXHIBIT G
Form of Adjusted Working Capital Statement
See attached.

Exhibit G

ESTIMATED ADJUSTED WORKING CAPITAL STATEMENT

Adjusted Working Capital

Estimated Working Capital Amount (See Exhibit A)    $1,572,079.00

LESS:

1.    Unpaid Company Transaction Expenses    $2,290,803.36

2.    Transaction and Incentive Compensation Bonuses    $875,000.00

3.    Square One Payoff    $1,996,744.16

Estimated Adjusted Working Capital Amount    ($3,590,468.52)

Exhibit H

Estimated Working Capital
As of October 31, 2014

Current assets

Total Checking/Savings    415,249

Accts receivable

Third party billings

		Per detailed calculation	5,083,299
		Unbilled charges	44,700
	Interest Receivable		2,641
	Deposits		31,000
	Prepaid Expenses		109,030
Total current assets			5,685,919

Current liabilities (excluding debt to Sq 1)

Accounts Payable - trade    906,408

Credit card Accrued
-

Compensation
Accrued expenses

2,031,360

Gov't Fees Accrued (current)    500,000

Other accrued expenses
Accrued licensing fees

Accrued Loan Fees (not included) Accrued interest
Accrued severance and COBRA (50%)    405,261

Total Capital leases-current portion    63,058

Total Capital leases-long term    3,773

Accrued - taxes Federal    54,976

Accrued - taxes State    104,303

Unearned Revenue    44,700

Total liabilities    4,113,840

Net working capital    $ 1,572,079

Working Capital Principles

For purposes of analyzing the collectability on all outstanding claims, on a monthly basis, the Company segregates the types of payers into the following categories:

1. Medicare
2. Medicare Advantage
3. Commercial insurers
4. Roster (Hospitals billed)
5. Medicaid

Each of these payors is calculated differently in the NRV calculation.

Medicare – The Company is subject to a Contractual Allowance agreement between Medicare and the Company. For all Medicare “PathFinder” tests, RedPath records a Contractual Allowance amount to reduce the NRV of the claim to $3,038.72 which has been agreed to by PDI and Parent. If a claim is denied, however, the Company will appeal the denied claim and will not reduce the NRV of the “PathFinder” Medicare claim through bad debt expense. For all “non-PathFinder” tests performed, if the Contractual Allowance did not reduce the NRV of the claim to 10% of the total claim, then the Company will reduce the claim until the NRV is 10% of the total claim.

Medicare Advantage Insurers -. MA payors are contractually required to pay Medicare reimbursement rates. Therefore, the determination of the Contractual Allowance amount for “PathFinder” tests follows the same methodology as Medicare claims. The NRV reduction methodology is different, however, for these types of insurers. For “PathFinder” tests, the Company reduces the amount of the claim to $2,971 which has been agreed to by PDI and Parent. Partial payments are valued at Medicare reimbursement rates less cash received to date.

For all “non-PathFinder” tests, if the Contractual Allowance did not reduce the NRV of the claim to 25% of the total claim, then RedPath will reduce the claim until the NRV is 25% of the total claim.

Commercial Insurers - For all “non-PathFinder” tests – if the Contractual Allowance entry did not reduce the NRV of the claim to 25% of the total claim, then the Company would reduce the claim until the NRV is
25% of the total claim. Provided below is an example:

CEA/AMYLASE test (non PathFinder) $100
Estimated Contractual Allowance $50
NRV $50
25% of the total claim $25
Amount to write off (Bad Debt Exp.) $25

PathFinder tests are valued at $1,813 which is based on the Company’s latest calculation of average reimbursement from commercial insurance companies for commercial claims that were in AR at 12/31/13 and was used on the 12/31/13 audited financials. The valuation amount of $1,182 has been agreed to by PDI and Parent.

For all “PathFinder” Tests – once the claims are appealed, the Company reduces the NRV based on the stage of the appealed claim:

1st level appeal – NRV would be reduced to $500
2nd level appeal – NRV would be reduced to $500
3rd, 4th, 5th appeal – NRV would be reduced to $500
External appeal – NRV would be reduced to $500

The valuation amount of $500 per appealed commercial claim has been agreed to by PDI and Parent.

Hospitals (Roster) - Hospitals are billed and recorded at the rate set forth in the “Laboratory Service Agreements” located in the Perm File. The standard Pathfinder NRV for hospitals is $3,100.73. No reductions in the NRV are recorded since the Company has contractual agreements with some of the hospitals but, has a history of collectability for all “PathFinder” claims. For all “non-PathFinder” claims, the Company reduces the claim to 50% of total amount billed.

Specific reserves for hospitals are established based upon hospitals who have advised the Company that they don’t intend to pay specific invoices and the Company does not plan to take the hospital to collections as legally the hospital is required to pay per the Federal Register.

Medicaid - Payment from Medicaid is dependent on receiving the required approval necessary in each state. The Company does not have approval in most states and as such reduces all “PathFinder” claims to $100. For all “non-PathFinder” claims, the NRV will be written down to 25% of the total claim.

Summary –

The table below summarizes the agreed upon rates with buyer to value claims in the NRV process as explained above. Note there are several other valuations of non-Pathfinder tests that are considered in the NRV calculation as explained above but are not summarized in this table.

Type of Payor	Stipulated Rate by Buyer per Pathfinder TG Test	Source of Rate
Medicare	$3,038.72	Current Medicare reimbursement rate net of sequestration fee
Medicare Advantage	$2,971.00	Valuation amount used on 12/31/13 audited financial statement based upon internal analysis
Commercial insurance companies including Blue Cross Blue Shield	$1813.00 for initial submission and $500 for all appealed claims	Valuation amounts used on 12/31/13 audited financial statements based upon internal analysis.
Roster (Hospital)	$3,038.72 for non-reserved claims, specific reserves by hospital for those that the Company does not plan to take to collections	Current Medicare reimbursement rate net of sequestration fee

All rates in the table above are agreed to by PDI and Parent as the rates to apply the number of open cases on the closing balance sheet.

EXHIBIT H
Form of Employment Agreement
See attached.

Exhibit H

EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made this _____ day of October 2014, by and between Interpace Diagnostics, LLC (hereinafter together with Interpace Diagnostics Corporation, and PDI, Inc. referred to as the “Company”) and _____________ (hereinafter referred to as “Physician”), collectively referred to as the “Parties.”
RECITALS
WHEREAS RedPath Integrated Pathology, Inc. (“RedPath”) will be merged (the “Transaction”) with and into RedPath Acquisition Sub, Inc., a wholly-owned subsidiary of Interpace Diagnostics, LLC (“Acquisition Sub”);
WHEREAS immediately after the consummation of the Transaction, Acquisition Sub will be the surviving corporation and change its name to Interpace Diagnostics Corporation;
WHEREAS prior to the consummation of the Transaction, Physician was employed by RedPath pursuant to the terms of an Employment Agreement dated ________ (the “________ Agreement”), a copy of which is attached hereto as Exhibit A;
WHEREAS the Parties intend to replace and supercede the ________ Agreement with this Agreement;
WHEREAS following the consummation of the Transaction, the Company wishes to employ Physician as the ________ and Physician wishes to be so employed by the Company; and
WHEREAS the Parties wish to set forth the terms of Physician’s employment and entitlement to any and all Transaction-related, post-Transaction, and/or post-employment payments and benefits;
NOW THEREFORE, in consideration of the above premises, the mutual covenants contained herein, and other good and valuable consideration, the Parties hereto agree as follows:

1.	Employment

The Company will employ Physician and Physician agrees to be employed upon the terms and conditions set forth in this Agreement and the October 20, 2014 Term Sheet which is attached hereto as Exhibit B and incorporated herein.

2.	Position and Duties

Physician shall be employed as the _______ and shall have responsibilities and duties consistent with the operational needs of the Company and as agreed upon by Physician and the Company.

3.	Confidentiality and Restrictive Covenants

Physician understands that a result of his employment by the Company, Physician will be placed in a position of trust and confidence and will be entrusted with confidential patient information,

Exhibit H

as well as the Company’s confidential proprietary information and trade secrets, to enable him to carry out his job functions. Because Physician will be receiving this confidential information, Physician agrees that as a condition of employment, Physician will execute a form of Confidential Information, Non-Disclosure, Non-Competition, Non-Solicitation, and Rights to Intellectual Property Agreement satisfactory to the Company and consistent with the form attached hereto as Exhibit C and will comply at all times with applicable policies and law relative to confidentiality and non-disclosure.

4.	Termination

The Parties acknowledge that Physician’s employment with the Company is “at will” and that Physician’s employment may be terminated by Physician or the Company at any time, for any reason or for no reason. In the event that Physician’s employment is terminated by the Company for any reason other than death, Total Disability, or Cause, as defined by this Agreement, Physician shall be entitled to severance equal to twelve (12) months of base salary to be paid in a lump sum (the “Severance Payment”) and to health benefits continuation for twelve (12) months or reimbursement for COBRA payments for that period, whichever the Company deems appropriate at the time. In the event that Physician’s employment is terminated by the Company on account of death, Total Disability, or Cause, Physician shall not be entitled to any severance payment or benefit continuation, other than as required by law in effect at such time.

5.	Resignation Following Change in Control

In the event that Physician resigns his employment with the Company upon written notice on account of and within three (3) months of a Change in Control as defined by this Agreement, Physician shall be entitled to the Severance Payment and to health benefits continuation for twelve (12) months or reimbursement for COBRA payments for that period, whichever the Company deems appropriate at the time. In the event that Physician resigns for any other reason, Physician shall not be not be entitled to any severance payment or benefit continuation, other than as required by law in effect at such time.

6.	Severance Conditioned Upon Release

Notwithstanding any provision herein to the contrary, continuation of health benefits and the Severance Payment provided for in Sections 4 or 5 of this Agreement are subject to and contingent upon Physician’s execution of a Severance Agreement and General Release acceptable to the Company, which becomes effective within 60 days following the Termination Date.  In addition to a release of all claims, such Severance Agreement and General Release may include Confidentiality, Non-Disparagement, No-Reapply, and/or other appropriate terms. The Severance Payment will be made once the Severance Agreement and General Release becomes effective.  Notwithstanding the foregoing, if the 60 day period following Physician’s termination ends in a calendar year after the year in which Physician’s employment terminates, the Severance Payment shall be made no earlier than the first day of such later calendar year.

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7.	Limitation of Payments

If any payment or benefit due under this Agreement, together with all other payments and benefits Physician receives or is entitled to receive from the Company or any of its Affiliates, would (if paid or provided) constitute an excess parachute payment (within the meaning of Section 280G(b)(1) of the Code), the amounts otherwise payable and benefits otherwise due under this Agreement will be limited to be minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code. The determination of whether any payment or benefit would (if paid or provided) constitute an excess parachute payment will be made by the Board, in its sole discretion. Any such reduction in the preceding sentence shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (ii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced. Notwithstanding the foregoing, the Company shall use commercially reasonable efforts to bring the issue to a shareholder vote in accordance with Section 280G(b)(5) of the Code and the Treasury Regulations thereunder.

8.	Section 409A Compliance
The following rules shall apply, to the extent necessary, with respect to distribution of the payments and benefits, if any, to be provided to Physician under this Agreement. This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company.  Subject to the provisions in this Section, the severance payments pursuant to this Agreement shall begin only upon the date of Physician’s “separation from service” which occurs on or after the date of Physician’s termination of employment.   It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A.  If, as of the date of Physician’s “separation from service” from the Company, Physician is a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments (including any lump sum payments) and benefits due under this Agreement, that would not otherwise be exempt from Section 409A (either pursuant to a short-term deferral exception, the exception for separation pay upon an involuntary separation from service or otherwise), above and that would, absent this subsection, be paid within the six-month period following Physician’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Physician’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Physician’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein.
All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable,

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the requirements that (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iii) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.  Notwithstanding anything herein to the contrary, the Company shall have no liability to Physician or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

9.	Definitions
For purposes of this Agreement, “Cause” shall be defined as (1) material or willful failure to perform duties reasonably expected and/or requested of Physician if such material or willful failure continues for more than thirty (30) days after notice of such material or willful failure to perform; (2) conviction of (including the entry of a nolo contendere plea, guilty plea to, or confession of guilt of) a felony; (3) commission of a fraudulent, illegal, or dishonest act in commission of his duties or otherwise with respect to the Company; (4) willful misconduct or gross negligence; (5) material violation of the Company’s policies or procedures; and/or (6) material violation of any Confidential Information, Non-Disclosure, Non-Competition, Non-Solicitation, and Rights to Intellectual Property Agreement between Physician and the Company; (7) a material breach of any of the terms or conditions of this Agreement not cured within thirty (30) days written notice from the Company to Physician specifying such breach; (8) the failure to adhere to moral and ethical business principles consistent with the Company's Code of Business Conduct and Guidelines on Corporate Governance as in effect from time to time; or (9) engaging in an act or series of acts constituting misconduct resulting in a misstatement of the Company's financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of the Sarbanes-Oxley Act of 2002.

For purposes of this Agreement, “Total Disability” shall mean Physician’s substantial inability to perform his duties, with or without reasonable accommodation, due to physical or mental disablement which continues in excess of three (3) months as determined by an independent qualified physician of an appropriate specialty acceptable to the Company and Physician, or in the event the Company and Physician are unable to agree, a three (3) member panel of physicians of an appropriate specialty, one of whom shall be selected by the Company, one of whom shall be selected by Physician, and one (1) of whom shall be selected by the other two (2) panel physicians.

For purposes of this Agreement, “Change of Control” shall mean (i) any merger by the Company into another corporation or corporations which results in the stockholders of the Company immediately prior to such transaction owning less than 51% of the surviving corporation; (ii) any acquisition (by purchase, lease or otherwise) of all or substantially all of the assets of the Company by any person, corporation or other entity or group thereof acting jointly; (iii) the acquisition of beneficial ownership of voting securities of the Company (defined as common stock of the Company or any securities having voting rights that the Company may issue in the

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future) or rights to acquire voting securities of the Company (defined as including, without limitation, securities that are convertible into voting securities of the Company (as defined above) and rights, options, warrants and other agreements oral agreements to acquire such voting securities) by any person, corporation or other entity or group thereof acting jointly, in such amount or amounts as would permit such person, corporation or other entity or group thereof acting jointly to elect a majority of the members of the Board, as then constituted; or (iv) the acquisition of beneficial ownership, directly or indirectly, of voting securities and rights to acquire voting securities having voting power equal to 51% or more of the combined voting power of the Company's then outstanding voting securities by any person, corporation or other 368(a)(l)(F) of the Code, or a transaction of similar effect, shall not constitute a Change entity or group thereof acting jointly. Notwithstanding the preceding sentence, any transaction that involves a mere change in identity form or place of organization shall not constitute a Change in Control for purposes of this Agreement. The Transaction does not constitute a Change of Control for purposes of this Agreement.

10.	Entire Agreement/Modification
This Agreement contains the entire agreement of the Parties and supersedes any and all prior agreements and understandings between or among the Parties and/or RedPath, including but not limited to the ________ Agreement.

11.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

12.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one Agreement.

13.	Representation

The Parties acknowledge that they have read and fully understand the contents of this Agreement and execute it knowingly and voluntarily after having had an opportunity to consult with legal counsel as they deem appropriate.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as specified above.

Date of Signature:                    PHYSICIAN

________________________            _______________________

Date:                            WITNESS:

___________________________            _______________________

Name

Date of Signature:                    INTERPACE DIAGNOSTICS, LLC

________________________        By:    ________________________
Name:
Title:

Date:                            ATTEST:

_________________________________        ___________________________
Name:
Title:     Corporate Secretary
Interpace Diagnostics, LLC

Exhibit H

EXHIBIT I
Form of Restrictive Covenant Agreement
See attached.

Exhibit I

CONFIDENTIAL INFORMATION, NON-DISCLOSURE, NON-COMPETITION, NON-SOLICITATION AND RIGHTS TO INTELLECTUAL PROPERTY AGREEMENT
THIS CONFIDENTIAL INFORMATION, NON-DISCLOSURE, NON-COMPETITION, NON-SOLICITATION and RIGHTS TO INTELLECTUAL PROPERTY AGREEMENT (hereinafter this “Agreement”), is made as of October ___, 2014, by and between _______________, who currently resides at                                      (“Physician”) and Interpace Diagnostics, LLC (hereinafter together with Interpace Diagnostics Corporation, RedPath Integrated Pathology, Inc., and PDI, Inc. referred to as “Employer”), having its principal place of business at Morris Corporate Center 1-Building A/B, 300 Interpace Parkway, Parsippany, New Jersey 07054 (collectively the “Parties”).

WHEREAS, RedPath Integrated Pathology, Inc. (“RedPath”) will be merged (the “Transaction”) with and into RedPath Acquisition Sub, Inc., a wholly-owned subsidiary of Interpace Diagnostics, LLC (“Acquisition Sub”);

WHEREAS, immediately after the consummation of the Transaction, Acquisition Sub will be the surviving corporation and change its name to Interpace Diagnostics Corporation;

WHEREAS, prior to the consummation of the Transaction, Physician has been employed as a Pathologist of RedPath, and in such capacity, acquired an intimate knowledge of the business and affairs of RedPath, its policies, methods, personnel and operations, which Employer will succeed to as a result of the Transaction;

WHEREAS, Employer is about to employ Physician in a position of trust and confidence to aid Employer in its Business (as hereinafter defined) pursuant to the Employment Agreement executed by Physician on October 31, 2014 (the “Employment Agreement”), a copy of which is attached hereto as Exhibit A;

WHEREAS, Employer desires to receive from Physician a covenant not to disclose certain information relating to Employer’s Business and certain other covenants; and

WHEREAS, as a material inducement to Employer to enter into the Employment Agreement (Exhibit A) and to accordingly employ Physician and pay Physician salary and other remuneration and benefits during his employment, Physician has agreed to such covenant; and

WHEREAS, Employer and Physician desire to set forth, in writing, the terms and conditions of their agreements and understandings with respect to such covenants.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound, agree as follows:

1.Business.    For purposes of this Agreement, the business of RedPath to which Employer succeeds consists of (i) developing diagnostic testing technology or (ii) providing one or more of microscopic or genetic analysis, diagnostic testing, or associated laboratory services to resolve challenging diagnostic dilemmas or delivering actionable diagnostic information to physicians, each of (i) and (ii) as for gastrointestinal oncology or endocrine oncology (the “Business”). The Business is highly competitive and specialized involving highly sensitive information.
2.Employer.    As used herein, the term “Employer” shall mean RedPath Integrated Pathology, Inc.; Interpace Diagnostics, LLC; Interpace Diagnostics Corporation; PDI, Inc.; and any and all related or affiliated entities, including, but not limited to any other business entity which is a subsidiary or parent of the above-listed entities and/or which is an affiliate of one or more of the above-listed entities by virtue of common (although not identical) ownership and for which Physician is providing services in any form during his employment with Employer.
3.Notice.        Any notice required to, or permitted to, be given hereunder shall be sufficient if in writing (a) delivered personally, (b) sent by first class certified mail, return receipt requested, postage and fees prepaid, or (c) sent by prepaid overnight delivery service, to the parties at the following addresses (or at such other addresses as shall be specified by the parties in a like notice):
If to Employer:        Interpace Diagnostics, LLC
Morris Corporate Center I
Building A/B
300 Interpace Parkway
Parsippany, New Jersey 07054
Attn.:

If to Physician:        Christina M. Narick, M.D.
_____________________
_____________________
4.Confidential Information, Non-Disclosure.    Physician understands and recognizes that his position with Employer, and in his prior employment with RedPath, he was and will be afforded substantial access to Confidential Information (as that term is defined below) the unauthorized use, disclosure and/or publication of which would cause Employer to suffer substantial damage to and interfere with the current or contemplated Business of Employer and cause irreparable injury to Employer. Physician further understands and recognizes, therefore, that it is in Employer’s legitimate business interest to restrict Physician’s use of Confidential Information for any purposes other than the discharge of Physician’s duties at Employer in furtherance of the Business, and to limit any potential appropriation of Confidential Information by Physician for the benefit of Employer’s competitors and to the detriment of Employer. Accordingly, Physician agrees as follows:
a.During and after Physician’s employment with Employer, Physician will not, without the prior written consent of Employer, or as may otherwise be required by law or legal process, communicate or disclose to any other person or company, or use for Physician’s own personal benefit, except as may be necessary in the performance of Physician’s duties as an employee of Employer, any Confidential Information disclosed to him or of which Physician became aware or developed or was given access as a result of his employment with RedPath or becomes aware or develops or is given access to by reason of Physician’s employment or association with Employer.

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b.The term “Confidential Information” means any and all data and information relating to Employer and/or its Business that is not known to the public (whether or not it constitutes a trade secret) or data and information received by Employer from third parties including, but not limited to, customers, clients, patients and business partners in confidence (or subject to a Non-Disclosure covenant), which is, or has been, disclosed to Physician or of which Physician became or becomes aware as a consequence of his employment relationship with Employer, including his prior employment by RedPath, and which has value to Employer and is not generally known by Employer’s competitors including, but not limited to, information concerning Employer’s business, and information of third parties, which Employer is required to maintain as confidential. Confidential Information shall not include any data or information that has been disclosed voluntarily to the public by Employer (except when such public disclosure has been made by Physician or some other person without authorization from Employer), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful and legitimate means.

Physician hereby expressly agrees that Confidential Information is the exclusive property of Employer, to be held by Physician in trust and solely for Employer’s benefit and shall not be used by Physician or disclosed by Physician to others, either during or after Physician’s employment without Employer’s advance written consent or except where required for Physician to properly perform Physician’s job duties for Employer. This promise is binding on Physician regardless of the reason(s) for the termination of Physician’s employment. Physician further agrees to comply with all rules, policies and procedures established by Employer from time-to-time, which are designed to protect and ensure the continued confidentiality of the Confidential Information.

c.Physician understands and agrees that upon termination of Physician’s employment with Employer, Physician will not take with him, or retain, without written authorization from Employer, any documents, files or other property of Employer, and Physician will promptly return to Employer any such documents, files or property in his possession or control, including all copies, extracts, reproductions or notes, as may have been made by or on behalf of Physician. If Physician has stored Confidential Information on any personal desktop or laptop devices, Personal Digital Assistants (“PDAs”), mobile/smart phones, external hard drives, “flash” or similar USB storages devices, Fire Wire storage devices, digital music players, digital tapes, floppy diskettes, CDs, DVDs, memory cards, zip diskettes, as well as maintained in personal e-mail accounts (including web based e-mail accounts such as Hotmail, Gmail, Yahoo, etc.) and other electronic or online communications applications, such as text messaging, social media networks (i.e. Facebook, Linked In, My Space, etc.), chat rooms and similar environments and all other media, which can be utilized to store or transmit electronic data and communications (regardless of whether the media utilized is owned by Employer, Physician or a third party, or where the media is located) then Physician must make those devices available to Employer or provide access to those accounts or communications in order to enable Employer to search for such Confidential Information and to remove and/or make complete copies of the media/communications and all information stored to the extent permitted by law or to the extent not permitted by law to otherwise arrange for the return and/or removal of such Confidential Information to Employer, as appropriate.

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Physician acknowledges and agrees that this list is not comprehensive and includes technological advancements in methods, devices and locations for storing and communicating data that could include Confidential Information covered by this provision. For this purpose, Physician agrees that he has no expectation of privacy with respect to the various media and communications referred to above except to the extent otherwise provided by law.

In connection with this Confidentiality Agreement, Physician recognizes that all documents, files and property, which Physician has received from RedPath and/or will receive from Employer, including, but not limited to, handbooks, memoranda, policy manuals, product specifications and other materials, with the exception of documents relating to benefits to which Physician might be entitled to, following the termination of his employment with Employer, are for the exclusive use of Employer and employees discharging their responsibilities on behalf of Employer, and that Physician has no claim or right to the continued use, possession or custody of such material following the termination of his employment with Employer.

If Physician becomes legally compelled (by deposition, Interrogatory, request for documents, Subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Physician shall provide Employer with prompt written notice of such requirement so Employer may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Paragraph 4 of this Confidentiality Agreement. If such protective order or other remedy is not obtained, or Employer waives compliance with the provisions of this Paragraph 4, Physician agrees to furnish only that portion of the Confidential Information, which he is advised by written opinion of legal counsel is legally required and to exercise best efforts to obtain assurances that confidential treatment will be accorded such Confidential Information.

5.Non-Solicitation.    Except as otherwise approved in writing by Employer, Physician agrees that Physician will not, directly or indirectly, with or through any family member, or former directors, officers or employees of Employer, or acting alone or as a member of a partnership or limited liability company or as an officer, holder of or investor in as much as five (5%) percent of any security of any class, director, employee, consultant or representative of any corporation or other business entity (i) at any time during Physician’s employment with Employer, and for a period of one (1) year following cessation of Physician’s employment with Employer for any reason, interfere with, or seek to interfere with the relationship or otherwise alter, limit or terminate such relationship between Employer and the following: (a) any employee of Employer or any person who was employed by Employer at any time within one (1) year prior to the cessation of Physician’s employment with Employer, which prohibited interference includes inducing or attempting to induce any person to leave employment with Employer or hiring any such person; (b) any of the customers or clients of Employer then existing or existing at any time within one (1) year prior to the cessation of Physician’s employment with Employer with which Physician personally had contact or access to Confidential Information about, or (c) any of the suppliers or licensees of Employer, then existing or existing at any time within one (1) year prior to cessation of Physician’s employment with Employer.
6.Non-Competition.    It is recognized and understood by the parties hereto that Physician, through Physician’s association with Employer as an Physician, shall acquire a considerable amount of knowledge and goodwill with respect to the Business of Employer, as well as access to Employer’s clients and customers, which knowledge, goodwill and relationships are extremely valuable to Employer and which would be extremely detrimental to Employer if used

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by Physician to compete with Employer. It is therefore understood and agreed to by the parties hereto that because of the nature of the Business of Employer, it is necessary to afford fair protection to Employer from competition by Physician. Consequently, as a material inducement to employ Physician, Physician covenants and agrees that he will not, directly or indirectly, with or through any family member, or former director, officer or employee of Employer, or acting alone or as a member of a partnership or limited liability company, or as an officer of or investor in as much as five (5%) percent of any security of any class, director, employee, consultant or representative of any corporation or other business entity at any time while employed by Employer, and for a period of one (1) year following cessation of Physician’s employment with Employer for any reason, own, manage operate, control, consult with, or be employed by or with any person, firm, partnership, association, corporation or other business entity which competes with Employer or performs services which are substantially similar to Employer’s Business in the United States of America. Provided however, Physician shall not be in violation of this covenant if she accepts a position (X) as an employee of said competitor so long as her position does not involve research or management in the field or area of gastrointestinal molecular biology, or additional specialties if her duties evolve or (Y) as a practicing pathologist at any healthcare facility, provided further, in either such case, Physician complies with the other restrictions herein.
7.Rights to Intellectual Property.    All inventions, improvements, modifications, ideas, styles, trade names and the like, whether or not reduced to writing or stored electronically or otherwise and whether or not protectable by patent, trademark, copyright or other intellectual property law, which relate or are susceptible for use directly or indirectly in Employer’s Business that are originated in whole, or in part, by Physician (alone or jointly with others) during his term of employment with Employer, irrespective of whether they were conceived, developed, suggested or perfected (i) during Physician’s regular working hours, (ii) with the use of Employer’s time, materials or facilities or (iii) within one (1) year following the termination of Physician’s employment with Employer or otherwise attributable to Physician’s employment with Employer shall become and remain the exclusive property of Employer. If any one or more of the aforementioned are deemed in any way to fall within the definition of “work made for hire,” as such term is defined in 17 U.S.C. §101, such work shall be considered a “work made for hire,” the copyright of which shall be owned solely by, or assigned or transferred completely and exclusively to Employer. At the request and expense of Employer, Physician shall cooperate with Employer, in applying for, prosecuting, and obtaining patent, trademark, service mark, trade name and copyright registrations in the name of Employer.
Physician shall promptly disclose, grant and assign ownership to Employer, for its sole use and benefit any and all inventions, improvements, information and copyrights (whether patentable or not), which he may develop, acquire, conceive or reduce to practice, while employed by Employer (whether or not during usual working hours) together with all patent applications, letters, patent, copyrights and reissues thereof, that may at any time be granted for or upon any such invention, improvement or information; provided, however, that Physician shall own any invention, which Physician can demonstrate has no relationship to the Business, and which was neither conceived, nor made by use of any of the time, facilities or materials of Employer. In connection therewith:
a.Physician shall without charge, but at the expense of Employer, promptly at all times thereafter execute and deliver such applications, assignments, descriptions and other instruments, as may be reasonably necessary or proper in the opinion of Employer to vest title to any such inventions, improvements, technical information, patent applications, patents, copyrights or reissues thereof in Employer, and to enable it to obtain and maintain the entire right and title thereto through the word; and

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b.Physician shall render to Employer at its expense (including reimbursement to Physician of reasonable out-of-pocket expenses incurred by Physician and a reasonable payment for Physician’s time involved in case he is not then in its employ) all such assistance as it may require in the prosecution of applications for said patents, copyright or reissues thereof, in the prosecution, or defense of interferences, which may be declared involving any said applications, patents or copyrights and in any litigation in which Employer may be involved relating to any such patents, inventions, improvements or technical improvements.

In the event that Employer is unable to, after reasonable effort, secure Physician’s signature on any document(s) needed to apply for or secure any copyright or patent, for any reason whatsoever, Physician hereby designates Employer, and its duly authorized officers and agents, as Physician’s agent and attorney-in-fact to execute and file any such application(s), and to perform all other legally permitted acts to further the prosecution and issuance of copyrights and patents, or similar protection thereon, which shall have the same legal form and effect as if executed by Physician.

Physician hereby represents and warrants that Physician has fully described to Employer on Schedule A appended hereto any idea, invention, product, improvement, computer software program or other equipment or technology related to the Business of Employer (“Inventions”), not covered in this Paragraph 7, which prior to his employment with Employer, Physician conceived of or developed, wholly or in part, and in which Physician has any right, title or proprietary interest, and whether directly related to Employer’s Business, but which has not been published or filed with the United States Patent or Copyright offices or assigned or transferred to Employer. If there is no such Schedule A, Physician represents that Physician has made no such Inventions at the time of signing this Agreement or Physician hereby assigns such Inventions to Employer.

With respect to this Paragraph 7, it is agreed and acknowledged that during Physician’s employment, Employer may enter other lines of business, which are related or unrelated to its Business, in which case this Agreement would be expanded to cover such new lines of business.

In the event that Employer gives written notice to Physician that Employer elects not to apply for a patent in a jurisdiction for an item above, which is patentable then Physician may, at his own cost and expense, apply for a patent therefor in his own name in such jurisdiction.

8.Reasonableness of Restrictions.
a.Physician has carefully read and considered the provisions of Paragraphs 4 through 7 hereof, and having done so agrees that the restrictions set forth therein are fair and reasonable and are reasonably required for the protection of the interests of Employer, its stockholders, directors, officers, employees, and successors and assigns and that Employer would not have entered into the Employment Agreement (Exhibit A) in the absence of agreement to such restrictions and that any violation of any provisions of Paragraphs 4 through 7 will result in irreparable injury to Employer. Physician further represents and acknowledges that (i) Physician has been advised by Employer to consult his counsel prior to execution and delivery of this

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Agreement, and (ii) that Physician has had full opportunity, prior to execution and delivery of this Agreement, to review thoroughly this Agreement with his counsel.

Physician further understands and agrees that Employer shall be entitled to preliminary and permanent injunctive relief, as well as an equitable accounting of all earnings, profits and other benefit, arising from any violation of Paragraphs 4 through 7, which rights shall be cumulative, and in addition to any other rights or remedies to which Employer may be entitled hereunder or now or hereafter existing in law or equity. No delay or omission by a party hereto in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof.

b.To the extent any portion of any provision of this Agreement is held to be invalid or unenforceable, the language shall be construed by limiting and/or reducing it so as to be enforceable to the extent compatible with applicable law. All remaining provisions and/or portions thereof shall remain in full force and effect.

9.Binding Effect.    This Agreement shall be binding upon and inure to the benefit of and be enforceable by, Employer and its successors and assigns, and shall be binding upon and inure to the benefit of and be enforceable by Physician and his estate, heirs, administrators and legal representatives. This Agreement is not assignable by Physician but is assignable by Employer to any successor to all, or substantially all, of its Business, assets or other reorganization to which it may become a party, provided that, such assignee assumes all of the obligations of Employer hereunder.
10.Entire Agreement and Amendment.    This Agreement, together with the Employment Agreement (Exhibit A) and any restrictions and limitations set forth and incorporated therein, constitute the entire agreement between Employer and Physician with respect to the restrictive covenants set forth in Paragraphs 4 through 7 of this Agreement and together supercede all prior agreements, written or oral with respect thereto. This Agreement cannot be changed or modified, except upon written amendment executed by Physician and executed on Employer’s behalf by a duly authorized officer.
Nothing in this Agreement shall be construed as changing or modifying the “at will” nature of Physician’s employment with Employer as set forth in the Employment Agreement (Exhibit A).

11.Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to its conflicts of law provisions.
12.Usage.        All pronouns and any variations thereof referred to in the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in the Agreement in their singular or plural forms have correlative meanings when used herein in their singular or plural forms, respectively. Unless otherwise expressly provided the words “include” “includes” and “including” do not limit the preceding words or terms and shall be deemed followed by the words “without limitation”.
13.Headings.    The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

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14.Counterparts.    This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts, together shall constitute one, and the same, instrument. Each counterpart may consist of a member of copies hereof each signed by less than all, but together signed by all of the parties hereto.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Interpace Diagnostics, LLC
By:
Name:
Title:
Physician
By:
Name:

EXHIBIT J
Form of Subordinated Note
See attached.

Exhibit J

EXHIBIT K
Form of Guaranty Agreement
See attached.

Exhibit K

EXHIBIT L
Form of Security Documents
See attached.

Exhibit L